As filed with the Securities and Exchange Commission on November 1, 2019

Registration No. 333-213435
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Commission File Number: 000-30262

KNOW LABS, INC.

(Exact name of registrant as specified in charter)

Nevada	90-0273142
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3920
(Primary Standard Industrial Classification Number)

500 Union Street, Suite 810, Seattle, Washington USA	98101
(Address of principal executive offices)	(Zip Code)

206-903-1351
(Registrant's telephone number, including area code)

N/A
(Former name, address, and fiscal year, if changed since last report)

Ronald P. Erickson, Chairman of the Board
Know Labs, Inc.
500 Union Street, Suite 810
Seattle, WA 98101
206-903-1351
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Lawrence W. Horwitz, Esq.
Jessica Lockett, Esq.
Horwitz + Armstrong, A Professional Law Corporation
14 Orchard, Suite 200
Lake Forest, California 92630
(949) 540-6540

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    o

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    o

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    o

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒
Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, underlying the Principal of 8% Unsubordinated Convertible Notes (3)	4,242,515	$ 1.53	$ 6,491,048	$ 786.72
Common Stock, $0.001 par value per share, underlying the Interest of 8% Unsubordinated Convertible Notes (3)	339,401	1.53	519,284	62.94
Common Stock, $0.001 par value per share, issuable upon exercise of Investor Warrants (3)	2,121,258	1.53	3,245,525	393.36
Common Stock, $0.001 par value per share, issuable upon exercise of Placement Agent Private Placement Offering Warrants (5)	542,102	1.53	829,416	100.53
Common Stock, $0.001 par value per share, underlying conversion of 1,016,004 outstanding shares of Series D Preferred Stock offered by Selling Stockholder (3)	3,108,356	1.53	4,755,785	576.40
Common Stock, $0.001 par value share, issuable upon exercise of Series F Preferred Warrants (3)	3,984,000	1.53	6,095,520	738.78
Total	14,337,632	$ 1.53	$ 21,936,577	$ 2,658.71

(1)
In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated in accordance with Rule 457(c) of the Securities Act, solely for the purposes of calculating the registration fee based upon the average of the high and low prices as reported on the Over the Counter Bulletin Board ("OTCBB") as of May 29, 2019.

(3)
This Registration Statement covers the resale by our selling shareholders (the "Selling Shareholders") of:

(i)
up to 4,242,515 shares of common stock underlying the conversion of principal amount of registrants 8% Unsubordinated Convertible Notes (“Principal Shares”)

(ii)
up to 339,402 shares of common stock issuable by the registrant upon the conversion of interest accrued under the 8% Unsubordinated Convertible Notes (“Interest Shares”) (The Principal Shares and Interest Shares are referred to collectively as the “Shares”).

(iii)
up to 2,121,258 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with 8% Unsubordinated Convertible Notes offering that closed in a series of closings between February 15, 2019 and May 28, 2019.

(v)
up to 3,108,356 shares of common stock underlying the outstanding Series D Convertible Preferred Stock which is convertible at any time at an initial conversion price of $0.25 per share of our common stock subject to adjustment for certain events (“Series D Shares”). There are currently 3,108,356 common shares estimated to underlying the 1,016,004 issued and outstanding Series D Shares.

(vi)
up to 3,984,000 shares of common stock issuable upon conversion of outstanding Series F Warrants at an exercise price of $0.25 per share that were previously issued to one of the Selling Shareholders in connection with Preferred Stock and Warrant Purchase Agreement dated November 10, 2016 (“Series F Warrant Shares”).

(4)
We are registering 542,102 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”) which provides that the Placement Agent shall receive that certain number of warrants to purchase the common stock of the Company equal to the number of warrants issued under the 8% Unsubordinated Convertible Note Offering (the “Offering”). In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the provisions of the agreements require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated November 1, 2019

Know Labs, Inc.

500 Union Street, Suite 810
Seattle, WA 98101
206-903-1351

PRELIMINARY PROSPECTUS

This prospectus covers the resale by the Selling Stockholders (the “Selling Stockholders”):

(i)
up to 4,242,515 shares of common stock underlying the principal, and up to 339,401 shares underlying the interest accrued, of registrants 8% Unsubordinated Convertible Notes (the “Notes”), which have a conversion price that is the lesser of $1.00 per share or a twenty five percent (25%) discount to the price per share paid by investors a future Qualified Financing (the “Shares”)
(ii)
up to 2,121,258 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed in a series of closings between February 15, 2019 and May 28, 2019.
(iii)
542,102 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”) which provides that the Placement Agent shall receive that certain number of warrants to purchase the common stock of the Company equal to the number of warrants issued under the 8% Unsubordinated Convertible Note Offering (the “Offering”).
(iv)
up to 3,108,356 shares of common stock underlying the outstanding Series D Convertible Preferred Stock which is convertible at any time at an initial conversion price of $0.25 per share of our common stock subject to adjustment for certain events (“Series D Shares”). There are currently 3,108,356 common shares estimated to underlying the 1,016,004 issued and outstanding Series D Shares.
(v)
up to 3,984,000  shares of common stock issuable upon conversion of outstanding Series F Warrants at an exercise price of $0.25 per share, subject to certain adjustments, that were previously issued to one of the Selling Shareholders in connection with Preferred Stock and Warrant Purchase Agreement dated November 10, 2016 (“Series F Warrant Shares”).

The common stock covered by this prospectus may be offered for resale from time to time by the Selling Stockholders identified in this prospectus in accordance with the terms described in the section entitled “Plan of Distribution.”

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders. Upon exercise of the Investor Warrants and Placement Agent Warrants, however, we will receive up to $1.20 per share, and Upon exercise of the Series F Warrants, however, we will receive up to $0.25 per share or such lower price as may result from the anti-dilution protection features of such warrants. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes.

The Selling Stockholders may sell common stock from time to time at prices established on the Over the Counter Bulletin Board ("OTCBB") or as negotiated in private transactions, or as otherwise described under the heading "Plan of Distribution." The common stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the Selling Stockholders. The Selling Stockholders may engage brokers, dealers or agents who may receive commissions or discounts from the Selling Stockholders. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our common stock registered hereunder.

Our common stock is quoted on the OTCQB Marketplace, operated by OTC Markets Group, under the symbol "KNWN". On May 29, 2019, the last reported sale price for our common stock on the OTCQB Marketplace was $1.52 per share.

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in the Company’s name from Visualant Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 15 IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, AS WELL AS THE INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU INVEST.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

The date of this prospectus is November 1, 2019

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the Securities and Exchange Commission, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus or any free writing prospectus we may provide to you in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus outside of the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors". These and other factors could cause our future performance to differ materially from our assumptions and estimates. See "Special Note Regarding Forward-Looking Statements".

Our trademarks ChromaID™ and Bio-RFID™ are used throughout this prospectus. This prospectus also includes trademarks, trade names and service marks that are the property of other organizations. Solely for convenience, trademarks and trade names referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and trade names.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the "Risk Factors" section of this prospectus and our financial statements and the related notes appearing at the end of this prospectus, before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to "we," "us," "our," "our company," “Know Labs, Inc.” and "Know Labs" refer to Know Labs, Inc. and our wholly-owned subsidiaries TransTech Systems, Inc and RAAI Lighting, Inc., unless the context otherwise requires.

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in our name from Visualant Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

BACKGROUND AND CAPITAL STRUCTURE

Know Labs, Inc., formerly Visualant, Incorporated, was incorporated under the laws of the State of Nevada in 1998. Since 2007, we have been focused primarily on research and development of proprietary technologies which can be used to authenticate and diagnose a wide variety of organic and non-organic substances and materials. Our Common Stock trades on the OTCQB Exchange under the symbol “KNWN.”

BUSINESS

We are focused on the development, marketing and sales of a proprietary technologies which are capable of uniquely authenticating or diagnosing almost any substance or material using electromagnetic energy to create, record and detect the unique “signature” of the substance. We call these our “ChromaID™” and “Bio-RFID™” technologies.

Overview

Historically, the Company focused on the development of our proprietary ChromaID technology. Using light from low-cost LEDs (light emitting diodes) we map the color of substances, fluids and materials and with our proprietary processes we can authenticate, identify and diagnose based upon the color that is present. The color is both visible to us as humans but also outside of the humanly visible color spectrum in the near infra-red and near ultra-violet and beyond. Our ChromaID scanner sees what we like to call “Nature’s Color Fingerprint.” Everything in nature has a unique color identifier and with ChromaID we can see it, and identify, authenticate and diagnose based upon the color that is present. Our ChromaID scanner is capable of uniquely identifying and authenticating almost any substance or liquid using light to create, record and detect its unique color signature. We will continue to develop and enhance our ChromaID technology and extend its capacity. More recently, we have focused upon extensions and new inventions that are derived from and extend beyond our ChromaID technology. We call this technology Bio-RFID. The rapid advances made with our Bio-RFID technology in our laboratory have caused us to move quickly in to the commercialization phase of our Company as we work to create revenue generating products for the marketplace. Today, the primary focus of the Company is on its Bio-RFID technology and its commercializaiton. The Company may continue to develop and enhance its ChromaID technology and extend its capacity as time and resources permit. The Company will also, as resources permit, pursue licensing opportunities with third parties who have ready applications for our ChromaID and Bio-RFID.

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business. TransTech is a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary have been diminishing as vendors of their products increasingly move to the Internet and direct sales to their customers. While it does provide our current revenues it is not central to our current focus as a Company. Moreover, we have written down any goodwill associated with its historic acquisition. We continue to closely monitor this subsidiary. We expect it to wind down completely prior to the end of our current fiscal year.

The Know Labs Technology

We have internally and under contract with third parties developed proprietary platform technologies to uniquely authenticate or diagnose almost any material and substance. Our technology utilizes electromagnetic energy along the electromagnetic spectrum to perform analytics which allow the user to identify, authenticate and diagnose depending upon the unique application and field of use. The Company’s proprietary platform technologies are called ChromaID and Bio-RFID.

The ChromaID patented technology utilizes light at the photon (elementary particle of light) level through a series of emitters and detectors to generate a unique signature or “fingerprint” from a scan of almost any solid, liquid or gaseous material. This signature of reflected or transmitted light is digitized, creating a unique ChromaID signature. Each ChromaID signature is comprised of from hundreds to thousands of specific data points.

The ChromaID technology looks beyond visible light frequencies to areas of near infra-red and ultraviolet light and beyond that are outside the humanly visible light spectrum. The data obtained allows us to create a very specific and unique ChromaID signature of the substance for a myriad of authentication, verification and diagnostic applications.

Traditional light-based identification technology, called spectrophotometry, has relied upon a complex system of prisms, mirrors and visible light. Spectrophotometers typically have a higher cost and utilize a form factor (shape and size) more suited to a laboratory setting and require trained laboratory personnel to interpret the information. The ChromaID technology uses lower cost LEDs and photodiodes and specific electromagnetic frequencies resulting in a more accurate, portable and easy-to-use solution for a wide variety of applications. The ChromaID technology not only has significant cost advantages as compared to spectrophotometry, it is also completely flexible is size, shape and configuration. The ChromaID scan head can range in size from endoscopic to a scale that could be the size of a large ceiling-mounted florescent light fixture.

In normal operation, a ChromaID master or reference scan is generated and stored in a database. We call this the ChromaID Reference Library. The scan head can then scan similar materials to identify, authenticate or diagnose them by comparing the new ChromaID digital signature scan to that of the original or reference ChromaID signature or scan result. Over time, we believe the ChromaID Reference Libraries can become a significant asset of the Company, providing valuable information in numerous fields of use. The Reference Libraries for our newly developed Bio-RFID will have a similar promise regarding their utility and value.

The Company’s latest technology platform is called Bio-RFID. Working in our lab over the past two years, we have developed extensions and new inventions derived in part from our ChromaID technology which we refer to as Bio-RFID technology. We are rapidly advancing the development of this technology. We have announced over the past several months that we have successfully been able to non-invasively ascertain blood glucose levels in humans. We are building the internal and external development team necessary to commercialize this newly discovered technology as well as make additional patent filings covering the intellectual property created with these new inventions. The first applications of our Bio-RFID technology will be in a product we call the UBAND™. The first UBAND product will be marketed as a Continuous Glucose Monitor. It is a wearable product which will be worn on the wrist and communicate with a smart phone device via Bluetooth connectivity. It will provide the user with real time information on their blood glucose levels. This product will require US Food and Drug Administraton approval prior to its introduction to the market.

We have also announced the results of laboratory-based comparison testing between our Bio-RFID technology and the leading continuous glucose monitors from Abbott Labs (Freestyle Libre®) and DexCom (G5®). These results provide evidence of a high degree of correlation between our Bio-RFID based technology and the current industry leaders and their continuous glucose monitors. Our technology is fundamentally differentiated from these industry leaders as our UBAND continuous glucose monitor is completely non-invasive.

We expect to begin the process of obtaining US Food and Drug Administration (FDA) approval of our non-invasive continuous blood glucose monitoring device during calendar year 2019. To guide us in that undertaking we have announced the hiring of a Chief Medical Officer and formed a Medical and Regulatory Advisory Board to guide us through the FDA process. We are unable, however, to estimate the time necessary for such approval nor the likelihood of success in that endeavor.

ChromaID and Bio-RFID: Foundational Platform Technologies

Our ChromaID and Bio-RFID technologies provide a platform upon which a myriad of applications can be developed. As platform technologies, they are analogous to a smartphone, upon which an enormous number of previously unforeseen applications have been developed. ChromaID and Bio-RFID technologies are “enabling” technologies that bring the science of electromagnetic energy to low-cost, real-world commercialization opportunities across multiple industries. The technologies are foundational and, as such, the basis upon which the Company believes a significant business can be built.

As with other foundational technologies, a single application may reach across multiple industries. The ChromaID technology can, for example effectively differentiate and identify different brands of clear vodkas that appear identical to the human eye. By extension, this same technology can identify pure water from water with contaminants present. It can provide real time detection of liquid medicines such as morphine that have been adulterated or compromised. It can detect if jet fuel has water contamination present. It could determine when it is time to change oil in a deep fat fryer. These are but a few of the potential applications of the ChromaID technology based upon extensions of its ability to identify different liquids.

Similarly, the Bio-RFID technology can non-invasively identity the presence and quantity of glucose in the human body. By extension, there may be other molecular structures which this same technology can identity in the human body which, over time, the Company will focus upon. They may include the monitoring of drug usage or the presence of illicit drugs. They may also involve identifying hormones and various markers of disease.

The cornerstone of a company with a foundational platform technology is its intellectual property. We have pursued an active intellectual property strategy and have been granted 12 patents. We currently have more than 20 patents pending. We possess all right, title and interest to the issued patents. Ten of the pending patents are licensed exclusively to us in perpetuity by our strategic partner, Allied Inventors, a spin-off entity of Intellectual Ventures, an intellectual property fund.

Our Patents and Intellectual Property

We believe that our 13 patents, three registered trademarks, and our trade secrets, copyrights and other intellectual property rights are important assets. Our issued patents will expire at various times between 2027 and 2034. Pending patents, if issued, may have expiration dates that extend further in time. The duration of our trademark registrations varies from country to country. However, trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained.

The issued patents cover the fundamental aspects of the Know Labs ChromaID technology and a growing number of unique applications ranging, to date, from invisible bar codes to tissue and liquid analysis. We have filed patents on our Bio-RFID technology and will continue to expand the Company’s patent portfolio over time through internal development efforts as well as through licensing opportunities with third parties.

Additionally, significant aspects of our technology are trade secrets which may not be disclosed through the patent filing process. We intend to be diligent in maintaining our trade secrets.

The patents that have been issued to Know Labs and their dates of issuance are:

On August 9, 2011, we were issued US Patent No. 7,996,173 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. The patent expires August 24, 2029.

On December 13, 2011, we were issued US Patent No. 8,076,630 B2 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires November 7, 2028.

On December 20, 2011, we were issued US Patent No. 8,081,304 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 28, 2030.

On October 9, 2012, we were issued US Patent No. 8,285,510 B2 entitled “Method, Apparatus, and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On February 5, 2013, we were issued US Patent No. 8,368,878 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 12, 2013, we were issued US Patent No. 8,583,394 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 21, 2014, we were issued US Patent No. 8,888,207 B2 entitled “Systems, Methods, and Articles Related to Machine-Readable Indicia and Symbols” by the United States Office of Patents and Trademarks. The patent expires February 7, 2033. This patent describes using ChromaID to see what we call invisible bar codes and other identifiers.

On March 23, 2015, we were issued US Patent No. 8,988,666 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On May 26, 2015, we were issued US Patent No. 9,041,920 B2 entitled “Device for Evaluation of Fluids using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033. This patent describes a ChromaID fluid sampling devices.

On April 19, 2016, we were issued US Patent No. 9,316,581 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033. This patent describes an enhancement to the foundational ChromaID technology.

On April 18, 2017, we were issued US Patent No. 9,625,371 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy.” The patent expires July 2027. This patent pertains to the use of ChromaID technology for the identification and analysis of biological tissue. It has many potential applications in medical, industrial and consumer markets.

On May 30, 2017, we were issued US Patent No. 9,664.610 B2 entitled "Systems for Fluid Analysis Using Electromagnetic Energy that is reflected a Number of Times through a Fluid Contained within a Reflective Chamber.” This patent expires approximately in approximately March 2034. This patent pertains to a method for the use of the Company’s technology analyzing fluids.

On April 4, 2018, we were issued US Patent No. 9,869,636 B2, entitled “Device for Evaluation of Fluids Using Electromagnetic Energy.” The patent expires approximately April 2033. This patent pertains to the use of ChromaID technology for evaluating and analyzing fluids such as those following through an IV drip in a hospital or water, for example.

We continue to pursue a patent strategy to expand our unique intellectual property in the United States and other countries.

Product Strategy

We are currently undertaking internal development work on potential products for the consumer marketplace. This development work was previously being performed through our Consulting Agreement with Blaze Clinical, and Phillip A. Bosua, who served as our Chief Product Officer. In his current role as Chief Executive Officer, Mr. Bosua continues to lead these efforts. We have announced the development of our UBAND continuous glucose monitor and our desire to obtain US Food and Drug Administration approval for the marketing of this product to the diabetic and pre-diabetic population. We have also recently announced the engagement of a manufacturing partner we will work with to bring this product to market. We will make further announcements regarding this product as development and manufacturing work progresses.

As time and resources permit, we also will engage with partners through licensing our technology in various fields of use, entering in to joint venture agreements to develop specific applications of our technology, and in certain specific instances develop our own products for the marketplace.

Currently we are focusing our current efforts on productizing our Bio-RFID technology as we move it out of the research laboratory and in to the marketplace.

Research and Development

Our current research and development efforts are primarily focused improving our Bio-RFID technology, extending its capacity and developing new and unique applications for the technology. As part of this effort, we conduct on-going laboratory testing to ensure that application methods are compatible with the end-user and regulatory requirements, and that they can be implemented in a cost-effective manner. We are also actively involved in identifying new applications. Our current internal team along with outside consultants have considerable experience working with the application of our technologies and their application. We engage third party experts as required to supplement our internal team. We believe that continued development of new and enhanced technologies is essential to our future success. We incurred expenses of $832,555, $570,514 and $79,405 for the nine months ended June 30, 2019 and years ended September 30, 2018 and 2017, respectively, on development activities. On July 6, 2017, we entered into a Consulting Agreement with Phillip A. Bosua, our Chief Product Officer to lead our development efforts. He has continued in that role with expanded responsibilities upon his appointment as Chief Executive Officer on April 19, 2018.

Merger with RAAI Lighting, Inc.

On April 10, 2018, we entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, we have acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of RAAI common stock issued and outstanding immediately before the Merger (1,000 shares) were cancelled and we issued 2,000,000 shares of our common stock. As a result, we issued 2,000,000 shares of its common stock to Phillip A. Bosua, formerly the sole stockholder of RAAI. The consideration for the Merger was determined through arms-length bargaining by the Company and RAAI. The Merger was structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, the Company received certain intellectual property, related to RAAI.

Merger with Know Labs, Inc.

On May 1, 2018, Know Labs, Inc., a Nevada corporation incorporated on April 3, 2018, and our wholly-owned subsidiary, merged with and into the Company pursuant to an Agreement and Plan of Merger dated May 1, 2018. In connection with the merger, our Articles of Incorporation were effectively amended to change our name to Know Labs, Inc. by and through the filing of Articles of Merger. This parent-subsidiary merger was approved by us, the parent, in accordance with Nevada Revised Statutes Section 92A.180. Stockholder approval was not required. This amendment was filed with the Nevada Secretary of State and became effective on May 1, 2018.

Corporate Name Change and Symbol Change

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in our name from Know Labs Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

Properties and Operating Leases

We are obligated under various non-cancelable operating leases for our various facilities and certain equipment.

Corporate Offices

On April 13, 2017, we leased its executive office located at 500 Union Street, Suite 810, Seattle, Washington, USA, 98101. We lease 943 square feet and the net monthly payment is $2,672. The monthly payment increases approximately 3% each year and the lease expires on May 31, 2022.

Lab Facilities and Executive Offices

On May 1, 2018, we leased its lab facilities and executive offices located at 304 Alaskan Way South, Suite 102, Seattle, Washington, USA, 98101. We leased 2,800 square feet and the net monthly payment is $4,000. The lease expired on April 30, 2019.

On February 1, 2019, we leased its lab facilities and executive offices located at 915 E Pine Street, Suite 212, Seattle, WA 98122. We lease 2,642 square feet and the net monthly payment is $8,256. The monthly payment increases approximately 3% on July 1, 2019 and annually thereafter. The lease expires on June 30, 2021 and can be extended.

TransTech Facilities

TransTech was located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002.TransTech terminated this lease effective May 31, 2019.

Employees

As of June 30, 2019 we had seven full-time employees and employed various consultants or consulting groups as needed. Our senior management is located in the Seattle, Washington office and laboratory. TransTech employs two fulltime and two part time employees.

Legal Proceedings

We may from time to time become a party to various legal proceedings arising in the ordinary course of our business. We are currently not a party to any pending legal proceeding that is not ordinary routine litigation incidental to our business.

Risks That We Face

Our business is subject to a number of risks of which you should be aware before making an investment decision. We are exposed to various risks related to our business and financial position (specifically our need for additional financing), this offering, our common stock and our recent reverse stock split. These risks are discussed more fully in the "Risk Factors" section of this prospectus beginning on page 15.

Corporate Information

We were incorporated under the laws of the State of Nevada on October 8, 1998. Our executive offices are located at 500 Union Street, Suite 810, Seattle, WA 98101. Our telephone number is (206) 903-1351 and our principal website address is located at www.knowlabs.co. The information contained on, or that can be accessed through, our website is not incorporated into and is not a part of this prospectus. You should not rely on our website or any such information in making your decision whether to purchase our common stock.

SUMMARY OF THE OFFERING

Securities offered:
14,337,632 shares of common stock, which includes:

(i)
up to 4,242,515 shares of common stock underlying the principal, and up to 339,401 shares underlying the interest accrued, of registrants 8% Unsubordinated Convertible Notes (the “Notes”), which have a conversion price that is the lesser of $1.00 per share or a twenty five percent (25%) discount to the price per share paid by investors a future Qualified Financing (the “Shares”)
(ii)
up to 2,121,258 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed in a series of closings between February 15, 2019 and May 28, 2019.
(iii)
542,102 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to the Boustead Offering Engagement Agreement which provides that the Placement Agent shall receive that certain number of warrants to purchase the common stock of the Company equal to the number of warrants issued under the 8% Unsubordinated Convertible Note Offering (the “Offering”).
(iv)
up to 3,108,356 shares of common stock underlying the outstanding Series D Convertible Preferred Stock which is convertible at any time at an initial conversion price of $0.25 per share of our common stock subject to adjustment for certain events (“Series D Shares”). There are currently 3,108,356 common shares estimated to underlying the 1,016,004 issued and outstanding Series D Shares.
(v)
up to 3,984,000 shares of common stock issuable upon conversion of outstanding Series F Warrants at an exercise price of $0.25 per share, subject to certain adjustments, that were previously issued to one of the Selling Shareholders in connection with Preferred Stock and Warrant Purchase Agreement dated November 10, 2016 (“Series F Warrant Shares”).

 Our Common Stock is described in further detail in the section of the prospectus titled “DESCRIPTION OF SECURITIES”

Common stock outstanding before the offering (1):	22,567,686 shares
Common stock to be outstanding after this offering (2):	36,905,318 shares
Use of Proceeds:
We will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholders. Upon exercise of the Investor Warrants and Placement Agent Warrants, however, we will receive up to $1.20 per share, and upon exercise of the Series F Warrants, we will receive up to $0.25 per share or such lower price as may result from the anti-dilution protection features of such warrants. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes.

Terms of Warrants:
The Investor Warrants and Placement Agent Warrants entitles the holder thereof to purchase one common share at an exercise price or $1.20 per full share, for a five year period after the date of issuance (between March-May 2024). Each Series F Warrant entitles the holder thereof to purchase one common share at an exercise price or $0.25 per full share, for a five year period after the date of issuance (between November 14, 2021 and May 1, 2022). The price per Warrant Share shall be subject to adjustment for stock splits, combinations, and similar recapitalization events and anti-dilution protection features.

Risk Factors:
An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under the "Risk Factors" section hereunder and the other information contained in this prospectus before making an investment decision regarding our common stock. Our common stock should not be purchased by investors who cannot afford the loss of their entire investment.

OTCQB Symbol:	Our common stock is currently quoted on the OTCQB (the “OTCQB”) under the symbol “KNWN”.
Reverse Split:
On June 17, 2015, we effected a 1-for-150 reverse stock split of our common stock. All warrant, option, share and per share information in this prospectus gives retroactive effect to the 1-for-150 split with all numbers rounded up to the nearest whole share.

(1)
 The number of shares of our common stock outstanding before this offering is based on 22,567,686 shares of our common stock outstanding as of June 30, 2019, and excludes, as of that date:

●
2,437,668 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $1.744 per share;

●
An unknown number of shares of our common stock issuable upon the conversion of $2,255,066 of Convertible Notes Payable (currently 9,020,264 at $0.25 per share);

●
547,332 additional shares of our common stock available for future issuance under our 2011 Stock Incentive Plan;

●
1,785,715 shares of our common stock issuable upon the conversion of Series C Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments. These shares of common stock are being registered in this offering;

●
3,108,356 shares of our common stock issuable upon the conversion of Series D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments, and

●
17,797,090 warrants to purchase shares of our common stock at an exercise price of $0.454 subject to certain adjustments.

(2)
This total includes the following:

(i)
up to 4,242,515 shares of common stock underlying the principal amount of registrants 8% Unsubordinated Convertible Notes (“Principal Shares”)
(ii)
up to 339,401 shares of common stock issuable by the registrant upon the conversion of interest accrued under the 8% Unsubordinated Convertible Notes (“Interest Shares”) (The Principal Shares and Interest Shares are referred to collectively as the “Shares”).
(iii)
up to 2,121,258 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of investor's warrants (the "Investor Warrants") at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with 8% Unsubordinated Convertible Notes offering that closed in a series of closings between February 15, 2019 and May 28, 2019.
(iv)
up to 3,108,356 shares of common stock underlying the outstanding Series D Convertible Preferred Stock which is convertible at any time at an initial conversion price of $0.25 per share of our common stock subject to adjustment for certain events (“Series D Shares”). There are currently 3,108,356 common shares estimated to underlying the 1,016,004 issued and outstanding Series D Shares.
(v)
an indeterminate number of shares of common stock issuable upon conversion of Series D Convertible Preferred Stock. The Series D Convertible Preferred Stock is convertible at any time at an initial conversion price of $0.25 per share of our common stock subject to adjustment for certain events (“Series D Shares”). There are currently 3,108,356 common shares estimated to underlying the 1,016,004 issued and outstanding Series D Shares.
(vi)
up to 3,984,000 shares of common stock issuable upon conversion of outstanding Series F Warrants at an exercise price of $0.25 per share that were previously issued to one of the Selling Shareholders in connection with Preferred Stock and Warrant Purchase Agreement dated November 10, 2016 (“Series F Warrant Shares”).

SUMMARY FINANCIAL INFORMATION

The following tables set forth a summary of our historical financial data as of, and for the period ended on, the dates indicated. We have derived the statements of operations data for the years ended September 30, 2018 and 2017 from our audited financial statements included in this prospectus. Historical results for any prior period are not necessarily indicative of results to be expected in any future period. You should read the following summary financial data together with our financial statements and the related notes appearing at the end of this prospectus and the "Capitalization” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus.

Statements of Operations Data:

(in thousands, except for share and per share data)

	Nine Months Ended	Years Ended September 30,
	June 30, 2019	2018	2017	2016	2015	2014
	(Unaudited)
STATEMENT OF OPERATIONS DATA:
Net revenue	$ 1,577	$ 4,303	$ 4,874	$ 6,024	$ 6,291	$ 7,983
Cost of goods sold	1,203	3,482	3,966	5,036	5,274	6,694
Gross profit	374	821	908	988	1,017	1,289
Research and development expenses	833	570	79	326	363	670
General and administrative expenses	3,165	2,509	3,088	3,355	2,984	3,180
Impairment of goodwill	-	-	984	-	-	-
Operating (loss)	(3,624)	(2,258)	(3,243)	(2,693)	(2,330)	(2,561)
Other expense	325	(1,000)	(658)	947	(271)	1,538
Net (loss)	(3,299)	(3,258)	(3,901)	(1,746)	(2,601)	(1,023)
Income taxes current benefit	-	-	-	-	30	(6)
Net (loss)	$ (3,299)	$ (3,258)	$ (3,901)	$ (1,746)	$ (2,631)	$ (1,017)
Net (loss) per share	$ (0.17)	$ (0.38)	$ (1.01)	$ (1.22)	$ (2.33)	$ (2.33)
Weighted average number of shares	19,721,843	8,630,891	3,844,840	1,428,763	1,131,622	437,049

Balance Sheet Data:

(in thousands)

As of
June 30, 2019
BALANCE SHEET DATA:	(Unaudited)
Total current assets	$ 2,845
Total assets	3,323
Total current liabilities	3,873
Total liabilities	3,873
Stockholders' (deficiency)	(550)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to the Company Generally

We need additional financing to support our technology development and ongoing operations, pay our debts and maintain ownership of our intellectual properties.

We are currently operating at a loss. We believe that our cash on hand will be sufficient to fund our operations through December 31, 2019. We need additional financing to implement our business plan and to service our ongoing operations, pay our current debts (described below) and maintain ownership of our intellectual property. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations and/or divest all or a portion of our business.  We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back, eliminate the development of business opportunities or file for bankruptcy and our operations and financial condition may be materially adversely affected.  There can there can be no assurance that we will be able to sell that number of shares, if any.

We need to continue as a going concern if our business is to succeed.

Because of our recurring losses and negative cash flows from operations, the audit report of our independent registered public accountants on our consolidated financial statements for the year ended September 30, 2018 contains an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.  Factors identified in the report include our historical net losses, negative working capital, and the need for additional financing to implement our business plan and service our debt repayments. If we are not able to attain profitability in the near future our financial condition could deteriorate further, which would have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment. Further, we may be unable to pay our debt obligations as they become due, which include obligations to secured creditors. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.  Additionally, we are subject to customary operational covenants, including limitations on our ability to incur liens or additional debt, pay dividends, redeem stock, make specified investments and engage in merger, consolidation or asset sale transactions, among other restrictions. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and our lack of cash resources may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.

As of June 30, 2019, we owe approximately $2,749,951 and if we do not satisfy these obligations, the lenders may have the right to demand payment in full or exercise other remedies.

Mr. Erickson and/or entities with which he is affiliated also have accrued compensation, travel and interest of approximately $494,886 as of June 30, 2019.

Including Mr. Erickson, we owe $2,255,065 under various convertible promissory notes as of June 30, 2019.

We require additional financing, to service and/or repay these debt obligations. If we raise additional capital through borrowing or other debt financing, we may incur substantial interest expense. If and when we raise more equity capital in the future, it will result in substantial dilution to our current stockholders.

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have experienced net losses since inception. As of June 30, 2019, we had an accumulated deficit of $38,091,000 and net losses in the amount of $3,299,000, $3,258,000 and $3,901,000 for the nine months ended June 30, 2019 and years ended September 30, 2018 and 2017, respectively. There can be no assurance that we will achieve or maintain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair our ability to sustain operations and adversely affect the price of our common stock and our ability to raise capital. Our operating expenses may increase as we spend resources on growing our business, and if our revenue does not correspondingly increase, our operating results and financial condition will suffer. Our ChromaID and Bio-RFID business has produced minimal revenues, and may not produce significant revenues in the near term, or at all, which would harm our ability to continue our operations or obtain additional financing and require us to reduce or discontinue our operations. You must consider our business and prospects in light of the risks and difficulties we will encounter as business with an early-stage technology in a new and rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

If the company were to dissolve or wind-up operations, holders of our common stock would not receive a liquidation preference.

If we were to wind-up or dissolve our company and liquidate and distribute our assets, our common stockholders would share in our assets only after we satisfy any amounts we owe to our creditors and preferred equity holders.  If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution.  Accordingly, it is very unlikely that sufficient assets will remain available after the payment of our creditors and preferred equity holders to enable common stockholders to receive any liquidation distribution with respect to any common stock.

We may not be able to generate sufficient revenue from the commercialization of our ChromaID and Bio-RFID technology and related products to achieve or sustain profitability.

We are in the early stages of commercializing our ChromaID and Bio-RFID technology. Failure to develop and sell products based upon our ChromaID and Bio-RFID technology, grant additional licenses and obtain royalties or develop other revenue streams will have a material adverse effect on our business, financial condition and results of operations.

To date, we have generated minimal revenue from sales of our products. We believe that our commercialization success is dependent upon our ability to significantly increase the number of customers that are using our products.  In addition, demand for our products may not materialize, or increase as quickly as planned, and we may therefore be unable to increase our revenue levels as expected. We are currently not profitable. Even if we succeed in introducing our technology and related products to our target markets, we may not be able to generate sufficient revenue to achieve or sustain profitability.

We currently rely in part upon external resources for engineering and product development services. If we are unable to secure an engineering or product development partner or establish satisfactory engineering and product development capabilities, we may not be able to successfully commercialize our ChromaID and Bio-RFID technology.

Our success depends upon our ability to develop products that are accurate and provide solutions for our customers. Achieving the desired results for our customers requires solving engineering issues in concert with them. Any failure of our ChromaID and Bio-RFID technology or related products to meet customer expectations could result in customers choosing to retain their existing methods or to adopt systems other than ours.

We have not historically had sufficient internal resources which can work on engineering and product development matters. We have used third parties in the past and will continue to do so. These resources are not always readily available and the absence of their availability could inhibit our research and development efforts and our responsiveness to our customers. Our inability to secure those resources could impact our ability to provide engineering and product development services and could have an impact on our customers’ willingness to use our technology.

We are in the early stages of commercialization and our ChromaID and Bio-RFID technology and related products may never achieve significant commercial market acceptance.

Our success depends on our ability to develop and market products that are recognized as accurate and cost-effective. Many of our potential customers may be reluctant to use our new technology. Market acceptance will depend on many factors, including our ability to convince potential customers that our ChromaID and Bio-RFID technology and related products are an attractive alternative to existing light-based technologies. We will need to demonstrate that our products provide accurate and cost-effective alternatives to existing light-based authentication technologies. Compared to most competing technologies, our technology is relatively new, and most potential customers have limited knowledge of, or experience with, our products. Prior to implementing our technology and related products, potential customers are required to devote significant time and effort to testing and validating our products. In addition, during the implementation phase, customers may be required to devote significant time and effort to training their personnel on appropriate practices to ensure accurate results from our technology and products. Any failure of our technology or related products to meet customer expectations could result in customers choosing to retain their existing testing methods or to adopt systems other than ours.

Many factors influence the perception of a system including its use by leaders in the industry. If we are unable to induce industry leaders in our target markets to implement and use our technology and related products, acceptance and adoption of our products could be slowed. In addition, if our products fail to gain significant acceptance in the marketplace and we are unable to expand our customer base, we may never generate sufficient revenue to achieve or sustain profitability.

Our management has concluded that we have material weaknesses in our internal controls over financial reporting and that our disclosure controls and procedures are not effective.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company's annual or interim financial statements will not be prevented or detected on a timely basis. During the audit of our financial statements for the year ended September 30, 2018, our management identified material weaknesses in our internal control over financial reporting. If these weaknesses continue, investors could lose confidence in the accuracy and completeness of our financial reports and other disclosures.

In addition, our management has concluded that our disclosure controls and procedures were not effective due to the lack of an audit committee “financial expert.” These material weaknesses, if not remediated, create an increased risk of misstatement of the Company’s financial results, which, if material, may require future restatement thereof. A failure to implement improved internal controls, or difficulties encountered in their implementation or execution, could cause future delays in our reporting obligations and could have a negative effect on us and the trading price of our common stock.

If components used in our finished products become unavailable, or third-party manufacturers otherwise experience delays, we may incur delays in shipment to our customers, which would damage our business.

We depend on third-party suppliers for substantially all of our components and products. We purchase these products and components from third-party suppliers that serve the advanced lighting systems market and we believe that alternative sources of supply are readily available for most products and components. However, consolidation could result in one or more current suppliers being acquired by a competitor, rendering us unable to continue purchasing necessary amounts of key components at competitive prices. In addition, for certain of our customized components, arrangements for additional or replacement suppliers will take time and result in delays. We purchase products and components pursuant to purchase orders placed from time to time in the ordinary course of business. This means we are vulnerable to unanticipated price increases and product shortages. Any interruption or delay in the supply of components and products, or our inability to obtain components and products from alternate sources at acceptable prices in a timely manner, could harm our business, financial condition and results of operations.

While we believe alternative manufacturers for these products are available, we have selected these particular manufacturers based on their ability to consistently produce these products per our specifications ensuring the best quality product at the most cost-effective price. We depend on our third-party manufacturers to satisfy performance and quality specifications and to dedicate sufficient production capacity within scheduled delivery times. Accordingly, the loss of all or one of these manufacturers or delays in obtaining shipments could have a material adverse effect on our operations until such time as an alternative manufacturer could be found.

Our  wholly-owned TransTech subsidiary revenues are declining

We have not been able to successfully address this revenue decline of this subsidiary during the three months ending June 30, 2019 which is expected to result in the winding down of operations.  The loss of the TransTech subsidiary revenue will impact the Company’s top line revenues and its operating results and may result in expenses associated with the winding down. We cannot predict with certainty how the winding down will affect our overall operations.

We are dependent on key personnel.

Our success depends to a significant degree upon the continued contributions of key management and other personnel, some of whom could be difficult to replace, including Ronald P. Erickson, our Chairman and Phil Bosua, our Chief Executive Officer. We do not maintain key person life insurance covering any of our officers. Our success will depend on the performance of our officers, our ability to retain and motivate our officers, our ability to integrate new officers into our operations, and the ability of all personnel to work together effectively as a team.  Our officers do not currently have employment agreements.  Our failure to retain and recruit officers and other key personnel could have a material adverse effect on our business, financial condition and results of operations.  Our success also depends on our continued ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, manufacturing, administrative and sales and marketing personnel. Competition for these individuals is intense, and we may not be able to successfully recruit, assimilate or retain sufficiently qualified personnel. In particular, we may encounter difficulties in recruiting and retaining a sufficient number of qualified technical personnel, which could harm our ability to develop new products and adversely impact our relationships with existing and future customers. The inability to attract and retain necessary technical, managerial, manufacturing, administrative and sales and marketing personnel could harm our ability to obtain new customers and develop new products and could adversely affect our business and operating results.

We have limited insurance which may not cover claims by third parties against us or our officers and directors.

We have limited directors’ and officers’ liability insurance and commercial liability insurance policies. Claims by third parties against us may exceed policy amounts and we may not have amounts to cover these claims. Any significant claims would have a material adverse effect on our business, financial condition and results of operations.  In addition, our limited directors’ and officers’ liability insurance may affect our ability to attract and retain directors and officers.

Our inability to effectively protect our intellectual property would adversely affect our ability to compete effectively, our revenue, our financial condition and our results of operations.

We rely on a combination of patent, trademark, and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. Obtaining and maintaining a strong patent position is important to our business. Patent law relating to the scope of claims in the technology fields in which we operate is complex and uncertain, so we cannot be assured that we will be able to obtain or maintain patent rights, or that the patent rights we may obtain will be valuable, provide an effective barrier to competitors or otherwise provide competitive advantages. Others have filed, and in the future are likely to file, patent applications that are similar or identical to ours or those of our licensors. To determine the priority of inventions, or demonstrate that we did not derive our invention from another, we may have to participate in interference or derivation proceedings in the USPTO or in court that could result in substantial costs in legal fees and could substantially affect the scope of our patent protection. We cannot be assured our patent applications will prevail over those filed by others. Also, our intellectual property rights may be subject to other challenges by third parties. Patents we obtain could be challenged in litigation or in administrative proceedings such as ex parte reexam, inter parties review, or post grant review in the United States or opposition proceedings in Europe or other jurisdictions.

There can be no assurance that:

●	any of our existing patents will continue to be held valid, if challenged;
●	patents will be issued for any of our pending applications;
●	any claims allowed from existing or pending patents will have sufficient scope or strength to protect us;
●	our patents will be issued in the primary countries where our products are sold in order to protect our rights and potential commercial advantage; or
●	any of our products or technologies will not infringe on the patents of other companies.

If we are enjoined from selling our products, or if we are required to develop new technologies or pay significant monetary damages or are required to make substantial royalty payments, our business and results of operations would be harmed.

Obtaining and maintaining a patent portfolio entails significant expense and resources. Part of the expense includes periodic maintenance fees, renewal fees, annuity fees, various other governmental fees on patents and/or applications due in several stages over the lifetime of patents and/or applications, as well as the cost associated with complying with numerous procedural provisions during the patent application process. We may or may not choose to pursue or maintain protection for particular inventions. In addition, there are situations in which failure to make certain payments or noncompliance with certain requirements in the patent process can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we choose to forgo patent protection or allow a patent application or patent to lapse purposefully or inadvertently, our competitive position could suffer.

Legal actions to enforce our patent rights can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or a finding that they are unenforceable. We may or may not choose to pursue litigation or interferences against those that have infringed on our patents, or used them without authorization, due to the associated expense and time commitment of monitoring these activities. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could have a material adverse effect on our results of operations and business.

Claims by others that our products infringe their patents or other intellectual property rights could prevent us from manufacturing and selling some of our products or require us to pay royalties or incur substantial costs from litigation or development of non-infringing technology.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may receive notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert our attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. We have engaged in litigation and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. A successful claim of intellectual property infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could have a material adverse effect on our business, financial condition and operating results.

If we are unable to secure a sales and marketing partner or establish satisfactory sales and marketing capabilities at the Know Labs parent Company level we may not be able to successfully commercialize our technology.

.. If we are not successful entering into appropriate collaboration arrangements, or recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty successfully commercializing our technology, which would adversely affect our business, operating results and financial condition.

We may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure we may not realize a positive return on this investment. In addition, we must compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize technology without strategic partners or licensees include:

●	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Government regulatory approval may be necessary before some of our products can be sold and there is no assurance such approval will be granted.

Our technology may have a number of potential applications in fields of use which will require prior governmental regulatory approval before the technology can be introduced to the marketplace. For example, we are exploring the use of our technology for certain medical diagnostic applications, with an initial focus on the continuous monitoring of blood glucose.

There is no assurance that we will be successful in developing continuous glucose monitoring (CGM) medical applications for our technology.

If we were to be successful in developing continuous glucose monitoring medical applications of our technology, prior approval by the FDA and other governmental regulatory bodies will be required before the technology could be introduced into the marketplace.

There is no assurance that such regulatory approval would be obtained for a continuous glucose monitoring medical diagnostic or other applications requiring such approval.

The FDA can refuse to grant, delay, limit or deny approval of an application for approval of our UBAND CGM for many reasons.

We may not obtain the necessary regulatory approvals or clearances to market these continuous glucose monitoring systems in the United States or outside of the United States.

Any delay in, or failure to receive or maintain, approval or clearance for our products could prevent us from generating revenue from these products or achieving profitability.

Cybersecurity risks and cyber incidents could result in the compromise of confidential data or critical data systems and give rise to potential harm to customers, remediation and other expenses, expose us to liability under HIPAA, consumer protection laws, or other common law theories, subject us to litigation and federal and state governmental inquiries, damage our reputation, and otherwise be disruptive to our business and operations.

Cyber incidents can result from deliberate attacks or unintentional events. We collect and store on our networks sensitive information, including intellectual property, proprietary business information and personally identifiable information of our customers. The secure maintenance of this information and technology is critical to our business operations. We have implemented multiple layers of security measures to protect the confidentiality, integrity and availability of this data and the systems and devices that store and transmit such data. We utilize current security technologies, and our defenses are monitored and routinely tested internally and by external parties. Despite these efforts, threats from malicious persons and groups, new vulnerabilities and advanced new attacks against information systems create risk of cybersecurity incidents. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of intrusion, we may be unable to anticipate these incidents or techniques, timely discover them, or implement adequate preventative measures.

These threats can come from a variety of sources, ranging in sophistication from an individual hacker to malfeasance by employees, consultants or other service providers to state-sponsored attacks. Cyber threats may be generic, or they may be custom-crafted against our information systems. Over the past several years, cyber-attacks have become more prevalent and much harder to detect and defend against. Our network and storage applications may be vulnerable to cyber-attack, malicious intrusion, malfeasance, loss of data privacy or other significant disruption and may be subject to unauthorized access by hackers, employees, consultants or other service providers. In addition, hardware, software or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to our systems or facilities through fraud, trickery or other forms of deceiving our employees, contractors and temporary staff.

There can be no assurance that we will not be subject to cybersecurity incidents that bypass our security measures, impact the integrity, availability or privacy of personal health information or other data subject to privacy laws or disrupt our information systems, devices or business, including our ability to deliver services to our customers. As a result, cybersecurity, physical security and the continued development and enhancement of our controls, processes and practices designed to protect our enterprise, information systems and data from attack, damage or unauthorized access remain a priority for us. As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any cybersecurity vulnerabilities.

We may engage in acquisitions, mergers, strategic alliances, joint ventures and divestures that could result in final results that are different than expected.

In the normal course of business, we engage in discussions relating to possible acquisitions, equity investments, mergers, strategic alliances, joint ventures and divestitures. Such transactions are accompanied by a number of risks, including the use of significant amounts of cash, potentially dilutive issuances of equity securities, incurrence of debt on potentially unfavorable terms as well as impairment expenses related to goodwill and amortization expenses related to other intangible assets, the possibility that we may pay too much cash or issue too many of our shares as the purchase price for an acquisition relative to the economic benefits that we ultimately derive from such acquisition, and various potential difficulties involved in integrating acquired businesses into our operations.

From time to time, we have also engaged in discussions with candidates regarding the potential acquisitions of our product lines, technologies and businesses. If a divestiture such as this does occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected. A successful divestiture depends on various factors, including our ability to effectively transfer liabilities, contracts, facilities and employees to any purchaser; identify and separate the intellectual property to be divested from the intellectual property that we wish to retain; reduce fixed costs previously associated with the divested assets or business; and collect the proceeds from any divestitures.

If we do not realize the expected benefits of any acquisition or divestiture transaction, our financial position, results of operations, cash flows and stock price could be negatively impacted.

Our growth strategy depends in part on our ability to execute successful strategic acquisitions. We have made strategic acquisitions in the past and may do so in the future, and if the acquired companies do not perform as expected, this could adversely affect our operating results, financial condition and existing business.

We may continue to expand our business through strategic acquisitions. The success of any acquisition will depend on, among other things:

●
the availability of suitable candidates;

●
higher than anticipated acquisition costs and expenses;

●
competition from other companies for the purchase of available candidates;

●
our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

●
the availability of funds to finance acquisitions and obtaining any consents necessary under our credit facility;

●
the ability to establish new informational, operational and financial systems to meet the needs of our business;

●
the ability to achieve anticipated synergies, including with respect to complementary products or services; and

●
the availability of management resources to oversee the integration and operation of the acquired businesses.

We may not be successful in effectively integrating acquired businesses and completing acquisitions in the future. We also may incur substantial expenses and devote significant management time and resources in seeking to complete acquisitions. Acquired businesses may fail to meet our performance expectations. If we do not achieve the anticipated benefits of an acquisition as rapidly as expected, or at all, investors or analysts may not perceive the same benefits of the acquisition as we do. If these risks materialize, our stock price could be materially adversely affected.

We are subject to corporate governance and internal control requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements could adversely affect our business.

We must comply with corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, as well as additional rules and regulations currently in place and that may be subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules, and regulations continue to evolve and may become increasingly stringent in the future. The financial cost of compliance with these laws, rules, and regulations is expected to remain substantial.

Our management has concluded that our disclosure controls and procedures were not effective due to the lack of an audit committee “financial expert.” We expect to appoint an additional independent director to serve as Audit Committee Chairman. This director will be an “audit committee financial expert” as defined by the SEC. However, we cannot assure you that we will be able to fully comply with these laws, rules, and regulations that address corporate governance, internal control reporting, and similar matters in the future. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition, and the value of our securities.

The exercise prices of certain warrants, convertible notes payable and the Series C and D Preferred Shares may require further adjustment.

In the future, if we sell our common stock at a price below $0.25 per share, the exercise price of 1,785,715 outstanding shares of Series C Preferred Stock, 1,016,004 outstanding shares Series D Preferred Stock that adjust below $0.25 per share pursuant to the documents governing such instruments. In addition, the conversion price of a Convertible Note Payable of $2,255,066 (9,020,264 common shares at the current price of $0.25 per share) and the exercise price of additional outstanding warrants to purchase 16,125,645 shares of common stock would adjust below $0.25 per share pursuant to the documents governing such instruments.

We are registering the following as part of the Offering.

(i) up to 2,121,258 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed in a series of closings between February 15, 2019 and May 28, 2019.
(ii) 542,102 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to the Boustead Offering Engagement Agreement which provides that the Placement Agent shall receive that certain number of warrants to purchase the common stock of the Company equal to the number of warrants issued under the 8% Unsubordinated Convertible Note Offering (the “Offering”).

If we sell our common stock at a price below $1.20, the exercise price of the Investor and Placement Agent Warrants is adjusted.

Risks Relating to Our Stock

The price of our common stock is volatile, which may cause investment losses for our stockholders.

The market price of our common stock has been and is likely in the future to be volatile. Our common stock price may fluctuate in response to factors such as:

●
Announcements by us regarding liquidity, significant acquisitions, equity investments and divestitures, strategic relationships, addition or loss of significant customers and contracts, capital expenditure commitments and litigation;
●
Issuance of convertible or equity securities and related warrants for general or merger and acquisition purposes;
●
Issuance or repayment of debt, accounts payable or convertible debt for general or merger and acquisition purposes;
●
Sale of a significant number of shares of our common stock by stockholders;
●
General market and economic conditions;
●
Quarterly variations in our operating results;
●
Investor and public relation activities;
●
Announcements of technological innovations;
●
New product introductions by us or our competitors;
●
Competitive activities; and
●
Additions or departures of key personnel.

These broad market and industry factors may have a material adverse effect on the market price of our common stock, regardless of our actual operating performance. These factors could have a material adverse effect on our business, financial condition and results of operations.

Transfers of our securities may be restricted by virtue of state securities “blue sky” laws, which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

Transfers of our common stock may be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “blue sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities held by many of our stockholders have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions may prohibit the secondary trading of our common stock. Investors should consider the secondary market for our securities to be a limited one.

Three individual investors could have significant influence over matters submitted to stockholders for approval.

As of June 30, 2019, four individuals in the aggregate, assuming the exercise of all warrants to purchase common stock, hold shares representing approximately 80% of our common stock on a fully-converted basis and could be considered a control group for purposes of SEC rules. However, the agreement with one of these individuals limits his ownership to 4.99% individually. Beneficial ownership includes shares over which an individual or entity has investment or voting power and includes shares that could be issued upon the exercise of options and warrants within 60 days after the date of determination. If these persons were to choose to act together, they would be able to significantly influence all matters submitted to our stockholders for approval, as well as our officers, directors, management and affairs. For example, these persons, if they choose to act together, could significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire.

The sale of a significant number of our shares of common stock could depress the price of our common stock.

Sales or issuances of a large number of shares of common stock in the public market or the perception that sales may occur could cause the market price of our common stock to decline. As of June 30, 2019, the Company had 22,567,686 shares of common stock issued and outstanding, held by 115 stockholders of record. The number of stockholders, including beneficial owners holding shares through nominee names, is approximately 2,300. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by us.  As of June 30, 2019, there were options outstanding for the purchase of 2,437,668 common shares (excluding unearned stock option grants), warrants for the purchase of 17,797,090 common shares, and 4,894,071 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company has an unknown number of shares (9,020,264 common shares at the current price of $0.25 per share) are issuable upon conversion of convertible debentures of $2,255,065. All of which could potentially dilute future earnings per share.

Significant shares of common stock are held by our principal stockholders, other company insiders and other large stockholders. As “affiliates” of Know Labs, as defined under Securities and Exchange Commission Rule 144 under the Securities Act of 1933, our principal stockholders, other of our insiders and other large stockholders may only sell their shares of common stock in the public market pursuant to an effective registration statement or in compliance with Rule 144.

These options, warrants, convertible notes payable and convertible preferred stock could result in further dilution to common stockholders and may affect the market price of the common stock.

Future issuance of additional shares of common stock and/or preferred stock could dilute existing stockholders. We have and may issue preferred stock that could have rights that are preferential to the rights of common stock that could discourage potentially beneficially transactions to our common stockholders.

Pursuant to our certificate of incorporation, we currently have authorized 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. To the extent that common shares are available for issuance, subject to compliance with applicable stock exchange listing rules, our board of directors has the ability to issue additional shares of common stock in the future for such consideration as the board of directors may consider sufficient. The issuance of any additional securities could, among other things, result in substantial dilution of the percentage ownership of our stockholders at the time of issuance, result in substantial dilution of our earnings per share and adversely affect the prevailing market price for our common stock.

An issuance of additional shares of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over our common stock and could, upon conversion or otherwise, have all of the rights of our common stock.  Our Board of Directors’ authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.  The issuance of preferred stock could impair the voting, dividend and liquidation rights of common stockholders without their approval.

Future capital raises may dilute our existing stockholders’ ownership and/or have other adverse effects on our operations.

If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership will be reduced and these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights senior to those of our common stock and the terms of the debt securities issued could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or candidate products, or to grant licenses on terms that are not favorable to us.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business, and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Anti-takeover provisions may limit the ability of another party to acquire our company, which could cause our stock price to decline.

Our certificate of incorporation, as amended, our bylaws and Nevada law contain provisions that could discourage, delay or prevent a third party from acquiring our company, even if doing so may be beneficial to our stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock; our Series A Preferred Stock contains provisions that restrict our ability to take certain actions without the consent of at least 66% of the Series A Preferred Stock then outstanding.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

In addition, our articles of incorporation restrict our ability to take certain actions without the approval of at least 66% of the Series A Preferred Stock then outstanding. These actions include, among other things;

●
authorizing, creating, designating, establishing or issuing an increased number of shares of Series A Preferred Stock or any other class or series of capital stock ranking senior to or on a parity with the Series A Preferred Stock;

●
adopting a plan for the liquidation, dissolution or winding up the affairs of our company or any recapitalization plan (whether by merger, consolidation or otherwise);

●
amending, altering or repealing, whether by merger, consolidation or otherwise, our articles of incorporation or bylaws in a manner that would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; and

●
declaring or paying any dividend (with certain exceptions) or directly or indirectly purchase, redeem, repurchase or otherwise acquire any shares of our capital stock, stock options or convertible securities (with certain exceptions).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that are, or may be deemed, "forward-looking statements." In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes", "estimates", "anticipates", "expects", "plans", "intends", "may", "could", "might", "will", "should", "approximately" or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned exploration activities, our results of operations, financial condition, liquidity, prospects, growth and strategies, the length of time that we will be able to continue to fund our operating expenses and capital expenditures, our expected financing needs and sources of financing, the industry in which we operate and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and technologies which are capable of uniquely authenticating or diagnosing market developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus.

You should also read carefully the factors described in the "Risk Factors" section of this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. We disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or for any other reason.

USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders. Upon exercise of the Series F Warrants, however, we will receive up to $0.25 per share or such lower price as may result from the anti-dilution protection features of such warrants. Upon exercise of the Private Placement and Placement Agent Warrants, however, we will receive up to $1.20 per share or such lower price as may result from the anti-dilution protection features of such warrants The Warrants may expire without having been exercised. Even if some or all of these Warrants are exercised, we cannot predict when they will be exercised and when we would receive the proceeds. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes. See “Selling Security Holders” and “Plan of Distribution.”

With the exception of any brokerage fees and commissions which are the respective obligations of the Selling Stockholders, we are responsible for the fees, costs and expenses of this Registration Statement, which includes our legal and accounting fees, printing costs, and filing and other miscellaneous fees and expenses.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is currently quoted on the OTCQB under the symbol "KNWN". The following table sets forth the range of the high and low sale prices of the common stock for the periods indicated. The quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. Consequently, the information provided below may not be indicative of our common stock price under different conditions.

Trades in our common stock may be subject to Rule 15g-9 of the Exchange Act, which imposes requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction before the sale.

Period Ended	High	Low
Year Ending September 30, 2020
Through October 31, 2019	$ 1.47	$ 1.00

Year Ending September 30, 2019
September 30, 2019	$ 1.70	$ 1.20
June 30, 2019	$ 2.00	$ 1.26
March 31, 2019	$ 2.97	$ 0.90
December 31, 2018	$ 4.44	$ 0.85

Year Ending September 30, 2018
September 30, 2018	$ 5.71	$ 0.62
June 30, 2018	$ 0.65	$ 0.24
March 31, 2018	$ 0.36	$ 0.21
December 31, 2017	$ 0.44	$ 0.20

As of October 30, 2019, the high and low sales price of our common stock was $1.24 per share and $1.10 per share, respectively. As of October 30, 2019, there were 22,608,693 shares of common stock outstanding held by approximately 116 stockholders of record. This number does not include approximately 2,300 beneficial owners whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and intend, for the foreseeable future, to retain any future earnings to finance the growth and development of our business. Our future dividend policy will be determined by our Board of Directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2019 and on a pro forma basis to give effect to this offering.

In thousands, except for share and per share data

	June 30, 2019
	Actual	Pro Forma (1)
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$ 2,689	$ 6,881

Convertible notes payable	2,255	2,255

STOCKHOLDERS' DEFICIT
Series C Convertible Preferred Stock	2	2
Series D Convertible Preferred Stock	1	-
Common stock	23	31
Additional paid in capital	37,515	41,700
Accumulated deficit	(38,091)	(38,091)
Total stockholders' (deficit)	(550)	3,642
Total capitalization	$ 1,705	$ 5,897

(1)
Pro Forma balances include the issuance of the following:

(i) up to 4,242,515 shares of common stock underlying the principal amount of registrants 8% Unsubordinated Convertible Notes (“Principal Shares”)
(ii) up to 339,401 shares of common stock issuable by the registrant upon the conversion of interest accrued under the 8% Unsubordinated Convertible Notes (“Interest Shares”) (The Principal Shares and Interest Shares are referred to collectively as the “Shares”).
(iii) up to 2,121,258 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with 8% Unsubordinated Convertible Notes offering that closed in a series of closings between February 15, 2019 and May 28, 2019.
(iv) 542,102 shares of our common stock issuable upon the exercise of outstanding Placement Agent Warrants at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns.
(v) up to 3,108,356 shares of common stock underlying the outstanding Series D Convertible Preferred Stock which is convertible at any time at an initial conversion price of $0.25 per share of our common stock subject to adjustment for certain events (“Series D Shares”). There are currently 3,108,356 common shares estimated to underlying the 1,016,004 issued and outstanding Series D Shares.
(vi) up to 3,984,000 shares of common stock issuable upon conversion of outstanding Series F Warrants at an exercise price of $0.25 per share that were previously issued to one of the Selling Shareholders in connection with Preferred Stock and Warrant Purchase Agreement dated November 10, 2016 (“Series F Warrant Shares”).

You should read this table together with the sections entitled "Summary Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.

(2)
The number of shares of our common stock outstanding before this offering is based on 22,567,686 shares of our common stock outstanding as of June 30, 2019, and excludes, as of that date:

●
2,437,668 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $1.744 per share;

●
An unknown number of shares of our common stock issuable upon the conversion of $2,255,066 of Convertible Notes Payable (currently 9,020,264 at $0.25 per share);

●
547,332 additional shares of our common stock available for future issuance under our 2011 Stock Incentive Plan;

●
1,785,715 shares of our common stock issuable upon the conversion of Series C Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments:

●
3,108,356 shares of our common stock issuable upon the conversion of Series D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments, and

●
17,797,090 warrants to purchase shares of our common stock at an exercise price of $0.454 subject to certain adjustments.

The pro forma information discussed above is to illustrate only and will change based on the actual public offering price, number of shares and other terms of this offering determined in pricing.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value deficit of ($0.024) is the amount of our total tangible assets less our total liabilities as of June 30, 2019. Net historical tangible book value (deficit) per share of ($549,655) is our historical net tangible book value deficit divided by 22,567,686 shares of common stock outstanding as June 30, 2019.

Pro forma as adjusted net book value is our pro forma net tangible book value, after giving effect to the sale of shares of our common stock by the Selling Stockholders in this offering at a public offering price of $1.53. Our pro forma as adjusted net book value as of June 30, 2019, after giving effect to this offering would have been approximately $3,642,000, or $0.099 per share. This amount represents an immediate increase in pro forma as adjusted net tangible book value of $0.123 per share to our existing stockholders, and an immediate dilution of $1.431 per share to new investors participating in this offering. Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share		$ 1.530
Pro forma net tangible book value per share as of June 30, 2019	$ (0.024)
Increase in net tangible book value per share attributable to this offering	$ 0.123
Pro forma as adjusted net tangible book value per share after this offering		$ 0.099
Amount of dilution in net tangible book value per share to new investors in this offering		$ 1.431

The number of shares of our common stock outstanding before this offering is based on 22,567,686 shares of our common stock outstanding as of June 30, 2019, and excludes, as of that date:

●
2,437,668 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $1.744 per share;

●
An unknown number of shares of our common stock issuable upon the conversion of $2,255,066 of Convertible Notes Payable (currently 9,020,264 at $0.25 per share);

●
547,332 additional shares of our common stock available for future issuance under our 2011 Stock Incentive Plan;

●
1,785,715 shares of our common stock issuable upon the conversion of Series C Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments;

●
3,108,356 shares of our common stock issuable upon the conversion of Series D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments, and

●
17,797,090 warrants to purchase shares of our common stock at an exercise price of $0.454 subject to certain adjustments.

We may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options or warrants are exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock or other equity securities in the future, there may be further dilution to new investors participating in this offering.

SELLING SECURITY HOLDERS

This prospectus covers the resale by our Selling Stockholders of 14,337,632 shares of common stock, including:

(i)
up to 4,242,515 shares of common stock underlying the principal, and up to 339,401 shares underlying the interest accrued, of registrants Notes
(ii)
up to 2,121,258 shares of common stock issuable upon the exercise of outstanding Investor's Warrants at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed in a series of closings between February 15, 2019 and May 28, 2019.
(iii)
542,102 shares of our common stock issuable upon the exercise of outstanding Placement Agent Warrants at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns pursuant to the Offering
(iv)
up to 3,108,356 shares of common stock underlying the outstanding Series D Convertible Preferred Stock which is convertible at any time at an initial conversion price of $0.25 per share of our common stock subject to adjustment for certain events (“Series D Shares”). There are currently 3,108,356 common shares estimated to underlying the 1,016,004 issued and outstanding Series D Shares.
(v)
up to 3,984,000 shares of common stock issuable upon conversion of outstanding Series F Warrants at an exercise price of $0.25 per share, subject to certain adjustments, that were previously issued to one of the Selling Shareholders in connection with Preferred Stock and Warrant Purchase Agreement dated November 10, 2016

We are registering these securities in order to permit the Selling Stockholders to dispose of its shares of common stock from time to time. The Selling Stockholders may decide to sell all, some, or none of the securities listed below.   See the section entitled “Plan of Distribution.”  We cannot provide an estimate of the number of our securities that the Selling Stockholders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.

The Selling Stockholders has had no material relationship with us or our affiliates during the last three years, other than as a purchaser of the Notes, Warrants, and Series D Shares and Series F Warrants from us in the Offering and private placement, respectively. Information regarding prior securities transactions between the issuer (or any of its predecessors) and the Selling Shareholders, any affiliates of the Selling Shareholders, or any person with whom any Selling Shareholder has a contractual relationship regarding the transaction (or any predecessors of those persons) is set forth below the Selling Stockholders table. To our knowledge, none of the Selling Stockholders are a registered broker-dealer or an affiliate of a broker-dealer , with the exception of the Placement Agent, Boustead Securities, LLC and their assigns. All securities offered by an affiliate of a broker-dealer were purchased by the seller in the ordinary course of business, and, at the time of the purchase of the securities to be resold, the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholders. Column B lists the number of shares of common stock beneficially owned by the Selling Stockholders prior to this offering. Column C lists the shares of common stock covered by this prospectus that may be disposed of by the Selling Stockholders. Column D lists the warrant shares covered by this prospectus that may be disposed of by the Selling Stockholders. Column E lists the number of Placement Agent Warrants that will be beneficially owned by the Selling Stockholders assuming all of the shares covered by this prospectus are sold. Column F lists the number of shares of common stock that will be beneficially owned by the Selling Stockholders assuming all of the shares covered by this prospectus are sold. Column G lists the percentage of shares of common stock that will be beneficially owned by the Selling Stockholders assuming all of the shares covered by this prospectus are sold.  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

Name of Selling Shareholder (A)	Securities Beneficially Owned Prior to this Offering (B)	Securities Being Offered (C)	Warrant Being Offered (C)	Placement Agent Warrants (D)	Securities Beneficially Owned After Offering (E)	% Beneficial Ownership After Offering (F)
Series D Preferred Stock
Clayton A. Struve	800,000	3,108,356	3,984,000	-	800,000	2.7%

Private Placement
Vijay Panikar	-	25,000	12,500	-	-	*
Ritesh Ramesh Sangavi	-	25,000	12,500	-	-	*
Mark Swaim	-	100,000	50,000	-	-	*
F Geddes & S Geddes TTEE Geddes Revocable Trust U/A DTD / F. Michael Geddes	-	100,000	50,000	-	-	*
Howard Miller	-	75,000	37,500	-	-	*
Jerry Yang	-	50,000	25,000	-	-	*
K. H. Krueger	-	50,000	25,000	-	-	*
John Levinsohn	-	75,000	37,500	-	-	*
Les Walter	-	100,000	50,000	-	-	*
Robert H Stewart	-	25,000	12,500	-	-	*
Joshua Miksanek	-	30,000	15,000	-	-	*
Joseph W & Patricia G Abrams Family Trust dtd 3/15/1995 / Joseph Abrams	-	50,000	25,000	-	-	*
Daniel Cassinelli	-	50,000	25,000	-	-	*
Karl L Matthies Trust / Karl Matthies	-	300,000	150,000	-	-	*
Ronald Oh	-	25,000	12,500	-	-	*
Norman G Glassman	-	50,000	25,000	-	-	*
Caesar Capital Group, LLC / Michael Woloshin	-	100,000	50,000	-	-	*
Jon D and Linda W Gruber Trust	-	700,000	350,000	-	-	*
David S Nagelberg 2003 Revocable Trust / David Nagelberg	-	100,000	50,000	-	-	*
Hank Bannister	-	5,000	2,500	-	-	*
Pensco Trust, LLC FBO Brian G. Swift Roth IRA	-	50,000	25,000	-	-	*
Potter Family Trust / Bruce Potter	-	300,000	150,000	-	-	*
Stephen Kircher, Scott Kircher JT TEN	-	25,000	12,500	-	-	*
Stephen Kircher, Douglas Kircher JT TEN	-	25,000	12,500	-	-	*
Kircher Family Trust	-	50,000	25,000	-	-	*
Terry F and Sandra L Walker	-	25,000	12,500	-	-	*
Eight Family Trust, Walter Bilofsky, TTEE u/t/a dtd 11/8/99 / Walter Bilofsky	-	25,000	12,500	-	-	*
Dean Delis	-	100,000	50,000	-	-	*
Intracostal Capital LLC / Keith Goodman	-	125,000	62,500	-	-	*
Warberg WF VII, LP / Daniel Warsh	-	50,000	25,000	-	-	*
Bradley E Sparks	-	25,000	12,500	-	-	*
Kenan S Block	-	25,015	12,508	-	-	*
Daniel Block	-	25,000	12,500	-	-	*
Steven Machtinger	-	10,000	5,000	-	-	*
Jody Burnham	-	25,000	12,500	-	-	*
Clayton A. Struve	800,000	1,000,000	500,000	-	800,000	3.5%
Ritesh R Sanghavi	-	25,000	12,500	-	-	*
David W Zenk	-	25,000	12,500	-	-	*
Kenneth Followwill	-	25,000	12,500	-	-	*
Sulinder Singh Binning	-	25,000	12,500	-	-	*
Marc R Jalbert	-	35,000	17,500	-	-	*
Thomas Hughes	-	25,000	12,500	-	-	*
Josh Jacobs	-	12,500	6,250	-	-	*
Robert J Lamoreaux	-	25,000	12,500	-	-	*
Michael Hoffman	-	100,000	50,000	-	-	*
Srikanth Tummala		25,000	12,500	-	-	*
Boustead Securities LLC	-	-	-	164,985	-	*
Garden State Securities Inc	-	-	-	24,750	-	*
Ernest Pellegrino	-	-	-	37,125	-	*
Terry Brodt	-	-	-	37,125	-	*
Peter Conley	-	-	-	176,102	-	*
Brian Swift	-	-	-	71,610	-	*
Michael Jacks	-	-	-	11,550	-	*
Brinson Lingenfelter	-	-	-	18,855	-	*
Total Private Placement	800,000	4,242,515	2,121,258	542,102	800,000	*

Interest expense	-	339,401	-	-	-	*
Grand Total	800,000	7,690,272	6,105,258	542,102	800,000

Total being registered			13,795,530	542,102	14,337,632

  *Less than 1% ownership.

The price of the Company’s common stock on the date the Selling Shareholders acquired securities by which they can acquire the offered common stock was as follows:

(i)
the offering price of the 8% convertible notes, warrants and related securities issued between January 31, 2019 and May 2019, was set at approximately $1.00 per share which was the closing price of the Company’s common stock as of January 31, 2019 (the date the offering commenced). The average closing stock price between January 31, 2019 and May 31, 2019 was approximately $1.57, and

(ii)
the Series D Preferred Stock and Series F Warrants were acquired on November 10, 2016 at a stated value of $0.80 per share; the closing price of the common stock on the date before the agreement was executed was $1.33 per share.

With the exception of the $361,401 fee paid to Boustead Securities and their affiliates or assign, no cash fee was paid to the Selling Shareholders owning the 8% convertible notes, warrants and related securities, nor the Selling Stockholder owning the Series D Preferred Stock and Series F Warrants.

The 8% notes and warrants will be adjusted proportionately in the event of dividends, splits, or other reclassifications. With respect to the conversion and exercise price adjustments for events requiring adjustments, pursuant to Section 5(a) of the Series D Preferred Stock, the conversion price will be adjusted proportionately in the event of dividends in shares, stock splits, or other reclassifications, and pursuant to Section 5(b) will be adjusted downwards to match a conversion, exchange or exercise price per share offered by the Company to another party which is less than the Conversion Price of the Series D Preferred immediately in effect prior to such sale or issuance. The stated value of the Series D Preferred Stock is currently $0.70 per share.

Information regarding prior securities transactions between the issuer and Selling Stockholders:

Garden State Securities, Inc.

The Company issued the following warrants for the issuance of common stock to Garden State Securities, Inc. or its employees related to the Clayton A. Struve transactions detailed below.

Convertible Promissory Notes, Series C and D Preferred Stock and related warrants- warrants for the purchase of 837,901 common shares exercisable at $0.25 per share.

Private placement being registered- warrants for the purchase of 99,000 shares of common stock exercisable at $1.20 per share.

None of the Garden State Securities, Inc. shares have been previously registered. On March 28, 2019, 10,610 shares of common stock were issued to an employee of Garden State Securities, Inc. related to the exercise of a warrant.

Clayton A. Struve

The Company has engaged in transactions with Mr. Struve, the Preferred D holder, since approximately 2016. The following is a summary of transactions with Mr. Struve:

Convertible Promissory Note dated September 30, 2016

On September 30, 2016, the Company entered into a $210,000 Convertible Promissory Note with Clayton A. Struve, an accredited investor of the Company, to fund short-term working capital. The Convertible Promissory Note accrued interest at a rate of 10% per annum and was due on March 30, 2017. The Note holder can convert the Note into common stock at $0.70 per share. During the year ended September 30, 2017, the Company recorded interest of $21,000 related to the convertible note. This note was extended in the Securities Purchase Agreement, General Security Agreement and Subordination Agreement dated August 14, 2017 with a maturity date of August 13, 2018. Also, the conversion price of the Debenture was adjusted to $0.25 per share, subject to certain adjustments. The balance was increased $75,000 during the year ended September 30, 2018. On November 16, 2018, we signed Amendment 1 to Senior Secured Convertible Redeemable Notes dated September 30, 2016extending the due dates of the Note to February 27, 2019. On September 24, 2018, Mr. Struve converted $200,000 of the Note into 800,000 shares of our common stock. The Company recorded accrued interest of $54,671 as of September 30, 2018.

Series C and D Preferred Stock and Warrants

On August 5, 2016, the Company closed a Series C Preferred Stock and Warrant Purchase Agreement with Clayton A. Struve, an accredited investor for the purchase of $1,250,000 of preferred stock with a conversion price of $0.70 per share. The preferred stock has a yield of 8% and an ownership blocker of 4.99%. In addition, Mr. Struve received a five-year warrant to acquire 1,785,715 shares of common stock at $0.70 per share. These were registered via Form S-1 as amended by Post Effective Amendment made effective August 21, 2018. No shares have been sold by the Selling Shareholder.

To determine the effective conversion price, a portion of the proceeds received by the Company upon issuance of the Series C Preferred Stock was first allocated to the freestanding warrants issued as part of this transaction. Given that the warrants will not subsequently be measured at fair value, the Company determined that the warrants should receive an allocation of the proceeds based on their relative fair value. This is based on the understanding that the FASB staff and the SEC staff believe that a freestanding instrument issued in a basket transaction should be initially measured at fair value if it is required to be subsequently measured at fair value pursuant to US generally accepted accounting principles (“GAAP”), with the residual proceeds from the transaction allocated to any remaining instruments based on their relative fair values. As such, the warrants were allocated a fair value of approximately $514,706 upon issuance, with the remaining $735,294 of proceeds allocated to the Series C Preferred Stock.

Proportionately, this allocation resulted in approximately 59% of the face amount of the Series C Preferred Stock issuance remaining, which applied to the stated conversion price of $0.70 resulted in an effective conversion price of approximately $0.41.

Having determined the effective conversion price, the Company then compared this to the fair value of the underlying Common Stock as of the commitment date, which was approximately $1.06 per share, and concluded that the conversion feature did have an intrinsic value of $0.65 per share. As such, the Company concluded that the Series C Preferred Stock did contain a beneficial conversion feature and an accounting entry and additional financial statement disclosure was required.

Because our preferred stock is perpetual, with no stated maturity date, and the conversions may occur any time from inception, the dividend is recognized immediately when a beneficial conversion exists at issuance. During the year ending September 30, 2016, the Company recognized preferred stock dividends of $1.16 million on Series C preferred stock related to the beneficial conversion feature arising from a common stock effective conversion rate of $0.41 versus a current market price of $1.06 per common share.

On November 14, 2016, the Company issued 187,500 shares of Series D Convertible Preferred Stock and a warrant to purchase 187,500 shares of common stock in a private placement to certain accredited investors for gross proceeds of $150,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated November 10, 2016.

The warrants associated with the November 14, 2016 issuance were allocated a fair value of approximately $56,539 upon issuance, with the remaining $63,539 of net proceeds allocated to the Series D Preferred Stock. Proportionately, this allocation resulted in approximately 53% of the amount of the Series D Preferred Stock issuance remaining, which applied to the stated conversion price of $0.80 resulted in an effective conversion price of approximately $0.34. Having determined the effective conversion price, the Company then compared this to the fair value of the underlying Common Stock as of the commitment date, which was approximately $1.14 per share, and concluded that the conversion feature did have an intrinsic value of $0.80 per share. As such, the Company concluded that the Series D Preferred Stock did contain a beneficial conversion feature of $150,211 which was recorded as a beneficial conversion in stockholders’ equity.

On December 19, 2016, the Company issued 187,500 shares of Series D Convertible Preferred Stock and a warrant to purchase 187,500 shares of common stock in a private placement to an accredited investor for gross proceeds of $150,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated December 14, 2016.

The warrants associated with the December 19, 2016 issuance were allocated a fair value of approximately $60,357 upon issuance, with the remaining $69,643 of net proceeds allocated to the Series D Preferred Stock. Proportionately, this allocation resulted in approximately 54% of the amount of the Series D Preferred Stock issuance remaining, which applied to the stated conversion price of $0.80 resulted in an effective conversion price of approximately $0.37. Having determined the effective conversion price, the Company then compared this to the fair value of the underlying Common Stock as of the commitment date, which was approximately $0.81 per share, and concluded that the conversion feature did have an intrinsic value of $0.44 per share. As such, the Company concluded that the Series C Preferred Stock did contain a beneficial conversion feature of $82,232 which was recorded as a beneficial conversion in stockholders’ equity.

Because the Company’s preferred stock is perpetual, with no stated maturity date, and the conversions may occur any time from inception, the dividend is recognized immediately when a beneficial conversion exists at issuance. During the year ending September 30, 2017, the Company recognized preferred stock dividends of $2.3 million on Series D preferred stock related to the beneficial conversion feature arising from a common stock effective conversion rate of $0.34 and $0.37 versus the original market price of $1.14 and $1.06 per common share, respectively.

On May 1, 2017, the Company issued 357,143 shares of Series D Convertible Preferred Stock and a warrant to purchase 357,143 shares of common stock in a private placement to an accredited investor for gross proceeds of $250,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated May 1, 2016.

The initial conversion price of the Series D Shares is $0.70 per share, subject to certain adjustments. The initial exercise price of the warrant is $0.70 per share, also subject to certain adjustments. The Company also amended and restated the Certificate of Designations, resulting in an adjustment to the conversion price of all currently outstanding Series D Shares to $0.70 per share.

On August 14, 2017, the price of the Series C and D Preferred Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments. After adjustment there were 3,108,356 shares of Series D preferred stock authorized.

On July 17, 2018, the Company filed with the State of Nevada a second Amended and Restated Certificate of Designation of Preferences, Powers, and Rights of the Series D Convertible Preferred Stock. The Amended Certificate restates the prior Certificate of Designation filed on May 8, 2017 to decrease the number of authorized Series D shares from 3,906,250 shares to 1,016,014 shares.

As of June 30, 2019, the Company has 3,108,356 of Series D Preferred Stock outstanding with Clayton A. Struve, an accredited investor, outstanding. On August 14, 2017, the price of the Series D Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments.

Securities Purchase Agreement dated August 14, 2017

On August 14, 2017, the Company issued a senior convertible exchangeable debenture with a principal amount of $360,000 and a common stock purchase warrant to purchase 1,440,000 shares of common stock in a private placement to Clayton Struve for gross proceeds of $300,000 pursuant to a Securities Purchase Agreement dated August 14, 2017. The debenture accrues interest at 20% per annum and matures August 13, 2018. The convertible debenture contains a beneficial conversion valued at $110,629. The warrants were valued at $111,429. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest.

On the same date, the Company entered into a General Security Agreement with the Mr. Struve, pursuant to which the Company has agreed to grant a security interest to the investor in substantially all of our assets, effective upon the filing of a UCC-3 termination statement to terminate the security interest held by Capital Source Business Finance Group in the assets of the Company. In addition, an entity affiliated with Ronald P. Erickson, out then Chief Executive Officer, entered into a Subordination Agreement with the investor pursuant to which all debt owed by us to such entity is subordinated to amounts owed by us to Mr. Struve under the Debenture (including amounts that become owing under any Debentures issued to the investor in the future).

The initial conversion price of the Debenture is $0.25 per share, subject to certain adjustments. The initial exercise price of the Warrant is $0.25 per share, also subject to certain adjustments.

As part of the Purchase Agreement, the Company granted the investor “piggyback” registration rights to register the shares of common stock issuable upon the conversion of the Debenture and the exercise of the Warrant with the Securities and Exchange Commission for resale or other disposition.

The Debenture and the Warrant were issued in a transaction that was not registered under the Securities Act of 1933, as amended in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and Rule 506 of SEC Regulation D under the Act.

Under the terms of the Purchase Agreement, Mr. Struve may purchase up to an aggregate of $1,000,000 principal amount of Debentures (before a 20% original issue discount) (and Warrants to purchase up to an aggregate of 250,000 shares of common stock). These securities are being offered on a “best efforts” basis by the placement agent.

During the year ended September 30, 2017, $156,941 was recorded as interest expense related to debt discounts, beneficial conversions and warrants associated with Convertible Promissory Notes.

On December 12, 2017, the Company closed an additional $250,000 and issued a senior convertible exchangeable debenture with a principal amount of $300,000 and a common stock purchase warrant to purchase 1,200,000 shares of common stock in a private placement dated December 12, 2017 with Mr. Struve pursuant to a Securities Purchase Agreement dated August 14, 2017. The convertible debenture contains a beneficial conversion valued at $93,174. The warrants were valued at $123,600. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest.

On March 2, 2018, the Company received gross proceeds of $280,000 in exchange for issuing a senior convertible redeemable debenture with a principal amount of $336,000 and a warrant to purchase 1,344,000 shares of common stock in a private placement dated February 28, 2018 with Mr. Struve pursuant to a Securities Purchase Agreement dated August 14, 2017. The convertible debenture contains a beneficial conversion valued at $252,932. The warrants were valued at $348,096. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest.

In connection with the February 28, 2018 private placement, the placement agent for the debenture and the warrant received a cash fee of $28,000 and the Company issued warrants to purchase shares of the Company’s common stock to the placement agent or its affiliates based on 10% of proceeds.

On November 16, 2018, the Company signed Amendment 1 to Senior Secured Convertible Redeemable Notes dated August 14, 2017 and December 12, 2017, extending the due dates of the Notes to February 27, 2019.

Convertible Promissory Notes with Clayton A. Struve

As of June 30, 2019, the Company owes Clayton A. Struve $1,071,000 under convertible promissory or OID notes. The Company recorded accrued interest of $60,281 as of June 30, 2019. On May 8, 2019, the Company signed Amendment 2 to the convertible promissory or OID notes, extending the due dates to September 30, 2019.

DESCRIPTION OF 8% UNSUBORDINATED NOTE OFFERING AND WARRANTS

In early 2019, the Company commenced an Offering of 8% Unsubordinated Convertible Notes and Warrants. The Notes have a principal amount of $4,217,290 and bear annual interest of 8%. Between March 4, 2019 and May 30, 2019, the Company closed a total of 7 rounds of the private placement for gross proceeds of $4,242,515 in exchange for issuing Subordinated Convertible Notes and 2,121,258 Warrants in a private placement to 54 accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents.

Both the principal amount of and the interest are payable on a payment-in-kind basis in shares of Common Stock of the Company. They are due and payable in common stock on the earlier of (a) mandatory and automatic conversion of the Convertible Notes into a financing that yields gross proceeds of at least $10,000,000 or (b) on the one-year anniversary of the Convertible Notes. Investors will be required to convert their Convertible Notes into Common Stock in any $10,000,000 financing at a conversion price per share equal to the lower of (i) $1.00 per share or (ii) a 25% discount to the price per share paid by investors in the $10,000,000 Financing. If the Convertible Notes have not been paid or converted prior to the Maturity Date, the outstanding principal amount of the Convertible Notes will be automatically converted into shares of Common Stock at the lesser of (a) $1.00 per share or (b) any adjusted price resulting from the application of a “most favored nations” provision, which requires the issuance of additional shares of Common Stock to investors if the Company issues certain securities at less than the then-current conversion price.

The Warrants were granted on a 1:0.5 basis (one-half Warrant for each full share of Common Stock into which the Convertible Notes are convertible). The Warrants have a five-year term and an exercise price equal to $1.20 or 120% of the per share conversion price of the Qualified Financing or other mandatory conversion.

The Convertible Notes are convertible into an aggregate 4,,242,515 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 2,121,258 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

In connection with the private placement, the Placement Agent for the Convertible Notes and the Warrants received a cash fee of $361,401 and warrants to purchase 542,102 shares of the Company’s common stock, all based on 8% of gross proceeds to the Company. The placement agent has also received a $25,000 advisory fee.

As part of the Purchase Agreement, the Company entered into a Registration Rights Agreement, which grants the investors “demand” and “piggyback” registration rights to register the shares of Common Stock issuable upon the conversion of the Convertible Notes and the exercise of the Warrants with the Securities and Exchange Commission for resale or other disposition. In addition, the Convertible Notes are subordinated to certain senior debt of the Company pursuant to a Subordination Agreement executed by the investors.

The Convertible Notes and Warrants were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Boustead Securities, LLC a FINRA member, acted as our exclusive placement agent. They have received a 8% cash fee and 8% in warrants which are exercisable for 5 years at an exercise price of $1.20. The Placement Agent Warrants have a cashless exercise feature.

DESCRIPTION OF SERIES D PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

We currently have 5,000,000 shares of Preferred Stock, par value of $0.001 authorized, of which we have authorized the designation of 1,016,014 shares as Series D Convertible Preferred Stock (“Series D Preferred”). On May 8, 2017, we applied with the State of Nevada for approval of the Certificate of Designations, Preferences, and Rights of Series D Convertible Preferred Stock. On July 17, 2018, we filed with the State of Nevada a second Amended and Restated Certificate of Designation of Preferences, Powers, and Rights of the Series D Convertible Preferred Stock to decrease the number of authorized Series D Shares from 3,906,250 to 1,016,014. The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker.

On November 14, 2016, we issued 187,500 shares of Series D Convertible Preferred Stock and a warrant to purchase 187,500 shares of common stock in a private placement to Clayton Struve for gross proceeds of $150,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated November 10, 2016.

On December 19, 2016, we issued 187,500 shares of Series D Convertible Preferred Stock and a warrant to purchase 187,500 shares of common stock in a private placement to Clayton Struve for gross proceeds of $150,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated December 14, 2016.

On February 23, 2017 we issued 283,861 shares of Series D Convertible Preferred Stock and a warrant to purchase 283,861 shares of common stock in a private placement to Clayton Struve for gross proceeds of $200,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated May 1, 2016.

On May 1, 2017, we issued 357,143 shares of Series D Convertible Preferred Stock and a warrant to purchase 357,143 shares of common stock in a private placement to an accredited investor for gross proceeds of $250,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated May 1, 2016.

The Preferred Series D has an annual yield of 8% and an ownership blocker of 4.99%. In addition, all of the investor warrants discussed above are exercisable for a term of five years at strike price of $0.25. The underlying common stock upon the conversion of the Series D Preferred and Series F Warrants issued were required to be included in a registration statement as filed by the Company.

PLAN OF DISTRIBUTION

We are registering under this prospectus (i) up to 4,242,515 shares of common stock underlying the principal, and up to 339,401 shares underlying the interest accrued, of registrants 8% Unsubordinated Convertible Notes (the “Notes”), which have a conversion price that is the lesser of $1.00 per share or a twenty five percent (25%) discount to the price per share paid by investors a future Qualified Financing (the “Shares”); (ii) up to 2,121,258 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed in a series of closings between February 15, 2019 and May 28, 2019; and (iii) 542,102 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to an engagement agreement dated November 6, 2018 (the “Boustead Offering Engagement Agreement”) which provides that the Placement Agent shall receive that certain number of warrants to purchase the common stock of the Company equal to the number of warrants issued under the 8% Unsubordinated Convertible Note Offering (the “Offering”). We are required under the terms of the Securities Purchase Agreement between the Company and the investors to register the common stock issuable upon conversion of the 8% Unsubordinated Convertible Notes, Investor Warrants and Placement Agent Warrants.

Additionally, we are registering under this prospectus (iv) up to 3,108,356 shares of common stock underlying the outstanding Series D Convertible Preferred Stock which is convertible at any time at an initial conversion price of $0.25 per share of our common stock subject to adjustment for certain events (“Series D Shares”). There are currently 3,108,356 common shares estimated to underlying the 1,016,004 issued and outstanding Series D Shares, and (v) up to 3,984,000  shares of common stock issuable upon conversion of outstanding Series F Warrants which are exercisable at an exercise price of $0.25 per share, subject to certain adjustments, that were previously issued to one of the Selling Shareholders in connection with Preferred Stock and Warrant Purchase Agreement dated November 10, 2016 (“Series F Warrant Shares”). We are registering the common stock underlying the Series D Shares and Series F Warrant Shares that may be issued by us to the Selling Stockholders in order to permit the resale of these shares of common stock.

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders. We will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholders. Upon exercise of the Investor Warrants and Placement Agent Warrants, however, we will receive up to $1.20 per share, and upon exercise of the Series F Warrants, we will receive up to $0.25 per share or such lower price as may result from the anti-dilution protection features of such warrants. Any proceeds received from the exercise of such warrants will be used for general working capital and other corporate purposes.

The Selling Stockholders may decide not to sell any of its shares of common stock, or may sell all or a portion of its shares of common stock.  The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of any sale of shares, and may sell the shares directly or through one or more broker-dealers or agents.  To the extent that the Selling Stockholders employs broker-dealers or other agents in connection with the sale of its stock, the Selling Stockholders will pay any commissions, discounts or other amounts due to such broker-dealers or agents.  To our knowledge, the Selling Stockholders has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the sale or distribution of the shares of common stock offered hereby.

The Selling Stockholders, which as used herein includes its donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

-
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

-
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

-
an exchange distribution in accordance with the rules of the applicable exchange;

-
privately negotiated transactions;

-
short sales effected after the date the Registration Statement of which this prospectus is a part is declared effective by the SEC;

-
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

-
broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

-
a combination of any such methods of sale; and

-
any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.  The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the Selling Stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus as supplemented or amended to reflect such transaction.

The aggregate proceeds to the Selling Stockholders from the sale of the common stock will be the purchase price of the common stock less discounts or commissions, if any.  The Selling Stockholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from these stock sales by the Selling Stockholders.

The Selling Stockholders also may resell all or a portion of its shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that it meets the criteria and conform to the requirements of that rule.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders(s), the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and its affiliates.  In addition, to the extent applicable we will make copies of this prospectus as it may be supplemented or amended from time to time available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, prospectus, prospectus supplement, or any information incorporated by reference therein, or arising out of or based upon any omission or alleged omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that we will not be liable for any liabilities finally adjudicated to be caused solely by a false statement of material fact contained within written information provided by such the Selling Stockholders expressly for the purpose of including it in this Registration Statement or the prospectus that is part of this Registration Statement.

We also have agreed with the Selling Stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (1) the date on which all of the shares covered by this prospectus have been sold, or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the "Risk Factors" section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Know Labs, Inc., formerly Visualant, Incorporated, was incorporated under the laws of the State of Nevada in 1998. Since 2007, we have been focused primarily on research and development of proprietary technologies which can be used to authenticate and diagnose a wide variety of organic and non-organic substances and materials. Our Common Stock trades on the OTCQB Exchange under the symbol “KNWN.”

Business

We are focused on the development, marketing and sales of a proprietary technologies which are capable of uniquely authenticating or diagnosing almost any substance or material using electromagnetic energy to create, record and detect the unique “signature” of the substance. We call these our “ChromaID™” and “Bio-RFID™” technologies.

Overview

Historically, the Company focused on the development of our proprietary ChromaID technology. Using light from low-cost LEDs (light emitting diodes) we map the color of substances, fluids and materials and with our proprietary processes we can authenticate, identify and diagnose based upon the color that is present. The color is both visible to us as humans but also outside of the humanly visible color spectrum in the near infra-red and near ultra-violet and beyond. Our ChromaID scanner sees what we like to call “Nature’s Color Fingerprint.” Everything in nature has a unique color identifier and with ChromaID we can see it, and identify, authenticate and diagnose based upon the color that is present. Our ChromaID scanner is capable of uniquely identifying and authenticating almost any substance or liquid using light to create, record and detect its unique color signature. We will continue to develop and enhance our ChromaID technology and extend its capacity. More recently, we have focused upon extensions and new inventions that are derived from and extend beyond our ChromaID technology. We call this technology Bio-RFID. The rapid advances made with our Bio-RFID technology in our laboratory have caused us to move quickly in to the commercialization phase of our Company as we work to create revenue generating products for the marketplace. We will also, as resources permit, pursue licensing opportunities with third parties who have ready applications for our technologies.

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business. TransTech is a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary have been diminishing as vendors of their products increasingly move to the Internet and direct sales to their customers. While it does provide our current revenues it is not central to our current focus as a Company. Moreover, we have written down any goodwill associated with its historic acquisition. We continue to closely monitor this subsidiary. We expect it to wind down completely prior to the end of our current fiscal year.

 Nine Months Ended June 30, 2019 Compared to Nine Months Ended June 30, 2018

The following table presents certain consolidated statement of operations information and presentation of that data as a percentage of change from year-to-year:

(dollars in thousands).

	Nine Months Ended June 30,
	2019	2018	$ Variance	% Variance

Revenue	$ 1,577	$ 3,432	$ (1,855)	-54.1%
Cost of sales	1,203	2,760	(1,557)	56.4%
Gross profit	374	672	(298)	-44.3%
Research and development expenses	833	367	466	-127.0%
Selling, general and administrative expenses	3,165	1,796	1,369	-76.2%
Operating loss	(3,624)	(1,491)	(2,133)	-158.9%
Other (expense) income:
Interest expense	(22)	(1,096)	1,074	98.0%
Other income	22	234	(212)	-90.6%
Gain on debt settlements	325	19	306	1610.5%
Total other income (expense)	325	(843)	1,168	138.6%
(Loss) before income taxes	(3,299)	(2,334)	(965)	-41.3%
Income taxes - current (benefit)	-	-	-	0.0%
Net (loss)	$ (3,299)	$ (2,334)	$ (965)	-41.3%

Sales

Net revenue for the nine months ended June 30, 2019 decreased $1,855,000 to $1,577,000 as compared to $3,432,000 for the nine months ended June 30, 2018. The decrease was due to lower sales by TransTech. We have focused TransTech on maximizing profits at the lower sales level.

Cost of Sales

Cost of sales for the nine months ended June 30, 2019 decreased $1,557,000 to $1,203,000 as compared to $2,760,000 for the nine months ended June 30, 2018. The decrease was due to lower sales by TransTech. We have focused TransTech on maximizing profits at the lower sales level.

Gross profit was $374,000 for the nine months ended June 30, 2019 as compared to $672,000 for the nine months ended June 30, 2018. Gross profit was 23.7% for the nine months ended June 30, 2019 as compared to 19.6% for the nine months ended June 30, 2018. We have focused TransTech on maximizing profits at the current sales level.

Research and Development Expenses

Research and development expenses for the nine months ended June 30, 2019 increased $466,000 to $833,000 as compared to $367,000 for the nine months ended June 30, 2018. The increase was due to expenditures related to the development of our Bio-RFID™ technology.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended June 30, 2019 increased $1,369,000 to $3,165,000 as compared to $1,796,000 for the nine months ended June 30, 2018.

The increase primarily was due to (i) increased corporate development expense of $438,000; (ii) increased stock based compensation of $638,000; (iii) increased rent of $60,000; (iv) increased travel of $55,000; (v) increased legal of $47,000; (vi) increased audit expenses of $23,000; and (vii) increased other expenses of $108,000. As part of the selling, general and administrative expenses for the nine months ended June 30, 2019, we recorded $438,000 of investor relation expenses and business development expenses.

Other Income (Expense)

Other income for the nine months ended June 30, 2019 was $325,000 as compared to other expense of $843,000 for the nine months ended June 30, 2018. The other expense for the nine months ended June 30, 2019 included (i) interest expense of $22,000; offset by (ii) other income of $22,000; and (iii) gain on debt settlements of $325,000. The gain on debt settlements related to the settlement of old accounts payable.

The other expense for the nine months ended June 30, 2018 included (i) interest expense of $1,096,000; offset by (ii) other income of $19,000 and (iii) gain on debt settlements of $234,000. The interest expense related a senior convertible exchangeable debenture issued on December 12, 2017 and February 28, 2018 in conjunction with a Securities Purchase Agreement dated August 14, 2017. The gain on debt settlements related to the settlement of old accounts payable.

Net (Loss) Profit

Net loss for the nine months ended June 30, 2019 was $3,299,000 as compared to a net loss of $2,334,000 for the nine months ended June 30, 2018. The net loss for the nine months ended June 30, 2019 included non-cash expenses of $1,052,000. The non-cash items include (i) depreciation and amortization of $157,000; (ii) stock based compensation of $766,000; (iii) issuance of capital stock for services and expenses of $349,000; and (iii) other of $100,000; offset by non-cash gain on accounts payable of $320,000. TransTech’s net loss from operations was $81,000 for the nine months ended June 30, 2019 as compared to a net income from operations of $64,000 for the nine months ended June 30, 2018.

The net loss for the nine months ended June 30, 2018, included non-cash expenses of $1,677,000. The non-cash items include (i) depreciation and amortization of $44,000; (ii) stock based compensation of $7,000; (iii) conversion of interest and amortization of debt discount of $539,000; (iv) conversion of accrued liabilities of $492,000; (v) issuance of common stock for conversion of liabilities of $248,000; (vi) issuance of capital stock for services and expenses of $349,000; and (vii) issuance of warrants for debt conversion of $232,000; and (viii) offset by non-cash gain on accounts payable of $234,000. TransTech’s net income from operations was $64,000 for the nine months ended June 30, 2018 as compared to a net loss from operations of ($237,000) for the nine months ended June 30, 2017.

We expect losses to continue as we commercialize our ChromaID™ and Bio-RFID™technology.

Year Ended September 30, 2018 Compared to Year Ended September 30, 2017

The following table presents certain consolidated statement of operations information and presentation of that data as a percentage of change from year-to-year:

(dollars in thousands).

	Years Ended September 30,
	2018	2017	$ Variance	% Variance

Revenue	$4,303	$4,874	$(571)	-11.7%
Cost of sales	3,482	3,966	(484)	12.2%
Gross profit	821	908	(87)	-9.6%
Research and development expenses	570	79	491	-621.5%
Selling, general and administrative expenses	2,509	3,088	(579)	18.8%
Impairment of goodwill	-	984	(984)	100.0%
Operating loss	(2,258)	(3,243)	985	30.4%
Other (expense) income:
Interest expense	(1,195)	(377)	(818)	-217.0%
Other income (expense)	25	(63)	88	139.7%
(Loss) on change- derivative liability warrants	-	(218)	218	100.0%
Gain on debt settlements	170	-	170	100.0%
Total other income (expense)	(1,000)	(658)	(342)	-52.0%
(Loss) before income taxes	(3,258)	(3,901)	643	16.5%
Income taxes - current (benefit)	-	-	-	0.0%
Net (loss)	$(3,258)	$(3,901)	$643	16.5%

Sales

Net revenue for the year ended September 30, 2018 decreased $571,000 to $4,303,000 as compared to $4,874,000 for the year ended September 30, 2017. The decrease was due to lower sales by TransTech. We have focused TransTech on maximizing profits at the lower sales level.

Cost of Sales

Cost of sales for the year ended September 30, 2018 decreased $484,000 to $3,482,000 as compared to $3,966,000 for the year ended September 30, 2017. The decrease was due to lower sales by TransTech. We have focused TransTech on maximizing profits at the lower sales level.

Gross profit was $821,000 for the year ended September 30, 2018 as compared to $908,000 for the year ended September 30, 2017. Gross profit was 19.1% for the year ended September 30, 2018 as compared to 18.6% for the year ended September 30, 2017. We have focused TransTech on maximizing profits at the lower sales level.

Research and Development Expenses

Research and development expenses for the year ended September 30, 2018 increased $491,000 to $570,000 as compared to $79,000 for the year ended September 30, 2017. The increase was due to expenditures related to the Consulting and Services Agreement with Phillip A. Bosua, our Chief Product Officer for product development, including the development of our Bio-RFID™ technology.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for year ended September 30, 2018 decreased $579,000 to $2,509,000 as compared to $3,088,000 for the year ended September 30, 2017.

The decrease primarily was due to (i) reduced payroll, bad debt and other expenses of $465,000 at TransTech; (ii) decreased corporate development expense of $425,000; (iii) decreased other corporate expenses of $217,000; and (iv) offset by increased stock based compensation expenses of $581,000 . As part of the selling, general and administrative expenses for the three months ended September 30, 2018, we recorded $198,000 of investor relation expenses and corporate development expenses.

Impairment of Goodwill

Our TransTech business is very capital intensive. We reviewed TransTech’s operations based on its overall financial constraints and determined the value has been impaired. We recorded an impairment of goodwill associated with TransTech of $984,000 during the year ended September 30, 2017.

Other Income (Expense)

Other expense for the year ended September 30, 2018 was $1,000,000 as compared to other expense of $657,000 for the year ended September 30, 2017. The other expense for the year ended September 30, 2018 included (i) interest expense of $1,195,000; offset by (ii) other income of $25,000 and (iii) gain on debt settlements of $170,000. The interest expense related a senior convertible exchangeable debenture issued on December 12, 2017 and February 28, 2018 in conjunction with a Securities Purchase Agreement dated August 14, 2017. The gain on debt settlements and forgiveness of accounts payable.

The other expense for the year ended September 30, 2017 included (i) change in the value of derivatives of $218,000; (ii) interest expense of $377,000; (iii) other expense of $63,000. The decrease is a result of the decline of the derivative liability as our underlying stock price has declined and conversion of interest and amortization of debt discount of $227,000.

Net (Loss)

Net loss for the year ended September 30, 2018 was $3,258,000 as compared to $3,901,000 for the year ended September 30, 2017. The net loss for the year ended September 30, 2018, included non-cash expenses of $1,935,000. The non-cash items include (i) depreciation and amortization of $133,000; (ii) issuance of capital stock for services and expenses of $440,000; (iii) stock based compensation of $291,000; (iv) conversion of interest and amortization of debt discount of $539,000; (v) conversion of accrued liabilities of $492,000; (vi) issuance of common stock for conversion of liabilities of $200,000; and (vii) other of $10,000; (viii) offset by non cash gain on accounts payable of $170,000. TransTech’s net income from operations was $49,000 for the year ended September 30, 2018 as compared to a net loss from operations of ($256,000) for the year ended September 30, 2017.

The net loss for the year ended September 30, 2017, included non-cash expenses of non-cash items of $2,397,000. The non-cash items include (i) depreciation and amortization of $81,000; (ii) issuance of capital stock for services and expenses of $548,000; (iii) stock based compensation of $38,000; (iv) bad debt losses and provision on loss on accounts receivable of $141,000; (v) impairment of goodwill of $984,000; (vi) loss on sale of assets $113,000; (vii) conversion of interest and amortization of debt discount of $227,000; and (viii) reclassification of derivative liability of $410,000; offset by (ix) loss on change- derivative liability warrants of $145,000.

We expect losses to continue as we commercialize our ChromaID™ and Bio-RFID™technology.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

We had cash of approximately $2,689,000 and net working capital deficit of approximately $1,228,000 (net of convertible notes payable and notes payable) as of June 30, 2019.  We have experienced net losses since inception and we expect losses to continue as we commercialize our ChromaID™ technology. As of June 30, 2019, we had an accumulated deficit of $38,091,000 and net losses in the amount of $3,299,000, $3,258,000 and $3,901,000 for the nine months ended June 30, 2019 and years ended September 30, 2018 and 2017, respectively. We believe that our cash on hand will be sufficient to fund our operations through December 31, 2019.

On May 28, 2019, we closed additional rounds of a private placement and received gross proceeds of $4,242,515 in exchange for issuing Subordinated Convertible Notes (the “Convertible Notes”) and Warrants (the “Warrants”) in a private placement to 54 accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents.

The Convertible Notes have a principal amount of $4,242,515 and bear annual interest of 8%. Both the principal amount of and the interest are payable on a payment-in-kind basis in shares of Common Stock of the Company (the “Common Stock”). They are due and payable (in Common Stock) on the earlier of (a) mandatory and automatic conversion of the Convertible Notes into a financing that yields gross proceeds of at least $10,000,000 (a “Qualified Financing”) or (b) on the one-year anniversary of the Convertible Notes (the “Maturity Date”). Investors will be required to convert their Convertible Notes into Common Stock in any Qualified Financing at a conversion price per share equal to the lower of (i) $1.00 per share or (ii) a 25% discount to the price per share paid by investors in the Qualified Financing. If the Convertible Notes have not been paid or converted prior to the Maturity Date, the outstanding principal amount of the Convertible Notes will be automatically converted into shares of Common Stock at the lesser of (a) $1.00 per share or (b) any adjusted price resulting from the application of a “most favored nations” provision, which requires the issuance of additional shares of Common Stock to investors if we issue certain securities at less than the then-current conversion price.

The opinion of our independent registered public accounting firm on our audited financial statements as of and for the year ended September 30, 2018 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising capital from financing transactions.

We need additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back, eliminate the development of business opportunities or file for bankruptcy and our operations and financial condition may be materially adversely affected.

We have financed our corporate operations and our technology development through the issuance of convertible debentures, the issuance of preferred stock, the sale common stock, issuance of common stock in conjunction with an equity line of credit, loans by our Chairman and the exercise of warrants.

We expect exercises of warrants. There were vested warrants of 16,573,772 as of June 30, 2019 with an aggregate intrinsic value of $15,949,833.

Operating Activities

Net cash used in operating activities for the nine months ended June 30, 2019 was $2,307,000. This amount was primarily related to (i) a net loss of $3,299,000; and (ii) working capital changes of $60,000; offset by (vi) non-cash expenses of $1,052,000. The non-cash items include (i) depreciation and amortization of $157,000; (ii) stock based compensation of $766,000; (iii) issuance of capital stock for services and expenses of $349,000; and (iii) other of $100,000; offset by non-cash gain on accounts payable of $320,000.

Investing Activities

Net cash used in investing activities for the nine months ended June 30, 2019 was $79,000. This amount was primarily related to the investment in equipment for research and development.

Financing Activities

Net cash provided by financing activities for the nine months ended June 30, 2019 was $4,243,000. This amount was primarily related to issuance of common stock for cash of $4,243,000 as discussed above, offset by repayments of line of credit of $102,000.

Our contractual cash obligations as of June 30, 2019 are summarized in the table below:

		Less Than			Greater Than
Contractual Cash Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Operating leases	$ 227,602	$ 118,190	$ 85,914	$ 23,498	$ -
Convertible notes payable	2,255,066	2,255,066	-	-	-
Notes payable	145,186	145,186	-	-	-
Capital expenditures	280,000	60,000	110,000	110,000	-
	$ 2,907,854	$ 2,578,442	$ 195,914	$ 133,498	$ -

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

The application of GAAP involves the exercise of varying degrees of judgment. On an ongoing basis, we evaluate our estimates and judgments based on historical experience and various other factors that are believed to be reasonable under the circumstances.

Actual results may differ from these estimates under different assumptions or conditions. We believe that of our significant accounting policies (see summary of significant accounting policies more fully described in Note 2 to the financial statements set forth in this report), the following policies involve a higher degree of judgment and/or complexity:

Inventories – Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  We recorded a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $35,000 reserve for impaired inventory as of June 30, 2019 and September 30, 2018, respectively.

Fair Value Measurements and Financial Instruments – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).

Derivative financial instruments -We evaluate all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Revenue Recognition – Our revenue is derived from products and services. Revenue is considered realized when the products or services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, the Company defers all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned.

Stock Based Compensation – We have share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options to purchase shares of our common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by us at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, we recognize stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Convertible Securities – Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities issued subsequent to September 30, 2015. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

Quantitative and Qualitative Disclosure about Market Risk

We have no investments in any market risk sensitive instruments either held for trading purposes or entered into for other than trading purposes.

BUSINESS

We are focused on the development, marketing and sales of a proprietary technologies which are capable of uniquely authenticating or diagnosing almost any substance or material using electromagnetic energy to create, record and detect the unique “signature” of the substance. We call these our “ChromaID™” and “Bio-RFID™” technologies.

Overview

Historically, the Company focused on the development of our proprietary ChromaID technology. Using light from low-cost LEDs (light emitting diodes) we map the color of substances, fluids and materials and with our proprietary processes we can authenticate, identify and diagnose based upon the color that is present. The color is both visible to us as humans but also outside of the humanly visible color spectrum in the near infra-red and near ultra-violet and beyond. Our ChromaID scanner sees what we like to call “Nature’s Color Fingerprint.” Everything in nature has a unique color identifier and with ChromaID we can see it, and identify, authenticate and diagnose based upon the color that is present. Our ChromaID scanner is capable of uniquely identifying and authenticating almost any substance or liquid using light to create, record and detect its unique color signature. We will continue to develop and enhance our ChromaID technology and extend its capacity. More recently, we have focused upon extensions and new inventions that are derived from and extend beyond our ChromaID technology. We call this technology Bio-RFID. The rapid advances made with our Bio-RFID technology in our laboratory have caused us to move quickly in to the commercialization phase of our Company as we work to create revenue generating products for the marketplace. Today, the primary focus of the Company is on its Bio-RFID technology and its commercialization. The Company may continue to develop and enhance its ChromaID technology and extend its capacity as time and resources permit. The Company will also, as resources permit, pursue licensing opportunities with third parties who have ready applications for our ChromaID and Bio-RFID.

In 2010, we acquired TransTech Systems, Inc. as an adjunct to our business. TransTech is a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary have been diminishing as vendors of their products increasingly move to the Internet and direct sales to their customers. While it does provide our current revenues it is not central to our current focus as a Company. Moreover, we have written down any goodwill associated with its historic acquisition. We continue to closely monitor this subsidiary. We expect it to wind down completely prior to the end of our current fiscal year.

The Know Labs Technology

We have internally and under contract with third parties developed proprietary platform technologies to uniquely authenticate or diagnose almost any material and substance. Our technology utilizes electromagnetic energy at various points along the electromagnetic spectrum to perform analytics which allow the user to identify, authenticate and diagnose depending upon the unique application and field of use. The Company’s proprietary platform technologies are called ChromaID and Bio-RFID.

The ChromaID patented technology utilizes light at the photon (elementary particle of light) level through a series of emitters and detectors to generate a unique signature or “fingerprint” from a scan of almost any solid, liquid or gaseous material. This signature of reflected or transmitted light is digitized, creating a unique ChromaID signature. Each ChromaID signature is comprised of from hundreds to thousands of specific data points.

The ChromaID technology looks beyond visible light frequencies to areas of near infra-red and ultraviolet light and beyond that are outside the humanly visible light spectrum. The data obtained allows us to create a very specific and unique ChromaID signature of the substance for a myriad of authentication, verification and diagnostic applications.

Traditional light-based identification technology, called spectrophotometry, has relied upon a complex system of prisms, mirrors and visible light. Spectrophotometers typically have a higher cost and utilize a form factor (shape and size) more suited to a laboratory setting and require trained laboratory personnel to interpret the information. The ChromaID technology uses lower cost LEDs and photodiodes and specific electromagnetic frequencies resulting in a more accurate, portable and easy-to-use solution for a wide variety of applications. The ChromaID technology not only has significant cost advantages as compared to spectrophotometry, it is also completely flexible is size, shape and configuration. The ChromaID scan head can range in size from endoscopic to a scale that could be the size of a large ceiling-mounted florescent light fixture.

In normal operation, a ChromaID master or reference scan is generated and stored in a database. We call this the ChromaID Reference Library. The scan head can then scan similar materials to identify, authenticate or diagnose them by comparing the new ChromaID digital signature scan to that of the original or reference ChromaID signature or scan result. Over time, we believe the ChromaID Reference Libraries can become a significant asset of the Company, providing valuable information in numerous fields of use. The Reference Libraries for our newly developed Bio-RFID will have a similar promise regarding their utility and value.

The Company’s latest technology platform is called Bio-RFID. Working in our lab over the past two years, we have developed extensions and new inventions derived in part from our ChromaID technology which we refer to as Bio-RFID technology. We are rapidly advancing the development of this technology. We have announced over the past several months that we have successfully been able to non-invasively ascertain blood glucose levels in humans. We are building the internal and external development team necessary to commercialize this newly discovered technology as well as make additional patent filings covering the intellectual property created with these new inventions. The first applications of our Bio-RFID technology will be in a product we call the UBAND™. The first UBAND product will be marketed as a Continuous Glucose Monitor. It is a wearable product which will be worn on the wrist and communicate with a smart phone device via Bluetooth connectivity. It will provide the user with real time information on their blood glucose levels. This product will require US Food and Drug Administration approval prior to its introduction to the market.

We have also announced the results of laboratory-based comparison testing between our Bio-RFID technology and the leading continuous glucose monitors from Abbott Labs (Freestyle Libre®) and DexCom (G5®). These results provide evidence of a high degree of correlation between our Bio-RFID based technology and the current industry leaders and their continuous glucose monitors. Our technology is fundamentally differentiated from these industry leaders as our UBAND continuous glucose monitor as it is completely non-invasive.

We expect to begin the process of obtaining US Food and Drug Administration (FDA) approval of our non-invasive continuous blood glucose monitoring device during calendar year 2019. To guide us in that undertaking we have announced the hiring of a Chief Medical Officer and formed a Medical and Regulatory Advisory Board to guide us through the FDA process. We are unable, however, to estimate the time necessary for such approval nor the likelihood of success in that endeavor.

ChromaID and Bio-RFID: Foundational Platform Technologies

Our ChromaID and Bio-RFID technologies provide a platform upon which a myriad of applications can be developed. As platform technologies, they are analogous to a smartphone, upon which an enormous number of previously unforeseen applications have been developed. ChromaID and Bio-RFID technologies are “enabling” technologies that bring the science of electromagnetic energy to low-cost, real-world commercialization opportunities across multiple industries. The technologies are foundational and, as such, the basis upon which the Company believes a significant business can be built.

As with other foundational technologies, a single application may reach across multiple industries. The ChromaID technology can, for example effectively differentiate and identify different brands of clear vodkas that appear identical to the human eye. By extension, this same technology can identify pure water from water with contaminants present. It can provide real time detection of liquid medicines such as morphine that have been adulterated or compromised. It can detect if jet fuel has water contamination present. It could determine when it is time to change oil in a deep fat fryer. These are but a few of the potential applications of the ChromaID technology based upon extensions of its ability to identify different liquids.

Similarly, the Bio-RFID technology can non-invasively identity the presence and quantity of glucose in the human body. By extension, there may be other molecular structures which this same technology can identity in the human body which, over time, the Company will focus upon. They may include the monitoring of drug usage or the presence of illicit drugs. They may also involve identifying hormones and various markers of disease.

The cornerstone of a company with a foundational platform technology is its intellectual property. We have pursued an active intellectual property strategy and have been granted 13 patents. We currently have a number of patents pending. We possess all right, title and interest to the issued patents. Nine of the pending patents are licensed exclusively to us in perpetuity by our strategic partner, Allied Inventors, a spin-off entity of Intellectual Ventures, an intellectual property fund.

Our Patents and Intellectual Property

We believe that our 13 patents, patent applications, three registered trademarks, and our trade secrets, copyrights and other intellectual property rights are important assets. Our issued patents will expire at various times between 2027 and 2034. Pending patents, if issued, may have expiration dates that extend further in time. The duration of our trademark registrations varies from country to country. However, trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are properly maintained.

The issued patents cover the fundamental aspects of the Know Labs ChromaID technology and a growing number of unique applications ranging, to date, from invisible bar codes to tissue and liquid analysis. We have filed patents on our Bio-RFID technology and will continue to expand the Company’s patent portfolio over time through internal development efforts as well as through licensing opportunities with third parties.

Additionally, significant aspects of our technology are trade secrets which may not be disclosed through the patent filing process. We intend to be diligent in maintaining our trade secrets.

The patents that have been issued to Know Labs and their dates of issuance are:

On August 9, 2011, we were issued US Patent No. 7,996,173 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy,” by the United States Office of Patents and Trademarks. The patent expires August 24, 2029.

On December 13, 2011, we were issued US Patent No. 8,076,630 B2 entitled “System and Method of Evaluating an Object Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires November 7, 2028.

On December 20, 2011, we were issued US Patent No. 8,081,304 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 28, 2030.

On October 9, 2012, we were issued US Patent No. 8,285,510 B2 entitled “Method, Apparatus, and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On February 5, 2013, we were issued US Patent No. 8,368,878 B2 entitled “Method, Apparatus and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 12, 2013, we were issued US Patent No. 8,583,394 B2 entitled “Method, Apparatus and Article to Facilitate Distributed Evaluation of Objects Using Electromagnetic Energy by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On November 21, 2014, we were issued US Patent No. 8,888,207 B2 entitled “Systems, Methods, and Articles Related to Machine-Readable Indicia and Symbols” by the United States Office of Patents and Trademarks. The patent expires February 7, 2033. This patent describes using ChromaID to see what we call invisible bar codes and other identifiers.

On March 23, 2015, we were issued US Patent No. 8,988,666 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Objects Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires July 31, 2027.

On May 26, 2015, we were issued US Patent No. 9,041,920 B2 entitled “Device for Evaluation of Fluids using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033. This patent describes a ChromaID fluid sampling devices.

On April 19, 2016, we were issued US Patent No. 9,316,581 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy” by the United States Office of Patents and Trademarks. The patent expires March 12, 2033. This patent describes an enhancement to the foundational ChromaID technology.

On April 18, 2017, we were issued US Patent No. 9,625,371 B2 entitled “Method, Apparatus, and Article to Facilitate Evaluation of Substances Using Electromagnetic Energy.” The patent expires July 2027. This patent pertains to the use of ChromaID technology for the identification and analysis of biological tissue. It has many potential applications in medical, industrial and consumer markets.

On May 30, 2017, we were issued US Patent No. 9,664.610 B2 entitled “Systems for Fluid Analysis Using Electromagnetic Energy that is reflected a Number of Times through a Fluid Contained within a Reflective Chamber.” This patent expires approximately in approximately March 2034. This patent pertains to a method for the use of the Company’s technology analyzing fluids.

On April 4, 2018, we were issued US Patent No. 9,869,636 B2, entitled “Device for Evaluation of Fluids Using Electromagnetic Energy.” The patent expires approximately April 2033. This patent pertains to the use of ChromaID technology for evaluating and analyzing fluids such as those following through an IV drip in a hospital or water, for example.

We continue to pursue a patent strategy to expand our unique intellectual property in the United States and other countries.

Product Strategy

We are currently undertaking internal development work on potential products for the consumer marketplace. This development work was previously being performed through our Consulting Agreement with Blaze Clinical, and Phillip A. Bosua, who served as our Chief Product Officer. In his current role as Chief Executive Officer, Mr. Bosua continues to lead these efforts. We have announced the development of our UBAND continuous glucose monitor and our desire to obtain US Food and Drug Administration approval for the marketing of this product to the diabetic and pre-diabetic population. We have also recently announced the engagement of a manufacturing partner we will work with to bring this product to market. We will make further announcements regarding this product as development and manufacturing work progresses.

As time and resources permit, we also will engage with partners through licensing our technology in various fields of use, entering in to joint venture agreements to develop specific applications of our technology, and in certain specific instances develop our own products for the marketplace.

Currently we are focusing our current efforts on productizing our Bio-RFID technology as we move it out of the research laboratory and in to the marketplace.

Research and Development

Our current research and development efforts are primarily focused improving our Bio-RFID technology, extending its capacity and developing new and unique applications for the technology. As part of this effort, we conduct on-going laboratory testing to ensure that application methods are compatible with the end-user and regulatory requirements, and that they can be implemented in a cost-effective manner. We are also actively involved in identifying new applications. Our current internal team along with outside consultants have considerable experience working with the application of our technologies and their application. We engage third party experts as required to supplement our internal team. We incurred expenses of $832,555, $570,514 and $79,405 for the nine months ended June 30, 2019 and years ended September 30, 2018 and 2017, respectively, on development activities. On July 6, 2017, we entered into a Consulting Agreement with Phillip A. Bosua, our Chief Product Officer to lead our development efforts. He has continued in that role with expanded responsibilities upon his appointment as Chief Executive Officer on April 19, 2018.

Merger with RAAI Lighting, Inc.

On April 10, 2018, we entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, we have acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of RAAI common stock issued and outstanding immediately before the Merger (1,000 shares) were cancelled and we issued 2,000,000 shares of our common stock. As a result, we issued 2,000,000 shares of its common stock to Phillip A. Bosua, formerly the sole stockholder of RAAI. The consideration for the Merger was determined through arms-length bargaining by the Company and RAAI. The Merger was structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, the Company received certain intellectual property, related to RAAI.

Merger with Know Labs, Inc.

On May 1, 2018, Know Labs, Inc., a Nevada corporation incorporated on April 3, 2018, and our wholly-owned subsidiary, merged with and into the Company pursuant to an Agreement and Plan of Merger dated May 1, 2018. In connection with the merger, our Articles of Incorporation were effectively amended to change our name to Know Labs, Inc. by and through the filing of Articles of Merger. This parent-subsidiary merger was approved by us, the parent, in accordance with Nevada Revised Statutes Section 92A.180. Stockholder approval was not required. This amendment was filed with the Nevada Secretary of State and became effective on May 1, 2018.

Corporate Name Change and Symbol Change

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in our name from Know Labs Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

MANAGEMENT

Identification of Directors and Executive Officers

The following table sets forth certain information about our current directors and executive officers:

Name	Age	Director/ Executive Officer
Directors-
Ronald P. Erickson	75	Chairman and Interim Chief Financial Officer (1)
Phillip A. Bosua	45	Chief Executive Officer and Director
Jon Pepper	68	Director (2)
Ichiro Takesako	60	Director
William A. Owens	79	Director (3)

(1)
Chairman of the Nominating and Corporate Governance Committee.
(2)
Chairman of the Audit Committee.
(3)
Chairman of the Compensation Committee.

Term of Office

Each of our officers is elected by the Company's Board of Directors to serve until the next annual meeting of Directors or until their successors are duly elected and qualified. Each of our directors is elected by the Company's Board of Directors and shall hold office until the next annual meeting of stockholders and until his/her successor shall have been duly elected and qualified.

Background and Business Experience

Ronald P. Erickson has been a director and officer of Know Labs since April 2003. He was appointed as our CEO and President in November 2009 and as Chairman of the Board in February 2015. Previously, Mr. Erickson was our President and Chief Executive Officer from September 2003 through August 2004, and was Chairman of the Board from August 2004 until May 2011. Mr. Erickson stepped down as Chief Executive Officer on April 10, 2018.

A senior executive with more than 30 years of experience in the high technology, telecommunications, micro-computer, and digital media industries, Mr. Erickson was the founder of Know Labs. He is formerly Chairman, CEO and Co-Founder of Blue Frog Media, a mobile media and entertainment company; Chairman and CEO of eCharge Corporation, an Internet-based transaction procession company,  Chairman, CEO and Co-founder of GlobalTel Resources, a provider of telecommunications services; Chairman, Interim President and CEO of Egghead Software, Inc. a software reseller where he was an original investor; Chairman and CEO of NBI, Inc.; and Co-founder of MicroRim, Inc. the database software developer. Earlier, Mr. Erickson practiced law in Seattle and worked in public policy in Washington, DC and New York, NY. Additionally, Mr. Erickson has been an angel investor and board member of a number of public and private technology companies.  In addition to his business activities, Mr. Erickson is Chairman of the Board of Trustees of Central Washington University where he received his BA degree. He also holds a MA from the University of Wyoming and a JD from the University of California, Davis. He is licensed to practice law in the State of Washington.

Mr. Erickson is our founder and was appointed as a director because of his extensive experience in developing technology companies.

Phillip A. Bosua was appointed a director and Chief Executive Officer of the Company on April 10, 2018. Previously, Mr. Bosua served as our Chief Product Officer since August 2017 and we entered into a Consulting Agreement on July 7, 2017. From September 2012 to February 2015, he was the founder and Chief Executive Officer of LIFX Inc. (where he developed and marketed an innovative “smart” light bulb) and from August 2015 until February 2016 was Vice President Consumer Products at Soraa (which markets specialty LED light bulbs). From February 2016 to July 2017, Mr. Bosua was the founder and CEO of RAAI, Inc. (where he continued the development of his smart lighting technology).  From May 2008 to February 2013 he was the Founder and CEO of LimeMouse Apps, a leading developer of applications for the Apple App Store.

Mr. Bosua was appointed as a director because of his extensive experience in developing technology companies.

Ichiro Takesako has served as a director since December 28, 2012. Mr. Takesako has held executive positions with Sumitomo Precision Products Co., Ltd or Sumitomo since 1983. Mr. Takesako graduated from Waseda University, Tokyo, Japan where he majored in Social Science and graduated with a Degree of Bachelor of Social Science.

In the past few years, Mr. Takesako has held the following executive position in Sumitomo and its affiliates:

June 2008:
appointed as General Manager of Sales and Marketing Department of Micro Technology Division
April 2009:
appointed as General Manager of Overseas Business Department of Micro Technology Division, in charge of M&A activity of certain business segment and assets of Aviza Technology, Inc.
July 2010:
appointed as Executive Director of SPP Process Technology Systems, 100% owned subsidiary of Sumitomo Precision Products then, stationed in Newport, Wales
August 2011:
appointed as General Manager, Corporate Strategic Planning Group
January 2013:
appointed as Chief Executive Officer of M2M Technologies, Inc., a company invested by Sumitomo Precision products
April 2013:
appointed as General Manager of Business Development Department, in parallel of CEO of M2M Technologies, Inc.
April 2014:
relieved from General Manager of Business Development Department and is responsible for M2M Technologies Inc. as its CEO

Mr. Takesako was appointed as a Director based on his position with Sumitomo and Sumitomo's significant partnership with the Company.

Jon Pepper has served as an independent director since April 2006. Mr. Pepper founded Pepcom in 1980, and continues as the founding partner of Pepcom, an industry leader at producing press-only technology showcase events around the country. Prior to that, Mr. Pepper started the DigitalFocus newsletter, a ground-breaking newsletter on digital imaging that was distributed to leading influencers worldwide. Mr. Pepper has been closely involved with the high technology revolution since the beginning of the personal computer era. He was formerly a well-regarded journalist and columnist; his work on technology subjects appeared in The New York Times, Fortune, PC Magazine, Men's Journal, Working Woman, PC Week, Popular Science and many other well-known publications. Pepper was educated at Union College in Schenectady, New York and the Royal Academy of Fine Arts in Copenhagen.

Mr. Pepper was appointed as a director because of his marketing skills with technology companies.

William A. Owens has served as an independent director since May 24, 2018. Mr. Owens is currently the co-founder and executive chairman of Red Bison Advisory Group, a company which identifies opportunities with proven enterprises in China, the Middle East, and the United States and creates dynamic partnerships focusing on: natural resources (oil, gas and fertilizer plants), real estate, and information and communication technology. Most recently, he was the chairman of the board of CenturyLink Telecom, the third largest telecommunications company in the United States and was on the advisory board of SAP USA. Mr. Owens serves on the board of directors at Wipro Technologies and is a director of the following private companies: Humm Kombucha, a beverage company and Versium. Mr. Owens is on the advisory board of the following private companies: Healthmine, Platform Science, Sarcos, Sierra Nevada Corporation, and Vodi. Mr. Owens is on the board of trustees at EastWest Institute, Seattle University, and an advisor to the Fiscal Responsibility Amendment (CFFRA) Association which aims to establish a balanced budget amendment to the US Constitution. He is also a member of the Council of Foreign Relations.

From 2007 to 2015, Mr. Owens was the Chairman and Senior Partner of AEA Investors Asia, a private equity firm located in Hong Kong, and Vice Chairman of the NYSE for Asia. Mr. Owens also served as the Chairman of Eastern Airlines. He has served on over 20 public boards including Daimler, British American Tobacco, Telstra, Nortel Networks, and Polycom. Mr. Owens was the CEO/Chairman of Teledesic LLC, a Bill Gates/Craig McCaw company bringing worldwide broadband through an extensive satellite network and prior, was the President, COO/Vice Chairman of Science Applications International Corporation (SAIC). Mr. Owens has also served on the boards of the non-for-profit organizations; Fred Hutchinson Cancer Research Center, Carnegie Corporation of New York, Brookings Institution, and RAND Corporation.

Mr. Owens is a four-star US Navy veteran. He was Vice Chairman of the Joint Chiefs of Staff, the second-ranking United States military officer with responsibility for reorganizing and restructuring the armed forces in the post- Cold War era. He is widely recognized for bringing commercial high-grade technology into the Department of Defense for military applications

Mr. Owens is a 1962 honor graduate of the United States Naval Academy with a bachelor’s degree in mathematics, bachelor’s and master’s degrees in politics, philosophy and economics from Oxford University, and a master’s degree in management from George Washington University.

Mr. Owen was appointed as a director because of his business skills with technology companies.

Board of Directors Composition

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees are currently the Audit Committee, the Nominations and Corporate Governance Committee, and the Compensation Committee. The Committees were formed in July 2010. The Audit and Compensation Committees are comprised solely of non-employee, independent directors. The Nominating and Corporate Governance Committee has aa management director, Ronald P. Erickson, as Chairman. Charters for each committee are available on our website at www.knowlabs.co. The discussion below describes current membership for each of the standing Board committees.

Nominations and
Audit	Compensation	Corporate Governance
Jon Pepper (Chairman)	William A. Owens (Chairman)	Ron Erickson (Chairman)
William A. Owens	Jon Pepper	Phillip A. Bosua
Ichiro Takesako	Ichiro Takesako	William A. Owens
Jon Pepper

There are no family relationships among any of our directors or executive officers.

Communication with our Board of Directors

Our stockholders and other interested parties may communicate with our Board of Directors by sending written communication in an envelope addressed to "Board of Directors" in care of the Secretary, 500 Union Street, Suite 810, Seattle, Washington 98101.

Director Independence

The Board has affirmatively determined that Mr. Pepper, Mr. Takesako and William A. Owens are each an independent director.  For purposes of making that determination, the Board used NASDAQ’s Listing Rules even though the Company is not currently listed on NASDAQ.

Code of Ethics

We have adopted conduct and ethics standards titled the code of ethics, which is available at www.knowlabs.co. These standards were adopted by our Board of Directors to promote transparency and integrity. The standards apply to our Board of Directors, executives and employees. Waivers of the requirements of our code of ethics or associated polices with respect to members of our Board of Directors or executive officers are subject to approval of the full board.

Audit Committee

Our Board of Directors established an audit committee in July 2010. Our audit committee provides assistance to the Board in fulfilling its responsibilities to our stockholders relating to: (1) maintaining the integrity of our financial reports, including our compliance with legal and regulatory requirements, (2) the independent auditor's qualifications and independence, (3) the performance of our internal audit function in cooperation with the independent auditors, and (4) the preparation of the report required by the rules of the SEC to be included in our annual proxy statement. Our audit committee is directly responsible for the appointment, compensation and oversight of the independent auditors (including the resolution of any disagreements between management and the independent auditors regarding financial reporting), approving in advance all auditing services, and approving in advance all non-audit services provided by the independent auditors. The independent auditors report directly to the committee. In addition, our audit committee is to review our annual and quarterly financial reports in conjunction with the independent auditors and financial management.

Our Board of Directors has adopted a written charter for the audit committee, a copy of which is available on our website at www.knowlabs.co.

Compensation Committee

Our Board of Directors established a compensation committee in July 2010. Our compensation committee is responsible for: (1) reviewing and approving goals and objectives underlying the compensation of our Chief Executive Officer, evaluating the CEO's performance in accordance with those goals and objectives, and determining and approving the CEO's compensation; (2) recommending to the board the compensation of executive officers other than the CEO, subject to board approval; (3) administering any incentive compensation and equity-based plans, subject to board approval; (4) preparing the compensation report required by the rules and regulations of the SEC for inclusion in our annual proxy statement; and (5) periodically reviewing the results of our executive compensation and perquisite programs and making recommendations to the board with respect to annual compensation (salaries, fees and equity) for our executive officers and non-employee directors.

Our Board of Directors has adopted a written charter for the compensation committee, a copy of which is available on our website at www.knowlabs.co.

Nominations and Governance Committee

Our Board of Directors established the nominations and governance committee in July 2010 for the purpose of: (1) assisting the board in identifying individuals qualified to become board members and recommending to the board the nominees for election as directors at the next annual meeting of stockholders; (2) assist the board in determining the size and composition of the board committees; (3) develop and recommend to the board the corporate governance principles applicable to us; and (4) serve in an advisory capacity to the board and the Chairman of the Board on matters of organization, management succession planning, major changes in our organizational and the conduct of board activities.

Our Board of Directors has adopted a written charter for the nominations and governance committee, a copy of which is available on our website at www.knowlabs.co.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

●
Had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

●	Been convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

●
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

◦
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

◦	Engaging in any type of business practice; or

◦	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

●
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity;

●
Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

●
Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

Compliance with Section 16(a) of the Exchange Act

Our executive officers, directors and 10% stockholders are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership with the SEC. Copies of these reports must also be furnished to us.

Based solely on a review of copies of reports furnished to us, as of September 30, 2018 our executive officers, directors and 10% holders complied with all filing requirements except as follows:

Todd Martin Sames filed a Form 4 on January 11, 2018 that was required to be filed on January 15, 2018.

Jon Pepper filed a Form 4 on April 19, 2018 that was required to be filed on April 12, 2018.

Ichiro Takesako filed a Form 4 on April 19, 2018 that was required to be filed on April 12, 2018.

Phillip Bosua filed a Form 4 on July 10, 2018 that was required to be filed on June 27, 2018.

EXECUTIVE AND DIRECTOR COMPENSATION

The following table provides information concerning remuneration of the chief executive officer, the chief financial officer and another named executive officer for the fiscal years ended September 30, 2018 and 2017:

Summary Compensation Table

							All
					Stock	Option	Other
			Salary	Bonus	Awards	Awards	Compensation	Total
Name	Principal Position		($)	($)	($) (4)	($)	($)	($)
Salary-
Ronald P. Erickson (1)	Chairman of the Board and Interim Chief Financial Officer	9/30/2018	$180,000	$-	$21,000	$-	$-	$201,000
		9/30/2017	$180,000	$-	$34,000	$-	$-	$214,000

Phillip A. Bosua (2)	Chief Executive Officer	9/30/2018	$106,095	$-	$177,000	$640,000	$167,500	$1,090,595
		9/30/2017	$-	$-	$8,500	$-	$17,500	$26,000

Todd Martin Sames (4)	Former Executive Vice President of Business Development	9/30/2018	$58,846	$-	$21,000	$-	$-	$79,846
		9/30/2017	$120,000	$-	$25,500	$-	$-	$145,500

(1)
During the years ended September 30, 2018 and 2017, Mr. Erickson was compensated at a monthly salary of $15,000. As of September 30, 2017 and 2016, Mr. Erickson had accrued but unpaid salary of $120,000 and $7,500, respectively. This accrual was based on the tight cash flow of the Company and agreed to by Mr. Erickson, but there was no formal deferral agreement. There was no accrued interest paid on the unpaid salary. The 100,000 of restricted common stock was issued on January 16, 2018 to Mr. Erickson at the grant date market value of $0.21 per share.  The 200,000 of restricted common stock was issued on September 7, 2017 to Mr. Erickson at the grant date market value of $0.17 per share.

(2)
On April 10, 2018, we appointed Mr. Bosua as our Chief Executive Officer. During the period April 10. 2018 to September 30, 2018, Mr. Bosua was compensated at a monthly salary of $18,750. We entered into a Consulting Agreement with Mr. Bosua’s company, Blaze Clinical on July 7, 2017. We paid $167,500 during the period October 1, 2017- April 9, 2018. We paid $17,500 during the period July 7, 2017 to September 30, 2017. The 50,000 of restricted common stock was issued on February 7, 2018 to Mr. Bosua at the grant date market value of $0.24 per share.  The 500,000 of restricted common stock was issued on June 25, 2018 to Mr. Bosua at the grant date market value of $0.33 per share. The 50,000 of restricted common stock was issued on July 14, 2017 to Mr. Bosua at the grant date market value of $0.17 per share. On July 30, 2018, Mr. Bosua was awarded a stock option grant for 1,000,000 shares of our common stock that was awarded at $1.28 per share and was valued at the black scholes value of $0.64 per share.

(3)
February 23, 2018 was Mr. Todd Sames’s last date of employment as our Executive Vice President of Business Development. We paid $58,846 during the period October 1, 2017- February 23, 2018. During the year ended September 30, 2017, Mr. Sames was compensated at a monthly salary of $10,000. As of September 30, 2017, Mr. Sames had accrued but unpaid salary of $10,000. This accrual was based on the tight cash flow of the Company and agreed to by Mr. Sames, but there was no formal deferral agreement. There was no accrued interest paid on the unpaid salary. The 100,000 of restricted common stock was issued on January 11, 2018 to Mr. Sames at the grant date market value of $0.21 per share.  The 150,000 of restricted common stock was issued on September 7, 2017 to Mr. Sames at the grant date market value of $0.17 per share.

(4)
These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

 Grants of Stock Based Awards in Fiscal Year Then Ended September 30, 2018

The Compensation Committee approved the following performance-based incentive compensation to the Named Executive Officers during the year ended September 30, 2018.

									All Other
								All Other	Option Awards;
		Estimated Future Payouts Under			Estimated Future Payouts Under			Stock Awards;	Number of
		Non-Equity Incentive Plan			Equity Incentive Plan			Number of	Securities	Exercise or	Grant Date
		Awards			Awards			Shares of	Underlying	Base Price of	Fair Value of
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Option Awards	Stock and
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh) (4)	Option Awards

Ronald P. Erickson (1)		$-	$-	$-	200,000	200,000	200,000	100,000	-	$0.170	$55,000

Phillip A. Bosua (2)		$-	$-	$-	-	-	-	550,000	1,000,000	$0.640	$817,000

Todd Martin Sames (3)		$-	$-	$-	-	-	-	100,000	-	$0.210	$21,000

(1) The restricted common stock was issued on September 7, 2017 to Mr. Erickson at the grant date market value of $0.17 per share.  The estimated future payments include 100,000 shares to be issued on January 1, 2019 and 2020. The 100,000 of restricted common stock was issued on January 16, 2018 to Mr. Erickson at the grant date market value of $0.21 per share.

(2) On April 10, 2018, we appointed Mr. Bosua as our Chief Executive Officer. The 50,000 of restricted common stock was issued on February 7, 2018 to Mr. Bosua at the grant date market value of $0.24 per share.  The 500,000 of restricted common stock was issued on June 25, 2018 to Mr. Bosua at the grant date market value of $0.33 per share.  On July 30, 2018, Mr. Bosua was awarded a stock option grant for 1,000,000 shares of our common stock that was awarded at $1.28 per share and was valued at the black scholes value of $0.64 per share.

(3) February 23, 2018 was Mr. Todd Sames last date of employment as our Executive Vice President of Business Development. The 100,000 of restricted common stock was issued on January 11, 2018 to Mr. Sames at the grant date market value of $0.21 per share.  The 150,000 of restricted common stock was issued on September 7, 2017 to Mr. Sames at the grant date market value of $0.17 per share.

(4) These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards as of Fiscal Year Then Ended September 30, 2018

Our Named Executive Officers have the following outstanding equity awards as of September 30, 2018.

Option Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexerciseable	Option Exercise Price	Option Expiration
Name	(#)	(#)	($) (4)	Date

Ronald P. Erickson (1)	-	-	$-

Phillip A. Bosua (2)	-	1,000,000	$1.28	7/23/2023

Todd Martin Sames (3)	-	-	$-

Option Exercises and Stock Vested

Our Named Executive Officers did not have any option exercises during the year ended September 30, 2018.

Pension Benefits

We do not provide any pension benefits.

Nonqualified Deferred Compensation

We do not have a nonqualified deferral program.

Employment Agreements

We have an employment agreement with Ronald P. Erickson and Phillip A. Bosua.

Potential Payments upon Termination or Change in Control

We have the following potential payments upon termination or change in control with Ronald P. Erickson:

Executive Payments Upon Separation	For Cause Termination on 9/30/18	Early or Normal Retirement on 9/30/18	Not For GoodCause Termination on9/30/18	Change in Control Termination on 9/30/18	Disability or Death on 9/30/18
Compensation:
Base salary (1)	$-	$-	$180,000	$180,000	$-
Performance-based incentive
compensation (2)	$-	$-	$34,000	$34,000	$-
Stock options	$-	$-	$-	$-	$-

Benefits and Perquisites:
Health and welfare benefits (3)	$-	$-	$27,388	$27,388	$-
Accrued vacation pay	$-	$-	$42,231	$42,231	$-

Total	$-	$-	$283,619	$283,619	$-

(1)
Reflects a salary for twelve months.

(2)
Reflects the vesting of estimated future payments includes 100,000 shares to be issued on January 1, 2019 and 2020 valued at $0.17 per share.

(3)
Reflects the cost of medical benefits for eighteen months.

We have the following potential payments upon termination or change in control with Phillip A. Bosua:

		Early	Not For Good	Change in
Executive	For Cause	or Normal	Cause	Control	Disability
Payments Upon	Termination	Retirement	Termination	Termination	or Death
Separation	on 9/30/18	on 9/30/18	on 9/30/18	on 9/30/18	on 9/30/18
Compensation:
Base salary (1)	$-	$-	$225,000	$225,000	$-
Performance-based incentive
compensation (2)	$-	$-	$-	$-	$-
Stock options	$-	$-	$640,000	$640,000	$-

Benefits and Perquisites:
Health and welfare benefits (3)	$-	$-	$13,218	$13,218	$-
Accrued vacation pay	$-	$-	$-	$-	$-

Total	$-	$-	$878,218	$878,218	$-

(1)
Reflects a salary for one year.

(2)
Reflects the vesting of 1,000,000 shares to be issued upon a change in control valued at $0.64 per share.

(3)
Reflects the cost of medical benefits for eighteen months

We do not have any potential payments upon termination or change in control with our other Named Executive Officers.

DIRECTOR COMPENSATION

We primarily use stock options grants to incentive compensation to attract and retain qualified candidates to serve on the Board. This compensation reflected the financial condition of the Company. In setting director compensation, we consider the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by our members of the Board. During year then ended September 30, 2018, Ronald P. Erickson and Phillip A. Bosua did not receive any compensation for his service as a director.  The compensation disclosed in the Summary Compensation Table on page 55 represents the total compensation for Mr. Erickson.

Compensation Paid to Board Members

We primarily use stock options grants to incentive compensation to attract and retain qualified candidates to serve on the Board. This compensation reflected the financial condition of the Company. In setting director compensation, we consider the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by our members of the Board. During year then ended September 30, 2018, Ronald P. Erickson and Phillip A. Bosua did not receive any compensation for his service as a director.  The compensation disclosed in the Summary Compensation Table on page 55 represents the total compensation for Mr. Erickson and Mr. Bosua.

Compensation Paid to Board Members

Our independent non-employee directors are not compensated in cash.   The only compensation generally has been in the form of stock awards. There is no formal stock compensation plan for independent non-employee directors. Our non-employee directors received the following compensation during the year ended September 30, 2018.

	Stock	Option	Other
Name	Awards (4)	Awards	Compensation	Total
Jon Pepper (1)	$18,750	$-	$-	$18,750
Ichiro Takesako (2)	12,500	-	-	12,500
William A. Owens (3)	15,500	-	-	15,500

Total	$46,750	$-	$-	$46,750

(1) The 75,000 shares of restricted common stock was issued on April 10, 2018 to Mr. Pepper at the grant date market value of $0.25 per share.

(2) The 50,000 shares of restricted common stock was issued on April 10, 2018 to Mr. Takesako at the grant date market value of $0.25 per share.

(3) The 50,000 of restricted common stock was issued on May 20, 2018 to Mr. Owens at the grant date market value of $0.31 per share.

(4) These amounts reflect the grant date market value as required by Regulation S-K Item 402(n)(2), computed in accordance with FASB ASC Topic 718.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since October 1, 2016, we have engaged in the following reportable transactions with our directors, executive officers, holders of more than 5% of our voting securities and affiliates, or immediately family members of our directors, executive officers and holders of more than 5% of our voting securities.

Transactions with Clayton Struve

We have the following transactions with Clayton Struve:

Convertible Promissory Note dated September 30, 2016

On September 30, 2016, we entered into a $210,000 Convertible Promissory Note with Clayton A. Struve, an accredited investor of the Company, to fund short-term working capital. The Convertible Promissory Note accrued interest at a rate of 10% per annum and was due on March 30, 2017. The Note holder can convert the Note into common stock at $0.70 per share. This note was extended in the Securities Purchase Agreement, General Security Agreement and Subordination Agreement dated August 14, 2017 with a maturity date of August 13, 2018. Also, the conversion price of the Debenture was adjusted to $0.25 per share, subject to certain adjustments. The balance was increased $75,000 during the year ended September 30, 2018. On November 16, 2018, we signed Amendment 1 to Senior Secured Convertible Redeemable Notes dated September 30, 2016extending the due dates of the Note to February 27, 2019. On September 24, 2018, Mr. Struve converted $200,000 of the Note into 800,000 shares of our common stock.

Securities Purchase Agreement dated August 14, 2017

On August 14, 2017, we issued a senior convertible exchangeable debenture with a principal amount of $360,000 and a common stock purchase warrant to purchase 1,440,000 shares of common stock in a private placement to Clayton Struve for gross proceeds of $300,000 pursuant to a Securities Purchase Agreement dated August 14, 2017. The debenture accrues interest at 20% per annum and matures August 13, 2018.

On the same date, we entered into a General Security Agreement with the Mr. Struve, pursuant to which the Company has agreed to grant a security interest to the investor in substantially all of our assets, effective upon the filing of a UCC-3 termination statement to terminate the security interest held by Capital Source Business Finance Group in the assets of the Company. In addition, an entity affiliated with Ronald P. Erickson, out then Chief Executive Officer, entered into a Subordination Agreement with the investor pursuant to which all debt owed by us to such entity is subordinated to amounts owed by us to Mr. Struve under the Debenture (including amounts that become owing under any Debentures issued to the investor in the future).

The initial conversion price of the Debenture is $0.25 per share, subject to certain adjustments. The initial exercise price of the Warrant is $0.25 per share, also subject to certain adjustments.

As part of the Purchase Agreement, we granted the investor “piggyback” registration rights to register the shares of common stock issuable upon the conversion of the Debenture and the exercise of the Warrant with the Securities and Exchange Commission for resale or other disposition.

The Debenture and the Warrant were issued in a transaction that was not registered under the Securities Act of 1933, as amended in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and Rule 506 of SEC Regulation D under the Act.

Under the terms of the Purchase Agreement, Mr. Struve may purchase up to an aggregate of $1,000,000 principal amount of Debentures (before a 20% original issue discount) (and Warrants to purchase up to an aggregate of 250,000 shares of common stock). These securities are being offered on a “best efforts” basis by the placement agent.

On December 12, 2017, we closed an additional $250,000 and issued a senior convertible exchangeable debenture with a principal amount of $300,000 and a common stock purchase warrant to purchase 1,200,000 shares of common stock in a private placement dated December 12, 2017 with Mr. Struve pursuant to a Securities Purchase Agreement dated August 14, 2017.

On March 2, 2018, we received gross proceeds of $280,000 in exchange for issuing a senior convertible redeemable debenture with a principal amount of $336,000 and a warrant to purchase 1,344,000 shares of common stock in a private placement dated February 28, 2018 with Mr. Struve pursuant to a Securities Purchase Agreement dated August 14, 2017.

On November 16, 2018, we signed Amendment 1 to Senior Secured Convertible Redeemable Notes dated August 14, 2017 and December 12, 2017, extending the due dates of the Notes to February 27, 2019. As of June 30, 2019, the Company owes Clayton A. Struve $1,071,000 under convertible promissory or OID notes. The Company recorded accrued interest of $60,281 as of June 30, 2019. On May 8, 2019, the Company signed Amendment 2 to the convertible promissory or OID notes, extending the due dates to September 30, 2019.

Series C and D Preferred Stock and Warrants

See page ___ for a description of Series C and D Preferred Stock and Warrants.

Related Party Transactions with Ronald P. Erickson

On September 7, 2017 Mr. Erickson was issued 200,000 of restricted common stock to at the grant date market value of $0.17 per share.

On January 16, 2018 Mr. Erickson was issued 100,000 of restricted common stock on to at the grant date market value of $0.21 per share.

On January 25, 2018, we entered into amendments to two demand promissory notes, totaling $600,000 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. The amendments extend the due date from December 31, 2017 to September 30, 2018 and continue to provide for interest of 3% per annum and a third lien on company assets if not repaid by September 30, 2018 or converted into convertible debentures or equity on terms acceptable to the Holder. On March 16, 2018, the demand promissory notes and accrued interest were converted into convertible notes payable.

On March 16, 2018, the Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. The warrants were valued at $110,545. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest. The Company recorded accrued interest of $56,251 as of June 30, 2019. On May 8, 2019, the Company signed Amendment 1 to the convertible redeemable promissory notes, extending the due dates to September 30, 2019 and increasing the interest rate to 6%.

On July 9, 2018, we repaid a $199,935 Business Loan Agreement with Umpqua Bank from funds previously provided by an entity affiliated with Ronald P. Erickson, our Chairman of the Board. The Company paid $27,041 and issued 800,000 shares of common stock in exchange for the conversion of this debt. Mr. Erickson is an accredited investor. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Mr. Erickson and/or entities with which he is affiliated also have accrued compensation, travel and interest of approximately $657,551 as of September 30, 2018.

Mr. Erickson and/or entities with which he is affiliated also have accrued compensation, travel and interest of approximately $494,886 as of June 30, 2019.

Related Party Transaction with Phillip A. Bosua

On July 14, 2017, we issued 50,000 shares of our common stock to Phillip A. Bosua under the terms of a consulting agreement dated July 6, 2017.

On February 7, 2018, we issued 50,000 shares of our common stock to Phillip A. Bosua under the terms of a consulting agreement dated July 6, 2017. The fair value of the shares issued was $12,000.

On April 10, 2018, we issued 2,000,000 shares of our common stock to Phillip A. Bosua under the terms of the Merger Agreement with RAAI common stock. The fair value of the shares issued was $520,000.

On June 25, 2018, we issued 500,000 shares of our common stock to Phillip A. Bosua under the terms of an Employment agreement dated April 10, 2018. The fair value of the shares issued was $165,000.

On June 25, 2018, we closed a debt conversion with an entity controlled by Phillip A. Bosua and issued 255,000 shares of common stock in exchange for the conversion of $63,750 in preexisting debt owed by the Company to this entity.

On July 30, 2018, Mr. Bosua was awarded a stock option grant for 1,000,000 shares of our common stock that was awarded at $1.28 per share and was valued at the black scholes value of $1.22 per share.

Stock Issuances to Named Executive Officers and Directors

On September 7, 2017, we issued 400,000 shares of restricted common stock to one Named Executive Officer and two directors for services during 2015-2017. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.17 per share, the market price of our common stock.

During January to May 2018, we issued 275,000 shares of restricted common stock to one Named Executive Officer and two directors for services during 2018. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.246 per share, the market price of our common stock.

Stock Option Grant Cancellations

During the year ended September 30, 2017, two Named Executive Officers forfeited stock option grants for 35,366 shares of common stock at $19.53 per share.

Indemnification

Our articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada law. In addition, we have an Indemnification Agreements with the current Board of Directors.

Policies and Procedures for Related Person Transactions

We have operated under a Code of Conduct and Ethics since December 28, 2012. Our Code of Conduct and Ethics requires all employees, officers and directors, without exception, to avoid the engagement in activities or relationships that conflict, or would be perceived to conflict, with our interests.

Prior to the adoption of our related person transaction policy, there was a legitimate business reason for all the related person transactions described above and we believe that, where applicable, the terms of the transactions are no less favorable to us than could be obtained from an unrelated person.

Our Audit Committee reviews all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest.

As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of September 30, 2019 by:

●
each director and nominee for director;
●
each person known by us to own beneficially 5% or more of our common stock;
●
each executive officer named in the summary compensation table elsewhere in this report; and
●
all of our current directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power,” which includes the power to vote or to direct the voting of such security, or has or shares “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. The address for each person shown in the table is c/o Visualant, Inc. 500 Union Street, Suite 810, Seattle Washington, unless otherwise indicated.

	Shares Beneficially Owned
	Amount	Percentage
Directors and Officers-
Ronald P. Erickson (1)	7,989,015	27.4%
Phillip A. Bosua (2)	3,105,000	13.6%
Jon Pepper (3)	288,000	1.3%
Ichiro Takesako (4)	200,000	0.9%
William A. Owens (5)	650,000	2.9%
Total Directors and Officers (5 in total)	12,232,015	54.2%

* Less than 1%.

(1)
Reflects 1,358,085 shares of shares of common stock beneficially owned by Ronald P. Erickson or entities controlled by Mr. Erickson and warrants to purchase 1,894,666 shares of our common stock that are exercisable within 60 days, and also includes 4,736,264 shares of our common stock related to convertible debt that are exercisable within 60 days.

(2)
Reflects 2,855,000 shares of shares of common stock beneficially owned by Phillip A. Bosua and vested stock option grants to purchase 312,500 shares of our common stock that are exercisable within 60 days.

(3)
Reflects 238,000 shares of shares of common stock beneficially owned by Jon Pepper and a vested stock option grant to purchase 50,000 shares of our common stock that are exercisable within 60 days.

(4)
Reflects 150,000 shares of shares of common stock beneficially owned Ichiro Takesako and a vested stock option grant to purchase 50,000 shares of our common stock that are exercisable within 60 days.

(5)
Reflects 450,000 shares of shares of common stock beneficially owned by William A. Owens and warrants to purchase 200,000 shares of our common stock that are exercisable within 60 days.

	Shares Beneficially Owned

	Amount	Percentage

Greater Than 5% Ownership

Clayton A. Struve (1)	18,763,790	47.5%
Blocker at 4.99%
Ronald P. Erickson (2)	7,989,015	27.4%

Phillip A. Bosua (3)	3,105,000	13.6%

Dale Broadrick (4)	2,226,036	9.4%

(1)
Reflects 1,800,000 shares beneficially owned by Clayton A. Struve. This total also includes 8,285,719 warrants to purchase shares of our common stock, 4,894,071 shares related to the conversion of preferred stock into our common stock and 4,284,000 shares related to the conversion of debt into our common stock. The 7,785,719 of warrants and all of the preferred stock and convertible debt are currently priced at $0.25 per share, subject to adjustment. Warrants of 500,000 shares related to the offering are currently priced at $1.20 per share, subject to adjustment. The address of Mr. Struve is 175 West Jackson Blvd., Suite 440, Chicago, IL 60604.

(2)
Reflects 1,358,085 shares of shares of common stock beneficially owned by Ronald P. Erickson or entities controlled by Mr. Erickson and warrants to purchase 1,894,666 shares of our common stock that are exercisable within 60 days, and also includes 4,736,264 shares of our common stock related to convertible debt that are exercisable within 60 days. The address of Mr. Erickson is 500 Union Street, Suite 810, Seattle, WA 98101.

(3)
Reflects 2,855,000 shares of shares of common stock beneficially owned by Phillip A. Bosua and vested stock option grants to purchase 312,500 shares of our common stock that are exercisable within 60 days. The address of Mr. Bosua is 500 Union Street, Suite 810, Seattle, WA 98101.

(4)
Reflects the shares beneficially owned by Dale Broadrick. This total includes 1,113,018 shares and a total of 1,113,018 warrants to purchase shares of our common stock that are exercisable within 60 days. The address of Dale Broadrick is 3003 Brick Church Pike, Nashville, Tennessee.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and provisions of our articles of incorporation and bylaws are summaries and are qualified by reference to our articles of incorporation, as amended and restated, and our bylaws, as amended and restated. We have filed copies of these documents with the SEC as exhibits to our Registration Statement, of which this prospectus forms a part.

Authorized Capital Stock

We have authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares of voting preferred stock, par value $0.001 per share.

Capital Stock Issued and Outstanding

The number of shares of our common stock outstanding before this offering is based on 22,567,686 shares of our common stock outstanding as of June 30, 2019, and excludes, as of that date:

●
2,437,668 shares of our common stock issuable upon the exercise of outstanding stock options outstanding at a weighted-average exercise price of $1.744 per share;

●
An unknown number of shares of our common stock issuable upon the conversion of $2,255,066 of Convertible Notes Payable (currently 9,020,264 at $0.25 per share);

●
547,332 additional shares of our common stock available for future issuance under our 2011 Stock Incentive Plan;

●
1,785,715 shares of our common stock issuable upon the conversion of Series C Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments:

●
3,108,356 shares of our common stock issuable upon the conversion of Series D Convertible Preferred Stock, at an exercise price of $0.25, subject to certain adjustments, and

●
797,090 warrants to purchase shares of our common stock at an exercise price of $0.454 subject to certain adjustments.

Voting Common Stock

We are authorized to issue up to 100,000,000 shares of common stock with a par value of $0.001. As of June 30, 2019, there were 22,567,686 shares of common stock outstanding held by approximately 115 stockholders of record. This number does not include approximately 2,300 beneficial owners whose shares are held in the names of various security brokers, dealers and registered clearing agencies. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by us.  As of June 30, 2019, there were options outstanding for the purchase of 2,437,668 common shares (excluding unearned stock option grants), warrants for the purchase of 17,797,090 common shares, and 4,894,071 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company has an unknown number of shares (9,020,264 common shares at the current price of $0.25 per share) are issuable upon conversion of convertible debentures of $2,255,065, 1,785,715 all of which could potentially dilute future earnings per share.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights for the election of directors. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. On all other matters, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy and entitled to vote is required for approval, unless otherwise provided in our articles of incorporation, bylaws or applicable law. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Voting Preferred Stock

As of September 1, 2018, we are authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001 per share.

Series A Preferred Stock

There are 23,334 shares Series A Preferred shares authorized. Series A Preferred is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred held by such holder are then convertible as of the applicable record date. The Series A Preferred may not be redeemed without the consent of the holder.

On January 29, 2019, a sole holder of Series A Preferred Stock converted 20,000 shares into 80,000 shares of common stock. There are no Series A Preferred Stock outstanding as of March 31, 2019.

Series C Preferred Stock and Warrants

On August 11, 2016, we filed a Certificate of Designations, Preferences, and Rights of Series C Convertible Preferred Stock. On August 14, 2017, the price of the Series C Preferred Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments. The Certificate designated 1,785,715 shares as Series C Convertible Preferred Stock at a par value of $.001 per share that is currently convertible into common stock at $0.25 per share, with certain adjustments as set forth in the Certificate. The Series C Preferred stock has a yield of 8% and an ownership blocker of 4.99%.

As of June 30, 2019, the Company has 1,785,715 shares of Series C Preferred Stock outstanding.  In addition, a corresponding number of five-year warrants to acquire 1,785,714 shares of common stock at $0.25 per share were issued in conjunction with the Series C Preferred Shares and remain outstanding.

Series D Preferred Stock and Warrants

We have authorized the designation of 1,016,014 shares as Series D Convertible Preferred Stock (“Series D Preferred”). On August 14, 2017, the price of the Series D Preferred Stock was adjusted to $0.25 per share pursuant to the documents governing such instruments. On May 8, 2017, we applied with the State of Nevada for approval of the Certificate of Designations, Preferences, and Rights of Series D Convertible Preferred Stock. On July 17, 2018, we filed with the State of Nevada a second Amended and Restated Certificate of Designation of Preferences, Powers, and Rights of the Series D Convertible Preferred Stock to decrease the number of authorized Series D Shares from 3,906,250 to 1,016,014.

The Series D Preferred Stock is convertible into shares of common stock at a price of $0.25 per share or by multiplying the number of Series D Preferred Stock shares by the stated value and dividing by the conversion price then in effect, subject to certain diluted events, and has the right to vote the number of shares of common stock the Series D Preferred Stock would be issuable on conversion, subject to a 4.99% blocker. The Preferred Series D has an annual yield of 8%.

In conjunction with Series D Preferred Stock we authorized Series F Warrants, which are exercisable for a term of five years at strike price of $0.25. The underlying common stock upon the conversion of the Series D Preferred and Series F Warrants issued were required to be included in a registration statement as filed by the Company.

As of June 30, 2019, the Company has 1,016,004 shares of Series D Preferred Stock outstanding, which have a total of 3,108,356 common stock shares currently conversion if the underlying conversion price remains $0.25, and there are 3,984,000 Series F warrant shares.

Series F Preferred Stock

On August 1, 2018, we filed with the State of Nevada a Certificate of Designation establishing the Designations, Preferences, Limitations and Relative Rights of Series F Preferred Stock. The Designation authorized 500 shares of Series F Preferred Stock. The Series F Preferred Stock shall only be issued to the current Board of Directors on the date of the Designation’s filing and is not convertible into common stock. As set forth in the Designation, the Series F Preferred Stock has no rights to dividends or liquidation preference and carries rights to vote 100,000 shares of common stock per share of Series F upon a Trigger Event, as defined in the Designation. A Trigger Event includes certain unsolicited bids, tender offers, proxy contests, and significant share purchases, all as described in the Designation. Unless and until a Trigger Event, the Series F shall have no right to vote. The Series F Preferred Stock shall remain issued and outstanding until the date which is 731 days after the issuance of Series F Preferred Stock (“Explosion Date”), unless a Trigger Event occurs, in which case the Explosion Date shall be extended by 183 days.

Securities Subject to Price Adjustments

In the future, if we sell our common stock at a price below $0.25 per share, the exercise price of 1,785,715 outstanding shares of Series C Preferred Stock, 3,108,356 outstanding shares Series D Preferred Stock that adjust below $0.25 per share pursuant to the documents governing such instruments. In addition, the conversion price of a Convertible Note Payable of $2,255,066 (currently 9,020,264 at $0.25 per share) and the exercise price of additional outstanding warrants to purchase 12,664,385 shares of common stock would adjust below $0.25 per share pursuant to the documents governing such instruments.

We are registering the following as part of the Offering.

(i) up to 2,121,258 shares (the "Investor Warrant Shares") of common stock issuable upon the exercise of outstanding investor's warrants (the "Investor Warrants") at an exercise price of $1.20 that were previously issued to the Selling Shareholders in connection with the Notes Offering that closed in a series of closings between February 15, 2019 and May 28, 2019.
(ii) 542,102 shares of our common stock issuable upon the exercise of outstanding placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $1.20 per share that were previously issued to Boustead Securities, LLC and its assigns (collectively “Placement Agent”) pursuant to the Boustead Offering Engagement Agreement which provides that the Placement Agent shall receive that certain number of warrants to purchase the common stock of the Company equal to the number of warrants issued under the 8% Unsubordinated Convertible Note Offering (the “Offering”).

If we sell our common stock at a price below $1.20, the exercise price of the Investor and Placement Agent Warrants is adjusted.

DESCRIPTION OF SECURITIES BEING REGISTERED

This prospectus covers the resale by the Selling Stockholders named herein of up to 14,337,632 shares of our common stock. The common stock covered by this prospectus will be offered for resale from time to time by the Selling Stockholders identified in this prospectus in accordance with the terms described in the section entitled “Plan of Distribution.” We will not receive any of the proceeds from the resale of the common stock by the Selling Stockholders.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Options to Purchase Common Stock

On March 21, 2013, an amendment to the Stock Option Plan was approved by the stockholders of the Company, increasing the number of shares reserved for issuance under the Plan to 93,333 shares. On April 10, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 93,333 to 1,200,000. On August 7, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 1,200,000 to 2,000,000 to common shares. On May 22, 2019, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 2,000,000 to 3,000,000 to common shares.

There are currently 2,437,668 options to purchase common stock at an average exercise price of $1.744 per share outstanding as of June 30, 2019 under the 2011 Stock Incentive Plan. As of June 30, 2019, there is approximately $1,595,350, net of forfeitures, of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 4.46 years.

Dividend Policy

We have not previously declared or paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future. We currently intend to use all of our available funds to finance the growth and development of our business. We can give no assurances that we will ever have excess funds available to pay dividends. In addition, our articles of incorporation restrict our ability to pay any dividends on our common stock without the approval of 66% of our then outstanding Series A Preferred Stock.

Anti-Takeover Provisions

Nevada Revised Statutes

Acquisition of Controlling Interest Statutes.    Nevada's "acquisition of controlling interest" statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These "control share" laws provide generally that any person who acquires a "controlling interest" in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a "controlling interest" whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become "control shares" to which the voting restrictions described above apply. Our articles of incorporation and bylaws currently contain no provisions relating to these statutes, and unless our articles of incorporation or bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of June 30, 2016 we have less than 200 record stockholders. If these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the company, regardless of whether such acquisition may be in the interest of our stockholders.

Combinations with Interested Stockholders Statutes.    Nevada's "combinations with interested stockholders" statutes prohibit certain business "combinations" between certain Nevada corporations and any person deemed to be an "interested stockholder" for two years after the such person first becomes an "interested stockholder" unless (i) the corporation's board of directors approves the combination (or the transaction by which such person becomes an "interested stockholder") in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an "interested stockholder" is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "combination" is sufficiently broad to cover most significant transactions between the corporation and an "interested stockholder". Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. We have not included any such provision in our articles of incorporation.

The effect of these statutes may be to potentially discourage parties interested in taking control of us from doing so if it cannot obtain the approval of our Board of Directors.

Articles of Incorporation and Bylaws Provisions

Our articles of incorporation, as amended and restated, and our bylaws, as amended and restated, contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, our articles of incorporation and bylaws, among other things:

●
permit our Board of Directors to alter our bylaws without stockholder approval;

●
provide that vacancies on our Board of Directors may be filled by a majority of directors in office, although less than a quorum;

●
authorize the issuance of preferred stock, which can be created and issued by our Board of Directors without prior stockholder approval, with rights senior to our common stock, which may render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise; and

●
establish advance notice procedures with respect to stockholder proposals relating to the nomination of candidates for election as directors and other business to be brought before stockholder meetings, which notice must contain information specified in our bylaws.

In addition, our articles of incorporation restrict our ability to take certain actions without the approval of at least 66% of the Series A Preferred Stock then outstanding. These actions include, among other things;

●
authorizing, creating, designating, establishing or issuing an increased number of shares of Series A Preferred Stock or any other class or series of capital stock ranking senior to or on a parity with the Series A Preferred Stock;

●
adopting a plan for the liquidation, dissolution or winding up the affairs of our company or any recapitalization plan (whether by merger, consolidation or otherwise);

●
amending, altering or repealing, whether by merger, consolidation or otherwise, our articles of incorporation or bylaws in a manner that would adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; and

●
declaring or paying any dividend (with certain exceptions) or directly or indirectly purchase, redeem, repurchase or otherwise acquire any shares of our capital stock, stock options or convertible securities (with certain exceptions).

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

Our transfer agent is American Stock Transfer & Trust Company located at 6201 15th Avenue, Brooklyn, New York 11219, and their telephone number is (800) 937-5449.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

 LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Horwitz + Armstrong, A Professional Law Corporation, Lake Forest, California, will provide opinions regarding the validity of the shares of our Common Stock. Horwitz + Armstrong, A Professional Law Corporation may also provide opinions regarding certain other matters.

EXPERTS

SD Mayer and Associates, LLP, independent registered public accounting firm, has audited our financial statements at September 30, 2018 and 2017, and for each of the two years in the period ended September 30, 2018, as set forth in their report which includes an explanatory paragraph relating to our ability to continue as a going concern, included elsewhere in this prospectus. We have included our financial statements in this prospectus and elsewhere in this Registration Statement in reliance on SD Mayer and Associates, LLP’s report, given on their authority as experts in accounting and auditing.

Except as noted below,  no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares and warrants and its underlying securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock we are offering to sell. This prospectus, which constitutes part of the Registration Statement, does not include all of the information contained in the Registration Statement and the exhibits, schedules and amendments to the Registration Statement. For further information with respect to us and our common stock, we refer you to the Registration Statement and to the exhibits and schedules to the Registration Statement. Statements contained in this prospectus about the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the Registration Statement. Each of these statements is qualified in all respects by this reference.

You may read and copy the Registration Statement of which this prospectus is a part at the SEC's public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of the Registration Statement by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC's public reference room. In addition, the SEC maintains a website, which is located at www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the Registration Statement of which this prospectus is a part at the SEC's website.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934 and are required to file reports, proxy statements and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.growlifeinc.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not a part of this prospectus.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Know Labs, Inc.
Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Know Labs, Inc. as of September 30, 2018 and 2017, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended September 30, 2018 and the related notes (collectively referred to as the ‘financial statements’). In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Know Labs, Inc. at September 30, 2018 and 2017, and the consolidated results of its operations and its cash flows for each of the two years in the period ended September 30, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the PCAOB and required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has sustained a net loss from operations and has an accumulated deficit since inception.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are also described in Note 2.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SD Mayer & Associates, LLP

SD Mayer & Associates, LLP
We have served as the Company’s auditor since 2016
Seattle, Washington
December 21, 2018

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2018	September 30, 2017
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$934,407	$103,181
Accounts receivable, net of allowance of $60,000 and $60,000, respectively	320,538	693,320
Prepaid expenses	20,140	27,687
Inventories, net	203,582	225,909
Total current assets	1,478,667	1,050,097

EQUIPMENT, NET	169,333	133,204

OTHER ASSETS
Intangible assets	447,778	-
Other assets	7,170	5,070

TOTAL ASSETS	$2,102,948	$1,188,371

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES:
Accounts payable - trade	$1,512,617	$2,156,646
Accounts payable - related parties	12,019	2,905
Accrued expenses	72,140	24,000
Accrued expenses - related parties	657,551	1,166,049
Deferred revenue	55,959	63,902
Convertible notes payable	2,255,066	570,000
Notes payable - current portion of long term debt	145,186	1,165,660
Total current liabilities	4,710,538	5,149,162

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT
Preferred stock - $0.001 par value, 5,000,000 shares authorized, 0 shares issued and
outstanding at 9/30/2018 and 9/30/2017, respectively	-	-
Series A Convertible Preferred stock - $0.001 par value, 23,334 shares authorized, 20,000
and 23,334 issued and outstanding at 9/30/2018 and 9/30/2017, respectively	11	23
Series C Convertible Preferred stock - $0.001 par value, 1,785,715 shares authorized,
1,785,715 shares issued and outstanding at 9/30/2018 and 9/30/2017, respectively	1,790	1,790
Series D Convertible Preferred stock - $0.001 par value, 1,016,014 shares authorized,
1,016,004 shares issued and outstanding at 9/30/2018 and 9/30/2017, respectively	1,015	1,015
Common stock - $0.001 par value, 100,000,000 shares authorized, 17,531,502 and 4,655,486 shares
issued and outstanding at 9/30/2018 and 9/30/2017, respectively	17,532	4,655
Additional paid in capital	32,163,386	27,565,453
Accumulated deficit	(34,791,324)	(31,533,727)
Total stockholders' deficit	(2,607,590)	(3,960,791)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,102,948	$1,188,371

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended,
	September 30, 2018	September 30, 2017

REVENUE	$4,303,296	$4,874,359
COST OF SALES	3,481,673	3,966,607
GROSS PROFIT	821,623	907,752
RESEARCH AND DEVELOPMENT EXPENSES	570,514	79,405
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,508,846	3,088,178
IMPAIRMENT OF GOODWILL	-	983,645
OPERATING LOSS	(2,257,737)	(3,243,476)

OTHER INCOME (EXPENSE):
Interest expense	(1,195,329)	(376,974)
Other income (expense)	25,160	(62,954)
(Loss) on change - derivative liability	-	(217,828)
Gain on debt settlements	170,309	-
Total other income (expense)	(999,860)	(657,756)

(LOSS) BEFORE INCOME TAXES	(3,257,597)	(3,901,232)

Income taxes - current provision	-	-

NET (LOSS)	$(3,257,597)	$(3,901,232)

Basic and diluted loss per common share attributable to Visualant,
Inc. and subsidiaries common shareholders-
Basic and diluted loss per share	$(0.38)	$(1.01)

Weighted average shares of common stock outstanding- basic and diluted	8,630,891	3,844,840

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT)

			Series B
	Series A Convertible		Redeemable Convertible		Series C Convertible		Series D Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Amount	Capital	Deficit	(Deficit)
Balance as of September 30, 2016	23,334	$23	-	$-	1,785,715	$1,790	-	$-	2,356,152	$2,356	$24,259,702	$(27,073,365)	$(2,809,494)

Stock compensation expense - employee options	-	-	-	-	-	-	-	-	-	-	37,848	-	37,848
Issuance of common stock for services	-	-	-	-	-	-	-	-	1,354,386	1,353	545,103	-	546,456
Issuance of Series D Convertible Preferred Stock	-	-	-	-	-	-	1,016,004	1,015	-	-	998,132	-	999,147
Benefical conversion feature of Preferred Stock/dividend	-	-	-	-	-	-	-	-	-	-	559,130	(559,130)	-
Issuance of common stock for conversion of liabilities	-	-	-	-	-	-	-	-	944,948	946	755,014	-	755,960
Write-off of derivative liability to additional paid in capital	-	-	-	-	-	-	-	-	-	-	410,524	-	410,524
Net loss	-	-	-	-	-	-	-	-	-	-	-	(3,901,232)	(3,901,232)

Balance as of September 30, 2017	23,334	23	-	-	1,785,715	1,790	1,016,004	1,015	4,655,486	4,655	27,565,453	(31,533,727)	(3,960,791)
Stock compensation expense - employee options	-	-	-	-	-	-	-	-	-	-	50,899	-	50,899
Issuance of common stock for services	-	-	-	-	-	-	-	-	1,279,676	1,280	439,039	-	440,319
Issuance of Series D Convertible Preferred Stock	-	-	-	-	-	-	-	-	-	-	817,802	-	817,802
Benefical conversion feature of Preferred Stock/dividend	-	-	-	-	-	-	-	-	-	-	-	-	-
Issuance of common stock for conversion of liabilities	-	-	-	-	-	-	-	-	2,435,000	2,435	709,515	-	711,950
Issuance of common stock for cash	-	-	-	-	-	-	-	-	7,000,000	7,000	1,743,000	-	1,750,000
Stock based compensation- warrants	-	-	-	-	-	-	-	-	-	-	239,680	-	239,680
Acquisition of patent	-	-	-	-	-	-	-	-	2,000,000	2,000	518,000	-	520,000
Issuance of common stock for warrant exercise	-	-	-	-	-	-	-	-	158,006	158	79,989	-	80,147
Conversion of Series A Convertible Preferred Stock	(3,334)	(12)							3,334	3	9	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	(3,257,597)	(3,257,597)
Balance as of September 30, 2018	$20,000	11	$-	-	$1,785,715	1,790	$1,016,004	$1,015	$17,531,502	$17,532	$32,163,386	$(34,791,324)	(2,607,591)

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended,
	September 30, 2018	September 30, 2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,257,597)	$(3,901,232)
Adjustments to reconcile net loss to net cash (used in)
operating activities
Depreciation and amortization	132,615	81,283
Issuance of capital stock for services and expenses	440,319	547,838
Conversion of interest	64,233	68,043
Stock based compensation- stock option grans	50,899	37,848
(Loss) on sale of assets	-	113,244
Loss on change - derivative liability	-	(145,282)
Reclassification of derivative liability	-	410,324
Amortization of debt discount	475,174	158,941
Conversion of accrued liabilites- related parties to convertible notes payable	491,802	-
Provision on loss on accounts receivable	10,747	-
Stock based compensation- warrants	239,680	5,000
Issuance of common stock for conversion of liabilities	199,935	-
Non cash gain on accounts payable	(170,309)	-
Impairment of goodwill	-	983,645
Bad debt expense	-	136,217
Changes in operating assets and liabilities:
Accounts receivable	362,035	(20,582)
Prepaid expenses	7,547	(7,204)
Inventory	22,327	69,309
Other assets	(2,100)	-
Accounts payable - trade and accrued expenses	(176,495)	134,382
Deferred revenue	(7,943)	63,902
NET CASH (USED IN) OPERATING ACTIVITIES	(1,117,131)	(1,264,324)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in BioMedx, Inc.	-	(260,000)
Proceeds from investment in BioMedx, Inc,	-	290,000
Investment in equipment	(97,251)	2,441
Proceeds from sale of equipment	-	1,434
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES:	(97,251)	33,875

CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayments) proceeds from line of credit	(220,539)	30,321
Proceeds from convertible notes payable	636,000	690,000
Proceeds from issuance of common and preferred stock, net of costs	1,750,000	550,000
Issuance of common stock for warrant exercise	80,147	-
Repayment of convertible notes	-	(125,000)
Repayment of note payable	(200,000)	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,045,608	1,145,321

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	831,226	(85,128)

CASH AND CASH EQUIVALENTS, beginning of period	103,181	188,309

CASH AND CASH EQUIVALENTS, end of period	$934,407	$103,181

Supplemental disclosures of cash flow information:
Interest paid	$64,228	$47,789
Taxes paid	$-	$-

Non-cash investing and financing activities:
Beneficial conversion feature	$348,096	$-
Conversion of convertible debt	$-	$695,000
Benificial conversion feaature	$-	$559,130
Conversion of convertible debt to preferred shares	$-	$220,000
Related party accounts converted to notes	$1,184,066	$-
Acquisition of patents	$520,000	$-
Penalty on notes payable	$75,000	$-

 The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INCORPORATED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION

Know Labs, Inc. (the “Company”) was incorporated under the laws of the State of Nevada in 1998. The Company has authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

The Company is focused on the development, marketing and sales of a proprietary technologies which are capable of uniquely authenticating or diagnosing almost any substance or material using electromagnetic energy to create, record and detect the unique “signature” of the substance. The Company’s call these our “ChromaID™” and “Bio-RFID™” technologies.

Overview

Historically, the Company focused on the development of our proprietary ChromaID technology. Using light from low-cost LEDs (light emitting diodes) the Company’s map the color of substances, fluids and materials and with our proprietary processes we can authenticate, identify and diagnose based upon the color that is present. The color is both visible to us as humans but also outside of the humanly visible color spectrum in the near infra-red and near ultra-violet and beyond. The Company’s ChromaID scanner sees what we like to call “Nature’s Color Fingerprint.” Everything in nature has a unique color identifier and with ChromaID the Company can see it, and identify, authenticate and diagnose based upon the color that is present. The Company’s ChromaID scanner is capable of uniquely identifying and authenticating almost any substance or liquid using light to create, record and detect its unique color signature. The Company will continue to develop and enhance its ChromaID technology and extend its capacity. More recently, the Company has focused upon extensions and new inventions that are derived from and extend beyond our ChromaID technology. The Company’s call this technology Bio-RFID. The rapid advances made with our Bio-RFID technology in our laboratory have caused us to move quickly in to the commercialization phase of our Company as we work to create revenue generating products for the marketplace. The Company will also, as resources permit, pursue licensing opportunities with third parties who have ready applications for our technologies.

In 2010, the Company acquired TransTech Systems, Inc. as an adjunct to its business. TransTech is a distributor of products for employee and personnel identification. TransTech currently provides substantially all of the Company’s revenues.

The Company is in the process of commercializing its ChromaID™ and Bio-RFID™ technology. To date, the Company has entered into License Agreements with Sumitomo Precision Products Co., Ltd. In addition, it has a technology license agreement with Allied Inventors, formerly Xinova and Invention Development Management Company, a subsidiary of Intellectual Ventures.

The Company believes that its commercialization success is dependent upon its ability to significantly increase the number of customers that are purchasing and using its products. To date the Company has generated minimal revenue from sales of its ChromaID and Bio-RFID products. The Company is currently not profitable. Even if the Company succeeds in introducing the ChromaID and Bio-RFID technology and related products to its target markets, the Company may not be able to generate sufficient revenue to achieve or sustain profitability.

ChromaID was invented by scientists under contract with the Company. Bio-RFID was invented by individuals working for the Company. The Company actively pursues a robust intellectual property strategy and has been granted twelve patents. The Company also has 20 patents pending. The Company possesses all right, title and interest to the issued patents. Ten of the pending patents are licensed exclusively to the Company in perpetuity by the Company’s strategic partner, Allied Inventors.

Merger with RAAI Lighting, Inc.

On April 10, 2018, the Company entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, we have acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of RAAI common stock issued and outstanding immediately before the Merger (1,000 shares) were cancelled and we issued 2,000,000 shares of our common stock. As a result, we issued 2,000,000 shares of its common stock to Phillip A. Bosua, formerly the sole stockholder of RAAI. The consideration for the Merger was determined through arms-length bargaining by the Company and RAAI. The Merger was structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, the Company received certain intellectual property, related to RAAI.

Appointment of Director

On April 10, 2018, the Board increased the size of the Board from three to four members and Phillip A. Bosua was appointed as a member of the Board. Mr. Bosua’s term of office expires at the next annual meeting of our stockholders. On May 24, 2018, the Board of Directors increased the size of the Board from four to five members and appointed (Ret.) Admiral William Owens as a member of the Board. Admiral Owen’s term of office expires at the next annual meeting of our stockholders.

Appointment of Officer

On April 10, 2018, the Company appointed Mr. Bosua as Chief Executive Officer of the Company, replacing Ronald P. Erickson, who remains Chairman of the Company. Previously, Mr. Bosua served as the Company’s Chief Product Officer since August 2017. The Company entered into a Consulting Agreement with Mr. Bosua’s company, Blaze Clinical on July 7, 2017.

On April 10, 2018, the Company entered into an Employment Agreement with Mr. Bosua reflecting Mr. Bosua’s appointment as Chief Executive Officer. The Employment Agreement is for an initial term of 12 months (subject to earlier termination) and will be automatically extended for additional 12-month terms unless either party notifies the other party of its intention to terminate the Employment Agreement. Mr. Bosua will be paid a base salary of $225,000 per year, received 500,000 shares of common stock valued at $0.33 per share and may be entitled to bonuses and equity awards at the discretion of the Board or a committee of the Board. The Employment Agreement provides for severance pay equal to 12 months of base salary if Mr. Bosua is terminated without “cause” or voluntarily terminates his employment for “good reason.”

On April 10, 2018, the Company entered into an Amended Employment Agreement for Ronald P. Erickson which amends the Employment Agreement dated July 1, 2017. The Agreement expires March 21, 2019.

Merger with Know Labs, Inc.

On May 1, 2018, Know Labs, Inc., a Nevada corporation incorporated on April 3, 2018, and our wholly-owned subsidiary, merged with and into the Company pursuant to an Agreement and Plan of Merger dated May 1, 2018. In connection with the merger, our Articles of Incorporation were effectively amended to change our name to Know Labs, Inc. by and through the filing of Articles of Merger. This parent-subsidiary merger was approved by us, the parent, in accordance with Nevada Revised Statutes Section 92A.180. Stockholder approval was not required. This amendment was filed with the Nevada Secretary of State and became effective on May 1, 2018.

Corporate Name Change and Symbol Change

On May 24, 2018, the Financial Industry Regulatory Authority (“FINRA”) announced the effectiveness of a change in our name from Visualant Incorporated to Know Labs, Inc. and a change in our ticker symbol from VSUL to the new trading symbol KNWN which became effective on the opening of trading as of May 25, 2018. In addition, in connection with the name change and symbol change, we were assigned the CUSIP number of 499238103.

Closing of Financing on June 25, 2018

On June 25, 2018, the Company closed a private placement and received gross proceeds of $1,750,000 in exchange for issuing 7,000,000 shares of common stock and warrants to purchase 3,500,000 shares of common stock in a private placement to accredited investors pursuant to a series of substantially identical subscription agreements.

The initial exercise price of the warrants described above is $0.25 per share, subject to certain adjustments, and the warrants expire five years after their issuance.

The shares and the warrants described above were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $3,257,597 and $3,901,232 for the years ended September 30, 2018 and 2017, respectively. Net cash used in operating activities was $1,117,131 and $1,264,324 for the years ended September 30, 2018 and 2017, respectively.

The Company anticipates that it will record losses from operations for the foreseeable future. As of September 30, 2018, the Company’s accumulated deficit was $34,791,324.  The Company has limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings and loans from Ronald P. Erickson, the Company’s Chief Executive Officer, or entities with which he is affiliated. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by the Company’s independent registered public accounting firm relating to our financial statements for the year ended September 30, 2018 includes an explanatory paragraph expressing the substantial doubt about the Company’s ability to continue as a going concern.

The Company believe that its cash on hand will be sufficient to fund our operations until March 31, 2019. We need additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to the Company’s then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, the Company may be required to delay, scale back, eliminate the development of business opportunities or file for bankruptcy and our operations and financial condition may be materially adversely affected.

3.	SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

Basis of Presentation – The accompanying unaudited consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these unaudited condensed consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries, TransTech Systems, Inc and RAAI Lighting, Inc. Inter-Company items and transactions have been eliminated in consolidation.

Cash and Cash Equivalents – The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.

Accounts Receivable and Allowance for Doubtful Accounts – Accounts receivable consist primarily of amounts due to the Company from normal business activities. The Company maintains an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified within the portfolio. If the financial condition of the customers were to deteriorate resulting in an impairment of their ability to make payments, or if payments from customers are significantly delayed, additional allowances might be required.

Inventories – Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  The Company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $35,000 reserve for impaired inventory as of September 30, 2018 and 2017, respectively.

Equipment – Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 2-10 years, except for leasehold improvements which are depreciated over 2-3 years.

Long-Lived Assets – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Intangible Assets – Intangible assets are capitalized and amortized on a straight-line basis over their estimated useful life, if the life is determinable. If the life is not determinable, amortization is not recorded. We regularly perform reviews to determine if facts and circumstances exist which indicate that the useful lives of our intangible assets are shorter than originally estimated or the carrying amount of these assets may not be recoverable. When an indication exists that the carrying amount of intangible assets may not be recoverable, we assess the recoverability of our assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Such impairment test is based on the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Impairment, if any, is based on the excess of the carrying amount over the estimated fair value of those assets.

Research, Development and Engineering Expenses – Research, development and engineering expenses consist of the cost of employees, consultants and contractors who design, engineer and develop new products and processes as well as materials, supplies and facilities used in producing prototypes.

The Company’s research and development efforts are primarily focused improving the core foundational ChromaID technology and developing new and unique applications for the technology. As part of this effort, the Company typically conduct testing to ensure that ChromaID application methods are compatible with the customer’s requirements, and that they can be implemented in a cost effective manner. The Company is also actively involved in identifying new application methods. Know Lab’s team has considerable experience working with the application of light-based technologies and their application to various industries. The Company believes that its continued development of new and enhanced technologies relating to our core business is essential to its future success. The Company spent $570,514 and $79,405 during the years ended September 30, 2018 and 2017, respectively, on research and development activities.

Fair Value Measurements and Financial Instruments – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).  The hierarchy consists of three levels:

Level 1 – Quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The recorded value of other financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value of the respective assets and liabilities as of September 30, 2018 and 2017 are based upon the short-term nature of the assets and liabilities.

Derivative Financial Instruments -The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Revenue Recognition – Know Lab and TransTech revenue are derived from products and services. Revenue is considered realized when the products or services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, the Company defers all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned.

Stock Based Compensation – The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Convertible Securities – Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

Net Loss per Share – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations. The common stock equivalents have not been included as they are anti-dilutive. As of September 30, 2018, there were options outstanding for the purchase of 2,182,668 common shares, warrants for the purchase of 15,473,398 common shares, 4,914,071 shares of the Company’s common stock issuable upon the conversion of Series A, Series C and Series D Convertible Preferred Stock. In addition, we have an unknown number of shares (9,020,264 common shares at the current price of $0.25 per share) are issuable upon conversion of convertible debentures of $2,255,066. All of which could potentially dilute future earnings per share.

As of September 30, 2017, there were options outstanding for the purchase of 15,404 common shares, warrants for the purchase of 6,900,356 common shares, 2,825,053 shares of the Company’s common stock issuable upon the conversion of Series A, Series C and Series D Convertible Preferred Stock and up to 332,940 shares of the Company’s common stock issuable upon the exercise of placement agent warrants. In addition, the Company has an unknown number of shares are issuable upon conversion of convertible debentures of $570,000. All of which could potentially dilute future earnings per share.

Dividend Policy – The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In July 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-11, “Simplifying the Measurement of Inventory,” Topic 330, “Inventory” (ASU 2015-11). The amendments in ASU 2015-11, which apply to inventory that is measured using any method other than the last-in, first-out (LIFO) or retail inventory method, require that entities measure inventory at the lower of cost and net realizable value. The amendments in ASU 2015-11 should be applied on a prospective basis. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016 and interim periods within those years. The Company adopted the amendments of ASU 2015-11 effective October 1, 2017. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements for the year ended September 30, 2018.

In March 2016, the FASB issued ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting,” Topic 718, “Compensation-Stock Compensation” (ASU 2016-09). ASU 2016-09 includes provisions intended to simplify various aspects related to how share-based payments are accounted for and presented in the Company’s financial statements, including income tax consequences, forfeitures and classification on the statement of cash flows. Under previous guidance, excess tax benefits and deficiencies from share-based compensation arrangements were recorded in equity when the awards vested or were settled. ASU 2016-09 requires prospective recognition of excess tax benefits and deficiencies in income tax expense, rather than paid-in-capital. The Company adopted the amendments of ASU 2016-09 effective October 1, 2017.The adoption of this standard did not have a material impact on the Company’s consolidated statements of income for the year ended September 30, 2018.

In addition, under ASU 2016-09, excess tax income tax benefits from share-based compensation arrangements are classified as cash flow from operations, rather than as cash flow from financing activities. For the year ended September 30, 2018, there were no excess income tax benefits.

The Company has elected to continue to estimate the number of share-based awards expected to vest, as permitted by ASU 2016-09, rather than electing to account for forfeitures as they occur.

ASU 2016-09 requires excess tax benefits and deficiencies to be prospectively excluded from assumed future proceeds in the calculation of diluted shares, resulting in an immaterial decrease in diluted weighted average shares outstanding for the year ended September 30, 2018.

In January 2017, the FASB issued ASU 2017-04, “Simplifying the Test for Goodwill Impairment,” Topic 350, “Intangibles – Goodwill and Other” (ASU 2017-04). The amendments in ASU 2017-04 simplify the accounting for goodwill impairment for all entities by requiring impairment charges to be based on the first step in the current two-step impairment test. An impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value should be recognized; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. The amendments should be applied on a prospective basis. Early adoption is permitted for annual and interim goodwill impairment testing dates after January 1, 2017, and the ASU is effective for the Company’s first quarter of the fiscal year ending September 30, 2020. The Company is currently evaluating the impact that the adoption of these provisions will have on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, “Leases,” Topic 842, “Leases” (ASU 2016-02). ASU No. 2016-02 requires lessees to recognize a right-of-use asset and corresponding lease liability for all leases with terms of more than 12 months. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. ASU 2016-02 also requires certain quantitative and qualitative disclosures. The provisions of ASU 2016-02 are effective for the Company’s first quarter of the fiscal year ending September 30, 2020, with early adoption permitted. The Company will apply the transition provisions of ASU 2016-02 at its adoption date, rather than the earliest comparative period presented in the financial statements, as permitted by ASU 2018-11, “Leases,” Topic 842, “Targeted Improvements,” released in July 2018.

The adoption of ASU 2016-02 may result in a material increase to the Company’s consolidated balance sheets for lease liabilities and right-of-use assets. The Company is also performing a comprehensive review of its current processes to determine and implement changes required to support the adoption of this standard. The Company is currently evaluating the other effects the adoption of ASU 2016-02 will have on its consolidated financial statements.

In January 2018, the FASB issued ASU 2018-01, “Leases,” Topic 842, “Land Easement Practical Expedient for Transition to Topic 842” (ASU 2018-01). ASU 2018-01 permits an entity to elect a transition practical expedient to not assess, under Accounting Standards Codification (ASC) 842, land easements that exist or expired before the standard’s effective date that were not previously accounted for as leases under ASC 840. The Company plans to elect this practical expedient in implementing ASU 2016-02.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” Topic 606, “Revenue from Contracts with Customers” (ASU 2014-09). ASU 2014-09 provides guidance for revenue recognition and will replace most existing revenue recognition guidance in GAAP when it becomes effective. ASU 2014-09’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled for the transfer of those goods or services. ASU 2014-09 permits the use of either the retrospective or cumulative effect transition method. Additionally, the amendments in this ASU provide a practical expedient for entities to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less, The Company plans to elect this practical expedient upon adoption.

In July 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers – Deferral of the Effective Date.” The FASB approved the deferral of ASU 2014-09, by extending the new revenue recognition standard’s mandatory effective date by one year and permitting public companies to apply the new revenue standard to annual reporting periods beginning after December 15, 2017. The guidance in ASU 2014-09 will be effective for the Company in the first quarter of the fiscal year ending September 30, 2019.

Further to ASU 2014-09 and ASU 2015-14, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers,” Topic 606, “Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (ASU 2016-08) in March 2016, ASU 2016-12, “Revenue from Contracts with Customers,” Topic 606, “Narrow-Scope Improvements and Practical Expedients” (ASU 2016-12) in May 2016 and ASU 2016-20, “Revenue from Contracts with Customers,” Topic 606, “Technical Corrections and Improvements” (ASU 2016-20) in December 2016. The amendments in ASU 2016-08 clarify the implementation guidance on principal versus agent considerations, including indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers. ASU 2016-12 addresses narrow-scope improvements to the guidance on collectability, non-cash consideration, and completed contracts at transition. Additionally, the amendments in this ASU provide a practical expedient for contract modifications at transition and an accounting policy election related to the presentation of sales taxes and other similar taxes collected from customers. The Company plans to make such election. The Company also plans to elect the practical expedient in ASU 2016-20 that provides entities do not need to disclose the transaction price allocated to performance obligations when the related contracts have a duration of one year or less. This includes loyalty rewards, which can be redeemed in the month subsequent to the quarter earned, and marketing promotions that cross accounting periods. Both of these classes of transactions are currently immaterial to the Company. The effective date and transition requirements for ASU 2016-08, ASU 2016-12 and ASU 2016-20 are the same as for ASU 2014-09.

The Company does not plan to early adopt the new revenue recognition guidance; adoption will be on the modified retrospective basis beginning in fiscal year 2019. The Company has substantially concluded its assessment of the impact of the adoption of this standard on its consolidated financial statements. Most of the Company’s revenue is expected to continue to be generated from point-of-sale transactions, which ASU 2014-09 treats generally consistent with current accounting standards. The Company does not expect this standard will have a material impact on the accounting for point-of-sale transactions or related areas including the right of return and customer incentives. Although the impact on the consolidated financial statements is not expected to be material, additional disclosures will be required.

In June 2018, the FASB issued ASU 2018-07, “Compensation-Stock Compensation,” Topic 718, “Improvements to Nonemployee Share-Based Payment Accounting” (ASU 2018-07) as part of its Simplification Initiative to reduce complexity when accounting for share-based payments to non-employees. ASU 2018-07 expands the scope of Topic 718 to more closely align share-based payment transactions for acquiring goods and services from non-employees with the accounting for share-based payments to employees, with certain exceptions. The provisions of ASU 2018-07 are effective for the Company’s first quarter of the fiscal year ending September 30, 2020, with early adoption permitted.

4.  ACCOUNTS RECEIVABLE/CUSTOMER CONCENTRATION

Accounts receivable were $320,538 and $693,320, net of allowance, as of September 30, 2018 and 2017, respectively. The Company had one customer in excess of 10% (25.4%) of the Company’s consolidated revenues for the year ended September 30, 2018. The Company had four customers in excess of 10% (13.9%, 12.9%, 12.5% and 11.2%) with accounts receivable in excess of 10% as of September 30, 2018. The Company has a total allowance for bad debt in the amount of $60,000 as of September 30, 2018.

5.  INVENTORIES

Inventories were $203,582 and $225,909 as of September 30, 2018 and 2017, respectively. Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale. There was a $35,000 reserve for impaired inventory as of September 30, 2018 and 2017, respectively.

6.  NOTES RECEIVABLE FROM BIOMEDX, INC.

On November 1, 2016, the Company purchased an Original Issue Discount Convertible Promissory Note from BioMedx, Inc. The Company paid $260,000 for the Note with a principal amount of $286,000. The Note matured one year from issuance and bears interest at 5%. The principal and interest was convertible into BioMedx common stock at the option of the Company. The Company received 150,000 shares of BioMedx common stock as partial consideration for purchasing the Note. In addition, if BioMedx does not repay the Promissory Note, the Company would have the right to convert the Promissory Note into 51% of the ownership of BioMedx.

In addition, the Company and BioMedx agreed to negotiate in good faith to enter into a joint development agreement and subsequent merger transaction prior to December 31, 2017.

Due to the uncertainty involved with a start-up company, The Company’s management determined that the value of the Promissory Note and BioMedx common stock was zero at December 31, 2016 and recorded an impairment reserve for the full value as of December 31, 2016. During the three months ended March 31, 2017, BioMedx paid the Company $290,608 in full satisfaction of the Note. The Company recorded the gain as a reduction in SG&A expense during the three months ended March 31, 2017. In addition, the Company has not valued the 150,000 shares of BioMedx common stock.

7.  FIXED ASSETS

Fixed assets, net of accumulated depreciation, was $169,333 and $133,204 as of September 30, 2018 and 2017, respectively. Accumulated depreciation was $670,666 and $662,855 as of September 30, 2018 and 2017, respectively. Total depreciation expense was $60,393 and 38,031 for the years ended September 30, 2018 and 2017, respectively. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses.

Property and equipment as of September 30, 2018 was comprised of the following:

	Estimated	September 30, 2018
	Useful Lives	Purchased	Capital Leases	Total
Machinery and equipment	2-10 years	$332,305	$42,681	$374,986
Leasehold improvements	2-3 years	276,112	-	276,112
Furniture and fixtures	2-3 years	58,051	95,020	153,071
Software and websites	3- 7 years	35,830	-	35,830
Less: accumulated depreciation		(532,966)	(137,700)	(670,666)
		$169,332	$1	$169,333

8.  INTANGIBLE ASSETS

Intangible assets as of September 30, 2018 and September 30, 2017 consisted of the following:

	Estimated	September 30,	September 30,
	Useful Lives	2018	2017

Technology	3 years	$520,000	$-
Less: accumulated amortization		(72,222)	-
Intangible assets, net		$447,778	$-

Total amortization expense was $72,222 and $0 for the years ended September 30, 2018 and 2017, respectively.

Merger with RAAI Lighting, Inc.

On April 10, 2018, the Company entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, we have acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of RAAI common stock issued and outstanding immediately before the Merger (1,000 shares) were cancelled and we issued 2,000,000 shares of our common stock. As a result, we issued 2,000,000 shares of its common stock to Phillip A. Bosua, formerly the sole stockholder of RAAI. The consideration for the Merger was determined through arms-length bargaining by the Company and RAAI. The Merger was structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, the Company received certain intellectual property, related to RAAI.

Merger with Know Labs, Inc.

On May 1, 2018, Know Labs, Inc., a Nevada corporation incorporated on April 3, 2018, and our wholly-owned subsidiary, merged with and into the Company pursuant to an Agreement and Plan of Merger dated May 1, 2018. In connection with the merger, our Articles of Incorporation were effectively amended to change our name to Know Labs, Inc. by and through the filing of Articles of Merger. This parent-subsidiary merger was approved by us, the parent, in accordance with Nevada Revised Statutes Section 92A.180. Stockholder approval was not required. This amendment was filed with the Nevada Secretary of State and became effective on May 1, 2018.

RAAI had no outstanding indebtedness or assets at the closing of the Merger. The 2,000,000 shares of the Company’s common stock issued for RAAI’s shares were recorded at the fair value at the date of the merger at $520,000 and the value assigned to the patent acquired with RAAI.

The fair value of the intellectual property associated with the assets acquired was $520,000 estimated by using a discounted cash flow approach based on future economic benefits. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

9.  GOODWILL

The Company’s TransTech business is very capital intensive. The Company reviewed TransTech’s operations based on its overall financial constraints and determined the value has been impaired. The company recorded an impairment of goodwill associated with TransTech of $983,645 during the year ended September 30, 2017.

10. ACCOUNTS PAYABLE

Accounts payable were $1,512,618 and $2,154,646 as of September 30, 2018 and 2017, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases and technology development, external audit, legal and other expenses incurred by the Company. The Company had two vendors (13.2% and 10.2%) with accounts payable in excess of 10% of its accounts payable as of September 30, 2018. The Company does expect to have vendors with accounts payable balances of 10% of total accounts payable in the foreseeable future.

11.  DERIVATIVE INSTRUMENTS

In April 2008, the FASB issued a pronouncement that provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock for the purpose of evaluating the first criteria of the scope exception in the pronouncement on accounting for derivatives. This pronouncement was effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of these requirements can affect the accounting for warrants and many convertible instruments with provisions that protect holders from a decline in the stock price (or “down-round” provisions). For example, warrants or conversion features with such provisions are no longer recorded in equity. Down-round provisions reduce the exercise price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price.

There was no derivative liability as of September 30, 2018 and 2017. For the year ended September 30, 2017, the Company recorded non-cash loss of $217,828 related to the “change in fair value of derivative” expense related to its derivative instruments. The Company early adopted ASU 2017-11 and has reclassified its financial instrument with down round features to equity in the amount of $410,524.

12. CONVERTIBLE NOTES PAYABLE

Convertible notes payable as of September 30, 2018 and September 30, 2017 consisted of the following:

Convertible Promissory Note dated September 30, 2016

On September 30, 2016, the Company entered into a $210,000 Convertible Promissory Note with Clayton A. Struve, an accredited investor of the Company, to fund short-term working capital. The Convertible Promissory Note accrued interest at a rate of 10% per annum and was due on March 30, 2017. The Note holder can convert the Note into common stock at $0.70 per share. During the year ended September 30, 2017, the Company recorded interest of $21,000 related to the convertible note. This note was extended in the Securities Purchase Agreement, General Security Agreement and Subordination Agreement dated August 14, 2017 with a maturity date of August 13, 2018. Also, the conversion price of the Debenture was adjusted to $0.25 per share, subject to certain adjustments. The balance was increased $75,000 during the year ended September 30, 2018. On November 16, 2018, we signed Amendment 1 to Senior Secured Convertible Redeemable Notes dated September 30, 2016extending the due dates of the Note to February 27, 2019. On September 24, 2018, Mr. Struve converted $200,000 of the Note into 800,000 shares of our common stock. The Company recorded accrued interest of $54,671 as of September 30, 2018.

Securities Purchase Agreement dated August 14, 2017

On August 14, 2017, the Company issued a senior convertible exchangeable debenture with a principal amount of $360,000 and a common stock purchase warrant to purchase 1,440,000 shares of common stock in a private placement to Clayton Struve for gross proceeds of $300,000 pursuant to a Securities Purchase Agreement dated August 14, 2017. The debenture accrues interest at 20% per annum and matures August 13, 2018. The convertible debenture contains a beneficial conversion valued at $110,629. The warrants were valued at $111,429. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest.

On the same date, the Company entered into a General Security Agreement with the Mr. Struve, pursuant to which the Company has agreed to grant a security interest to the investor in substantially all of our assets, effective upon the filing of a UCC-3 termination statement to terminate the security interest held by Capital Source Business Finance Group in the assets of the Company. In addition, an entity affiliated with Ronald P. Erickson, out then Chief Executive Officer, entered into a Subordination Agreement with the investor pursuant to which all debt owed by us to such entity is subordinated to amounts owed by us to Mr. Struve under the Debenture (including amounts that become owing under any Debentures issued to the investor in the future).

The initial conversion price of the Debenture is $0.25 per share, subject to certain adjustments. The initial exercise price of the Warrant is $0.25 per share, also subject to certain adjustments.

As part of the Purchase Agreement, the Company granted the investor “piggyback” registration rights to register the shares of common stock issuable upon the conversion of the Debenture and the exercise of the Warrant with the Securities and Exchange Commission for resale or other disposition.

The Debenture and the Warrant were issued in a transaction that was not registered under the Securities Act of 1933, as amended in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and Rule 506 of SEC Regulation D under the Act.

Under the terms of the Purchase Agreement, Mr. Struve may purchase up to an aggregate of $1,000,000 principal amount of Debentures (before a 20% original issue discount) (and Warrants to purchase up to an aggregate of 250,000 shares of common stock). These securities are being offered on a “best efforts” basis by the placement agent.

During the year ended September 30, 2017, $156,941 was recorded as interest expense related to debt discounts, beneficial conversions and warrants associated with Convertible Promissory Notes.

On December 12, 2017, the Company closed an additional $250,000 and issued a senior convertible exchangeable debenture with a principal amount of $300,000 and a common stock purchase warrant to purchase 1,200,000 shares of common stock in a private placement dated December 12, 2017 with Mr. Struve pursuant to a Securities Purchase Agreement dated August 14, 2017. The convertible debenture contains a beneficial conversion valued at $93,174. The warrants were valued at $123,600. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest.

On March 2, 2018, the Company received gross proceeds of $280,000 in exchange for issuing a senior convertible redeemable debenture with a principal amount of $336,000 and a warrant to purchase 1,344,000 shares of common stock in a private placement dated February 28, 2018 with Mr. Struve pursuant to a Securities Purchase Agreement dated August 14, 2017. The convertible debenture contains a beneficial conversion valued at $252,932. The warrants were valued at $348,096. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest.

In connection with the February 28, 2018 private placement, the placement agent for the debenture and the warrant received a cash fee of $28,000 and the Company issued warrants to purchase shares of the Company’s common stock to the placement agent or its affiliates based on 10% of proceeds.

On November 16, 2018, the Company signed Amendment 1 to Senior Secured Convertible Redeemable Notes dated August 14, 2017 and December 12, 2017, extending the due dates of the Notes to February 27, 2019.

Convertible Redeemable Promissory Notes with Ronald P. Erickson and J3E2A2Z

On March 16, 2018, the Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. The warrants were valued at $110,545. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest. The Company recorded accrued interest of $23,649 as of September 30, 2018.

12.	NOTES PAYABLE, CAPITALIZED LEASES AND LONG-TERM DEBT

Notes payable, capitalized leases and long-term debt as of September 30, 2018 and 2017 consisted of the following:

	September 30,	September 30,
	2018	2017

Capital Source Business Finance Group	$145,186	$365,725
Note payable to Umpqua Bank	0	199,935
Secured note payable to J3E2A2Z LP - related party	-	600,000
Total debt	145,186	1,165,660
Less current portion of long term debt	(145,186)	(1,165,660)
Long term debt	$-	$-

Capital Source Business Finance Group

Know Labs, Inc. (the “Company”) finances its TransTech operations from operations and a Secured Credit Facility with Capital Source Business Finance Group. On June 15, 2018, TransTech entered into a Fifth Modification to the Loan and Security Agreement related to the $500,000 secured credit facility with Capital Source to fund its operations. The Modification extended the maturity to December 12, 2018. The secured credit facility provides for a prime rate interest floor for prime interest of 4.5% plus 2.5%. The eligible borrowing is based on 80% of eligible trade accounts receivable, not to exceed $500,000. The secured credit facility is collateralized by the assets of TransTech, with a guarantee by Know Labs, including a security interest in all assets of Know Labs. The remaining balance on the accounts receivable must be repaid by the time the secured credit facility expires on December 12, 2018, unless we renew by automatic extension for the next successive term. TransTech has $24,000 available as of September 30, 2018.

On December 6, 2018, Capital Source notified TransTech that the Loan and Security Agreement and Capital Source Credit Facility would be cancelled as of March 12, 2019.

Effective December 12, 2018, TransTech entered into the Sixth Modification to the Loan and Security Agreement which reduced the secured credit facility to $200,000.

Note Payable to Umpqua Bank

On July 9, 2018, the Company repaid a $199,935 Business Loan Agreement with Umpqua Bank from funds previously provided by an entity affiliated with Ronald P. Erickson, our Chairman of the Board. The Company paid $27,041 and issued 800,000 shares of common stock in exchange for the conversion of this debt. Mr. Erickson is an accredited investor. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Note Payables to Ronald P. Erickson or J3E2A2Z LP

On January 25, 2018, the Company entered into amendments to two demand promissory notes, totaling $600,000 with Mr. Erickson, the Company’s Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. On March 16, 2018, the demand promissory notes and accrued interest were converted into convertible notes payable. See Note 11 for additional details.

13.  EQUITY

Authorized Capital Stock

The Company authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

The Company has authorized to issue up to 100,000,000 shares of common stock with a par value of $0.001. As of September 30, 2018, we had 17,531,502 shares of common stock issued and outstanding, held by 122 shareholders of record. The number of shareholders, including beneficial owners holding shares through nominee names, is approximately 2,300. Each share of common stock entitles its holder to one vote on each matter submitted to the shareholders for a vote, and no cumulative voting for directors is permitted.  Shareholders do not have any preemptive rights to acquire additional securities issued by us.  As of September 30, 2018, there were options outstanding for the purchase of 2,182,668 common shares, warrants for the purchase of 15,473,398 common shares and 4,914,071 shares of our common stock issuable upon the conversion of Series A, Series C and Series D Convertible Preferred Stock. We have Convertible Note Payable of $2,255,066 (9,020,264 common shares at the current price of $0.25 per share). All of which could potentially dilute future earnings per share.

Voting Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001.

Series A Preferred Stock

In July 2015, the Company sold Series A Preferred Stock to two investors for a total of $350,000. As of December 21, 2018, the Company had 20,000 Series A Preferred Stock issued and outstanding.

Each holder of outstanding shares of Series A Preferred is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred held by such holder are then convertible as of the applicable record date. The Series A Preferred may not be redeemed without the consent of the holder. The Company cannot amend, alter or repeal any preferences, rights, or other terms of the Series A Preferred so as to adversely affect the Series A Preferred, without the written consent or affirmative vote of the holders of at least 66% of the then outstanding shares of Series A Preferred, voting as a separate voting group, given by written consent or by vote at a meeting called for such purpose for which notice shall have been duly given to the holders of the Series A Preferred.

In connection with the issuance of the Series A Preferred, the Company also issued (i) a Series C five-year Warrant for 2 shares of common stock and (ii) a Series D five-year Warrant for 23,334 shares of common stock. The Series A Preferred Stock and Series C and D Warrants currently have no registration rights.

On August 14, 2017, the price of the Series A Preferred Stock and Series C and D Warrants were adjusted to $0.25 per share pursuant to the documents governing such instruments.

On September 23, 2018, a holder of Series A Preferred Stock converted 3,334 shares into 3,334 shares of common stock. In addition, the holder exercised Series C and D Warrants for 6,668 shares of common stock at $0.25 per share.

Series C and D Preferred Stock and Warrants

On August 5, 2016, the Company closed a Series C Preferred Stock and Warrant Purchase Agreement with Clayton A. Struve, an accredited investor for the purchase of $1,250,000 of preferred stock with a conversion price of $0.70 per share. The preferred stock has a yield of 8% and an ownership blocker of 4.99%. In addition, Mr. Struve received a five-year warrant to acquire 1,785,714 shares of common stock at $0.70 per share.

To determine the effective conversion price, a portion of the proceeds received by the Company upon issuance of the Series C Preferred Stock was first allocated to the freestanding warrants issued as part of this transaction. Given that the warrants will not subsequently be measured at fair value, the Company determined that the warrants should receive an allocation of the proceeds based on their relative fair value. This is based on the understanding that the FASB staff and the SEC staff believe that a freestanding instrument issued in a basket transaction should be initially measured at fair value if it is required to be subsequently measured at fair value pursuant to US generally accepted accounting principles (“GAAP”), with the residual proceeds from the transaction allocated to any remaining instruments based on their relative fair values. As such, the warrants were allocated a fair value of approximately $514,706 upon issuance, with the remaining $735,294 of proceeds allocated to the Series C Preferred Stock.

Proportionately, this allocation resulted in approximately 59% of the face amount of the Series C Preferred Stock issuance remaining, which applied to the stated conversion price of $0.70 resulted in an effective conversion price of approximately $0.41.

Having determined the effective conversion price, the Company then compared this to the fair value of the underlying Common Stock as of the commitment date, which was approximately $1.06 per share, and concluded that the conversion feature did have an intrinsic value of $0.65 per share. As such, the Company concluded that the Series C Preferred Stock did contain a beneficial conversion feature and an accounting entry and additional financial statement disclosure was required.

Because our preferred stock is perpetual, with no stated maturity date, and the conversions may occur any time from inception, the dividend is recognized immediately when a beneficial conversion exists at issuance. During the year ending September 30, 2016, the Company recognized preferred stock dividends of $1.16 million on Series C preferred stock related to the beneficial conversion feature arising from a common stock effective conversion rate of $0.41 versus a current market price of $1.06 per common share.

On November 14, 2016, the Company issued 187,500 shares of Series D Convertible Preferred Stock and a warrant to purchase 187,500 shares of common stock in a private placement to certain accredited investors for gross proceeds of $150,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated November 10, 2016.

The warrants associated with the November 14, 2016 issuance were allocated a fair value of approximately $56,539 upon issuance, with the remaining $63,539 of net proceeds allocated to the Series D Preferred Stock. Proportionately, this allocation resulted in approximately 53% of the amount of the Series D Preferred Stock issuance remaining, which applied to the stated conversion price of $0.80 resulted in an effective conversion price of approximately $0.34. Having determined the effective conversion price, the Company then compared this to the fair value of the underlying Common Stock as of the commitment date, which was approximately $1.14 per share, and concluded that the conversion feature did have an intrinsic value of $0.80 per share. As such, the Company concluded that the Series D Preferred Stock did contain a beneficial conversion feature of $150,211 which was recorded as a beneficial conversion in stockholders’ equity.

On December 19, 2016, the Company issued 187,500 shares of Series D Convertible Preferred Stock and a warrant to purchase 187,500 shares of common stock in a private placement to an accredited investor for gross proceeds of $150,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated December 14, 2016.

The warrants associated with the December 19, 2016 issuance were allocated a fair value of approximately $60,357 upon issuance, with the remaining $69,643 of net proceeds allocated to the Series D Preferred Stock. Proportionately, this allocation resulted in approximately 54% of the amount of the Series D Preferred Stock issuance remaining, which applied to the stated conversion price of $0.80 resulted in an effective conversion price of approximately $0.37. Having determined the effective conversion price, the Company then compared this to the fair value of the underlying Common Stock as of the commitment date, which was approximately $0.81 per share, and concluded that the conversion feature did have an intrinsic value of $0.44 per share. As such, the Company concluded that the Series C Preferred Stock did contain a beneficial conversion feature of $82,232 which was recorded as a beneficial conversion in stockholders’ equity.

Because the Company’s preferred stock is perpetual, with no stated maturity date, and the conversions may occur any time from inception, the dividend is recognized immediately when a beneficial conversion exists at issuance. During the year ending September 30, 2017, the Company recognized preferred stock dividends of $2.3 million on Series D preferred stock related to the beneficial conversion feature arising from a common stock effective conversion rate of $0.34 and $0.37 versus the original market price of $1.14 and $1.06 per common share, respectively.

On May 1, 2017, the Company issued 357,143 shares of Series D Convertible Preferred Stock and a warrant to purchase 357,143 shares of common stock in a private placement to an accredited investor for gross proceeds of $250,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated May 1, 2016.

The initial conversion price of the Series D Shares is $0.70 per share, subject to certain adjustments. The initial exercise price of the warrant is $0.70 per share, also subject to certain adjustments. The Company also amended and restated the Certificate of Designations, resulting in an adjustment to the conversion price of all currently outstanding Series D Shares to $0.70 per share.

On August 14, 2017, the price of the Series C and D Preferred Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments. After adjustment there were 3,108,356 shares of Series D preferred stock authorized.

On July 17, 2018, the Company filed with the State of Nevada a second Amended and Restated Certificate of Designation of Preferences, Powers, and Rights of the Series D Convertible Preferred Stock. The Amended Certificate restates the prior Certificate of Designation filed on May 8, 2017 to decrease the number of authorized Series D shares from 3,906,250 shares to 1,016,014 shares. No other amendments were made to the preferences and rights of the Series D Convertible Preferred Stock. The filing of the Amended Certificate was unanimously approved by the Board of Directors and the shareholders of Series D Convertible Preferred Stock.

Series F Preferred Stock

On August 1, 2018, the Company filed with the State of Nevada a Certificate of Designation establishing the Designations, Preferences, Limitations and Relative Rights of Series F Preferred Stock (the “Designation”). The Designation authorized 500 shares of Series F Preferred Stock. The Series F Preferred Stock shall only be issued to the current Board of Directors on the date of the Designation’s filing and is not convertible into common stock. As set forth in the Designation, the Series F Preferred Stock has no rights to dividends or liquidation preference and carries rights to vote 100,000 shares of common stock per share of Series F upon a Trigger Event, as defined in the Designation. A Trigger Event includes certain unsolicited bids, tender offers, proxy contests, and significant share purchases, all as described in the Designation. Unless and until a Trigger Event, the Series F shall have no right to vote. The Series F Preferred Stock shall remain issued and outstanding until the date which is 731 days after the issuance of Series F Preferred Stock (“Explosion Date”), unless a Trigger Event occurs, in which case the Explosion Date shall be extended by 183 days.

Securities Subject to Price Adjustments

On August 14, 2017, a private placement triggered a provision in the documents governing 23,334 outstanding shares of Series A Preferred Stock, 1,785,715 outstanding shares of Series C Preferred Stock and 1,016,004 outstanding shares Series D preferred Stock, which adjusted the conversion price of such Preferred Stock to $0.25 per share. In addition, the conversion price of a Convertible Note Payables of $2,390,066 and the exercise price of outstanding warrants to purchase 9,548,741 shares of common stock were adjusted to $0.25 per share pursuant to the documents governing such instruments.

As of December 21, 2018, there were outstanding warrants for the purchase of 15,473,398 shares of common stock. In the future, if we sell our common stock at a price below $0.25 per share, the exercise price of 20,000 outstanding shares of Series A Preferred Stock, 1,785,715 outstanding shares of Series C Preferred Stock, 1,016,004 outstanding shares Series D Preferred Stock that adjust below $0.25 per share pursuant to the documents governing such instruments. In addition, the conversion price of a Convertible Note Payable of $2,255,066 (9,020,264 common shares at the current price of $0.25 per share) and the exercise price of additional outstanding warrants to purchase 13,865,286 shares of common stock would adjust below $0.25 per share pursuant to the documents governing such instruments.

Common Stock

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the company in accordance with the requirements of Regulation D and the Securities Act. All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities.

The following equity issuances occurred during the year ended September 30, 2018:

The Company issued 779,676 shares of common stock to Names Executive Officers, directors, employees and consultants and for services during the year ended September 30, 2018. The Company expensed $273,068.

On April 10, 2018, the Company issued 2,000,000 shares of our common stock to Phillip A. Bosua under the terms of the Merger Agreement with RAAI common stock. The shares were valued at the fair market value of $520,000 or $0.26 per share.

On June 25, 2018, the Company closed a private placement and received gross proceeds of $1,750,000 ($1,710,000 as of June 30, 2018) in exchange for issuing 7,000,000 (6,840,000 as of June 30, 2018) shares of common stock and warrants to purchase 3,500,000 (3,420,000 as of June 30, 2018) shares of common stock in a private placement to accredited investors pursuant to a series of substantially identical subscription agreements. The initial exercise price of the warrants described above is $0.25 per share, subject to certain adjustments, and they expired five years after their issuance. The shares and the warrants described above were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

On June 25, 2018, the Company issued 500,000 shares of our common stock to Phillip A. Bosua under the terms of an Employment agreement dated April 10, 2018. The shares were valued at the fair market value of $165,000 or $0.33 per share.

The Company closed debt conversions and issued 1,600,000 shares of common stock in exchange for the conversion of $464,000, 230,000 shares in exchange for $48,300 in legal services and 605,000 shares in for $199.935 in preexisting debt owed by the Company to certain service providers, all of whom are accredited investors. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

During the year ended September 30, 2018, the Company issued 158,000 shares of our common stock related to warrant exercises that were valued at $80,128.

On September 23, 2018, the Company issued 3,334 shares of our common stock related to the conversion of Series A Preferred Stock for $834.

The following equity issuances occurred during the year ended September 30, 2017:

On October 21, 2015, the Company entered into a Public Relations Agreement with Financial Genetics LLC for public relation services. On October 18, 2016, the Company entered into an Amendment to Public Relations Agreement with Financial Genetics LLC. Under the Agreements, Financial Genetics was issued 359,386 shares of our common stock during the year ended September 30, 2017. The Company expensed $271,309 during the year ended September 30, 2017.

On October 6, 2016, the Company entered into a Services Agreement with Redwood Investment Group LLC for financial services. Under the Agreement, Redwood was issued 200,000 shares of our common stock. The Company expensed $140,000 during the year ended September 30, 2017.

The Company entered into Convertible Promissory Notes totaling $710,000 with accredited investors during September 2015 to February 2016 to fund short-term working capital. The Notes accrued interest at a rate of 8% per annum and became due September 2016 to February 2017 and were convertible into common stock as part of our next financing. On November 30, 2016, the Company converted $695,000 of the /Convertible Promissory Notes and interest of $54,078 into 936,348 shares of comment stock. The Company also issued warrants to purchase 936,348 shares of the Company’s common stock. The five-year warrants are exercisable at $1.00 per share, subject to adjustment.

On December 22, 2016, a supplier converted accounts payable totaling $6,880 into 8,600 shares of common stock.

On the year ended September 30, 2017, the Company issued 795,000 shares of restricted common stock to two Names Executive Officers employees, two directors and six employees and consultants and for services during 2015-2017. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.17 per share, the market price of our common stock. The Company expensed $135,150 during the year ended September 30, 2017.

Warrants to Purchase Common Stock

The following warrants were issued during the year ended September 30, 2018:

On December 15, 2017, the Company received $250,000 and issued a senior convertible exchangeable debenture with a principal amount of $300,000 and a five year common stock purchase warrant to purchase 1,200,000 shares of common stock in a private placement dated December 12, 2017 to an accredited investor pursuant to a Securities Purchase Agreement dated August 14, 2017. See Note 12 for additional details. The initial exercise price of the warrants described above is $0.25 per share, also subject to certain adjustments. The warrants were valued at $123,600 and the beneficial conversion feature was valued at $93,174.

On March 2, 2018, the Company received gross proceeds of $280,000 in exchange for issuing a senior convertible redeemable debenture with a principal amount of $336,000 and a five year warrant to purchase 1,344,000 shares of common stock in a private placement dated February 28, 2018 to an accredited investor pursuant to a Securities Purchase Agreement dated August 14, 2017 See Note 9 for additional details. The initial exercise price of the warrants described above is $0.25 per share, also subject to certain adjustments. The warrants had an estimated fair value of $348,096 and the beneficial conversion feature was value at $252,932.

The Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. See Note 9 for additional details. The warrants had an estimated value of $60,820.

In addition, effective as of January 31, 2018, Mr. Erickson was issued a warrant to purchase up to 855,000 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. See Note 12 for additional details. The warrants had an estimated value of $49,726.

During the year ended September 30, 2018, The Company issued placement agent warrants related to the issuance of senior convertible redeemable debentures and Series D Preferred Stock to purchase up to 538,400 shares of common stock for a period of five years. The initial exercise price of the warrants described above is $0.25 per share, also subject to certain adjustments. The estimated fair value was $134,600.

On June 25, 2018, the Company closed a private placement and received gross proceeds of $1,750,000 ($1,710,000 as of June 30, 2018) in exchange for issuing 7,000,000 (6,840,000 as of June 30, 2018) shares of common stock and warrants to purchase 3,500,000 (3,420,000 as of June 30, 2018) shares of common stock in a private placement to accredited investors pursuant to a series of substantially identical subscription agreements. The initial exercise price of the warrants described above is $0.25 per share, subject to certain adjustments, and they expired five years after their issuance. The shares and the warrants described above were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

The Company issued warrants to purchase 1,229,000 shares of common stock to Named Executive Officers, directors, employees and consultants and for services during the year ended September 30, 2018. The Company expensed $121,710.

During the year ended September 30, 2018, the Company issued 158,000 shares of our common stock related to warrant exercises that were valued at $80,128.

During the year ended September 30, 2018, warrants for the purchase of 544,998 shares of common stock valued at $136,250 expired.

The following warrants were issued during the year ended September 30, 2017:

The Company entered into Convertible Promissory Notes totaling $710,000 with accredited investors during September 2015 to February 2016 to fund short-term working capital. The Notes accrued interest at a rate of 8% per annum and became due September 2016 to February 2017 and were convertible into common stock as part of our next financing. On November 30, 2016, the Company converted $695,000 of the /Convertible Promissory Notes and interest of $54,078 into 936,348 shares of comment stock. The Company also issued warrants to purchase 936,348 shares of the Company’s common stock. The five-year warrants are exercisable at $1.00 per share, subject to adjustment.

On November 14, 2016, the Company issued 187,500 shares of Series D Convertible Preferred Stock and a warrant to purchase 187,500 shares of common stock in a private placement to certain accredited investors for gross proceeds of $150,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated November 10, 2016. The warrant was valued at $189,938.

On December 19, 2016, the Company issued 187,500 shares of Series D Convertible Preferred Stock and a warrant to purchase 187,500 shares of common stock in a private placement to an accredited investor for gross proceeds of $150,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated December 14, 2016. The warrant was valued at $131,250.

On February 24, 2017, the Company issued 283,861 shares of Series D Convertible Preferred Stock and a warrant to purchase 283,861 shares of common stock in a private placement to an accredited investor for conversion of a $220,000 Promissory Note and accrued interest of $7,089 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated February 28, 2017. The warrant was valued at $198,703.

During the year ended September 30, 2017, the Company revised five year placement agent warrants to purchase 312,500 shares of common stock. The price was reduced from $1.00 to $0.70 per share and the exercise price is now subject to adjustment. The Company recorded 250,000 shares during the year ended September 30, 2016 the fair value of these warrants is $218,751 as of June 30, 2017.

On May 1, 2017, the Company issued 357,143 shares of Series D Convertible Preferred Stock and a warrant to purchase 357,143 shares of common stock in a private placement to an accredited investor for gross proceeds of $250,000 pursuant to a Series D Preferred Stock and Warrant Purchase Agreement dated May 1, 2017. The warrant was valued at $5,357.

On August 14, 2017, the Company issued a common stock purchase warrant to purchase 1,440,000 shares of common stock in a private placement to Clayton Struve for gross proceeds of $300,000 pursuant to a Securities Purchase Agreement dated August 14, 2017. The initial exercise price of the Warrant is $0.25 per share, also subject to certain adjustments. The warrants were valued at $111,429.

Warrants to acquire 7,668 shares of common stock at $30.00 per share expired.

The conversion price of the Series A, C and D Shares and related warrants is currently $0.250 per share, subject to certain adjustments.

A summary of the warrants issued as of September 30, 2018 were as follows:

	September 30, 2018
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	6,900,356	$0.428
Issued	9,276,066	0.250
Exercised	(158,026)	(0.507)
Forfeited	-	-
Expired	(544,998)	(0.250)
Outstanding at end of period	15,473,398	$0.326
Exerciseable at end of period	15,473,398

A summary of the status of the warrants outstanding as of September 30, 2018 is presented below:

	September 30, 2018
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life ( In Years)	Price	Exerciseable	Price
13,870,286	4.04	$0.250	13,870,286	$0.250
714,286	2.83	0.700	714,286	0.700
882,159	3.12	1.000	882,159	1.000
6,667	0.25	30.000	6,667	30.000
15,473,398	3.61	$0.326	15,473,398	$0.326

The significant weighted average assumptions relating to the valuation of the Company’s warrants for the year ended September 30, 2018 were as follows:

Dividend yield	0%
Expected life	1-2 years
Expected volatility	125%-145%
Risk free interest rate	..0202-.0214%

At September 30, 2018, vested warrants totaling 15,466,731 shares had an aggregate intrinsic value of $13,870,286.

14.	STOCK OPTIONS

On March 21, 2013, an amendment to the Stock Option Plan was approved by the stockholders of the Company, increasing the number of shares reserved for issuance under the Plan to 93,333 shares. On April 10, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 93,333 to 1,200,000. On August 7, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 1,200,000 to 2,000,000 to common shares.

Determining Fair Value under ASC 505

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

The Company had the following stock option transactions during the year ended September 30, 2018.

A former employee forfeited stock option grants for 10,668 shares of common stock at $14.719 per share.

During the year ended September 30, 2018, four employee and two consultants were granted options to purchase 1,180,000 shares of common stock at an exercise price of $2.024 per share. The stock option grants vest quarterly over four years (none during the first six months) and are exercisable for 5 years. The stock option grants were valued at an average of $2.38 per share.

On July 30, 2018, Mr. Bosua was awarded a stock option grant for 1,000,000 shares of common stock that was awarded at $1.28 per share and was valued at the black scholes value of $1.22 per share.  The stock option grant vests quarterly over four years and is exercisable for 5 years.

The Company had the following stock option transactions during the year ended September 30, 2017:

During the year ended September 30, 2017, employees forfeited stock option grants for 35,504 shares of common stock at $19.51 per share.

There are currently 534,736 options to purchase common stock at an average exercise price of $1.698 per share outstanding as of September 30, 2018 under the 2011 Stock Incentive Plan. The Company recorded $50,899 and $37,848 of compensation expense, net of related tax effects, relative to stock options for the year ended September 30, 2018 and in accordance with ASC 505. Net loss per share (basic and diluted) associated with this expense was approximately ($0.006) and ($0.01) per share, respectively. As of September 30, 2018, there is approximately $1,789,384, net of forfeitures, of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 4.94 years.

Stock option activity for the years ended September 30, 2018 and 2017 was as follows:

		Weighted Average
	Options	Exercise Price	$
Outstanding as of September 30, 2016	50,908	$18.045	$918,627
Granted	-	-	-
Exercised	-	-	-
Forfeitures	(35,504)	(19.507)	(692,568)
Outstanding as of September 30, 2017	15,404	14.675	226,059
Granted	2,180,000	1.683	3,668,500
Exercised	-	-	-
Forfeitures	(12,736)	14.764	(188,040)
Outstanding as of September 30, 2018	2,182,668	$1.698	$3,706,519

The following table summarizes information about stock options outstanding and exercisable as of September 30, 2018:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Exerciseable	Exerciseable	Exerciseable
0.25	530,000	4.98	$0.250	-	$-
1.28	1,150,000	4.96	1.28	-	-
4.08-4.20	500,000	4.98		-	-
13.500	1,334	0.44	13.50	1,334	13.50
15.000	1,334	-	15.00	-	15.00
	2,182,668	4.94	$1.698	1,334	$13.50

There were stock option grants of 1,680,000 shares as of September 30, 2018 with an aggregate intrinsic value of $4,964,300.

15.	OTHER SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Related Party Transactions with Ronald P. Erickson

See Notes 11, 12 and 13 for related party transactions with Ronald P. Erickson.

On September 7, 2017 Mr. Erickson was issued 200,000 of restricted common stock to at the grant date market value of $0.17 per share.

On January 16, 2018 Mr. Erickson was issued 100,000 of restricted common stock on to at the grant date market value of $0.21 per share.

On January 25, 2018, the Company entered into amendments to two demand promissory notes, totaling $600,000 with Mr. Erickson, our Chief Executive Officer and/or entities in which Mr. Erickson has a beneficial interest. The amendments extend the due date from December 31, 2017 to September 30, 2018 and continue to provide for interest of 3% per annum and a third lien on company assets if not repaid by September 30, 2018 or converted into convertible debentures or equity on terms acceptable to the Holder. On March 16, 2018, the demand promissory notes and accrued interest were converted into convertible notes payable.

On March 16, 2018, the Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of our common stock for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. The warrants had an estimated value of $0.12 per share.

On July 9, 2018, the Company repaid a $199,935 Business Loan Agreement with Umpqua Bank from funds previously provided by an entity affiliated with Ronald P. Erickson, our Chairman of the Board. The Company paid $27,041 and issued 800,000 shares of common stock in exchange for the conversion of this debt. Mr. Erickson is an accredited investor. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

Mr. Erickson and/or entities with which he is affiliated also have accrued compensation, travel and interest of approximately $513,149 as of September 30, 2018.

Related Party Transaction with Phillip A. Bosua

On July 14, 2017, the Company issued 50,000 shares of our common stock to Phillip A. Bosua under the terms of a consulting agreement dated July 6, 2017. The fair value of the stock was $8,500.

On February 7, 2018, the Company issued 50,000 shares of our common stock to Phillip A. Bosua under the terms of a consulting agreement dated July 6, 2017.

On April 10, 2018, the Company issued 2,000,000 shares of our common stock to Phillip A. Bosua under the terms of the Merger Agreement with RAAI common stock. The fair value of the stock was $520,000.

On June 25, 2018, the Company issued 500,000 shares of our common stock to Phillip A. Bosua under the terms of an Employment agreement dated April 10, 2018. The fair value of the stock was $165,000.

On June 25, 2018, the Company closed a debt conversion with an entity controlled by Phillip A. Bosua and issued 255,000 shares of common stock in exchange for the conversion of $63,750 in preexisting debt owed by the Company to this entity.

On July 30, 2018, Mr. Bosua was awarded a stock option grant for 1,000,000 shares of our common stock that was awarded at $1.28 per share and was valued at the black scholes value of $1.22 per share.

Stock Issuances to Named Executive Officers and Directors

On September 7, 2017, the Company issued 400,000 shares of restricted common stock to one Named Executive Officer and two directors for services during 2015-2017. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.17 per share, the market price of our common stock.

During January to May 2018, the Company issued 275,000 shares of restricted common stock to one Named Executive Officer and two directors for services during 2018. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.246 per share, the market price of our common stock.

Stock Option Grant Cancellations

During the year ended September 30, 2017, two Named Executive Officers forfeited stock option grants for 35,366 shares of common stock at $19.53 per share.

16.  COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

Legal Proceedings

The Company may from time to time become a party to various legal proceedings arising in the ordinary course of our business. The Company is currently not a party to any pending legal proceeding that is not ordinary routine litigation incidental to our business.

Employment Agreement with Phillip A. Bosua, Chief Executive Officer

On April 10, 2018, the Company appointed Mr. Bosua as Chief Executive Officer of the Company, replacing Ronald P. Erickson, who remains Chairman of the Company. Mr. Erickson has been a director and officer of Know Labs since April 2003. He was appointed as our CEO and President in November 2009 and as Chairman of the Board in February 2015. Previously, Mr. Erickson was our President and Chief Executive Officer from September 2003 through August 2003 and was Chairman of the Board from August 2004 until May 2011.

Phillip A. Bosua was appointed the Company’s CEO on April 10, 2018. Previously, Mr. Bosua served as the Company’s Chief Product Officer since August 2017. The Company entered into a Consulting Agreement with Mr. Bosua’s company, Blaze Clinical on July 7, 2017. From September 2012 to February 2015, Mr. Bosua was the founder and Chief Executive Officer of LIFX Inc. (where he developed and marketed an innovative “smart” light bulb) and from August 2015 until February 2016 was Vice President Consumer Products at Soraa (which markets specialty LED light bulbs). From February 2016 to July 2017, Mr. Bosua was the founder and CEO of RAAI, Inc. (where he continued the development of his smart lighting technology). From May 2008 to February 2013 he was the Founder and CEO of LimeMouse Apps, a leading developer of applications for the Apple App Store.

On April 10, 2018, the Company entered into an Employment Agreement with Mr. Bosua reflecting his appointment as Chief Executive Officer. The Employment Agreement is for an initial term of 12 months (subject to earlier termination) and will be automatically extended for additional 12-month terms unless either party notifies the other party of its intention to terminate the Employment Agreement. Mr. Bosua will be paid a base salary of $225,000 per year, received 500,000 shares of common stock valued at $0.33 per share and may be entitled to bonuses and equity awards at the discretion of the Board or a committee of the Board. The Employment Agreement provides for severance pay equal to 12 months of base salary if Mr. Bosua is terminated without “cause” or voluntarily terminates his employment for “good reason.”

Employment Agreement with Ronald P. Erickson, Chairman of the Board and Interim Chief Financial Officer

On August 4, 2017, the Board of Directors approved an Employment Agreement with Ronald P. Erickson pursuant to which the Company engaged Mr. Erickson as our Chief Executive Officer through September 30, 2018.

Mr. Erickson’s annual compensation is $180,000. Mr. Erickson is also entitled to receive an annual bonus and equity awards compensation as approved by the Board. The bonus should be paid no later than 30 days following earning of the bonus.

Mr. Erickson will be entitled to participate in all group employment benefits that are offered by the Company to our senior executives and management employees from time to time, subject to the terms and conditions of such benefit plans, including any eligibility requirements.

If the Company terminates Mr. Erickson’s employment at any time prior to the expiration of the Term without Cause, as defined in the Employment Agreement, or if Mr. Erickson terminates his employment at any time for “Good Reason” or due to a “Disability”, Mr. Erickson will be entitled to receive (i) his Base Salary amount for one year; and (ii) medical benefits for eighteen months.

On April 10, 2018, the Company entered into an Amended Employment Agreement for Ronald P. Erickson which amends the Employment Agreement dated July 1, 2017. The Agreement expires March 21, 2019.

Properties and Operating Leases

The Company is obligated under the following non-cancelable operating leases for its various facilities and certain equipment.

Years Ended September 30,	Total
2019	$118,190
2020	85,914
2021	23,498
2022	-
2023	-
Beyond	-
Total	$227,602

Corporate Offices

On April 13, 2017, the Company leased its executive office located at 500 Union Street, Suite 810, Seattle, Washington, USA, 98101. The Company leases 943 square feet and the net monthly payment is $2,672. The monthly payment increases approximately 3% each year and the lease expires on May 31, 2022.

Lab Facilities and Executive Offices

On May 1, 2018, the Company leased its lab facilities and executive offices located at 304 Alaskan Way South, Suite 102, Seattle, Washington, USA, 98101. The Company leases 2,800 square feet and the net monthly payment is $4,000. The lease expires on April 30, 2019.

TransTech Facilities

TransTech is located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002. TransTech leases a total of approximately 6,340 square feet of office and warehouse space for its administrative offices, product inventory and shipping operations. Effective December 1, 2017, TransTech leases this office from December 1, 2017 at $4,465 per month. The monthly payment increases approximately 3% each year and the lease expires on January 31, 2020. Until December 1, 2017, TransTech leased this office on a month to month basis at $6,942 per month.

17.  INCOME TAXES

The Company has incurred losses since inception, which have generated net operating loss carryforwards.  The net operating loss carryforwards arise from United States sources.

Pretax losses arising from United States operations were approximately $3,258,000 for the year ended September 30, 2018.

Pretax losses arising from United States operations were approximately $3,901,000 for the year ended September 30, 2017.

The Company has net operating loss carryforwards of approximately $27,352,000, which expire in 2022-2036. Because it is not more likely than not that sufficient tax earnings will be generated to utilize the net operating loss carryforwards, a corresponding valuation allowance of approximately $5,744,000 was established as of September 30, 2018. Additionally, under the Tax Reform Act of 1986, the amounts of, and benefits from, net operating losses may be limited in certain circumstances, including a change in control.

Section 382 of the Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership. There can be no assurance that the Company will be able to utilize any net operating loss carryforwards in the future. The Company is subject to possible tax examination for the years 2012 through 2018
For the year ended September 30, 2018, the Company’s effective tax rate differs from the federal statutory rate principally due to net operating losses and warrants issued for services.

U.S. Tax Reform

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the Tax Reform Act). The Tax Reform Act significantly revises the future ongoing federal income tax by, among other things, lowering U.S. corporate income tax rates effective January 1, 2018. The Company has calculated a blended U.S. federal income tax rate of approximately 21% for the fiscal year ending September 30, 2018 and 21.0% for subsequent fiscal years. Remeasurement of the Company’s deferred tax balance under the Tax Reform Act resulted in a non-cash tax benefit reduction of approximately $2.3 million for the year ended September 30, 2018.

The changes included in the Tax Reform Act are broad and complex. The final transition impacts of the Tax Reform Act may differ from the above estimate due to, among other things, changes in interpretations of the Tax Reform Act, any legislative action to address questions that arise because of the Tax Reform Act and any changes in accounting standards for income taxes or related interpretations in response to the Tax Reform Act.

The principal components of the Company’s deferred tax assets at September 30, 2018 and 2017 are as follows:

	2018	2017
U.S. operations loss carry forward at statutory rate of 21%	$(5,743,840)	$(5,804,285)
Non-U.S. operations loss carry forward at statutory rate of 20.5%	-	-
Total	(5,743,840)	(5,804,285)
Less Valuation Allowance	5,743,840	5,804,285
Net Deferred Tax Assets	-	-
Change in Valuation allowance	$60,445	$(1,036,276)

A reconciliation of the United States Federal Statutory rate to the Company’s effective tax rate for the years ended September 30, 2018 and 2017 are as follows:

	2018	2017
Federal Statutory Rate	-21.0%	-21.0%
Increase in Income Taxes Resulting from:
Change in Valuation allowance	21.0%	21.0%
Effective Tax Rate	0.0%	0.0%

18.	SUBSEQUENT EVENTS

The Company evaluated subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements were issued.

On October 31, 2018, the Board awarded stock option grants to two directors to acquire 50,000 shares each of the Company’s common stock. The grants were valued at $3.03 per share and expire on October 31, 2013. The grants vested immediately.

On October 31, 2018, the Board awarded Phillip A. Bosua a stock option grant to acquire 100,000 shares of the Company’s Common stock for each $1,000,000 raised by the Company in revenue generated in a planned Kickstarter campaign. In addition, Mr. Bosua was granted a stock option grant to acquire 1,000,000 shares of the Company’s common which vests upon approval of the Company’s blood glucose measurement technology by the U.S. Food and Drug Administration. The grants were valued at $3.03 per share and expire on October 31, 2023.

On October 31, 2018, the Board awarded Ronald P Erickson a stock option grant to acquire 1,000,000 shares of the Company’s common which vests upon the Company’s successful listing of its Common Stock on Nasdaq or the New York Stock Exchange (including the NYSE American Market). The grant was valued at $3.03 per share and expires on October 31, 2023.

On November 16, 2018, the Company signed Amendment 1 to Senior Secured Convertible Redeemable Notes dated September 30, 2016, August 14, 2017 and December 12, 2017, extending the due dates of the Notes to February 27, 2019.

On November 21, 2018, the Company’s Board of Directors amended the Company’s Audit, Compensation and Nominating and Corporate Governance Committee Charters. In addition, on November 21, 2018, the Company’s Board of Directors amended the Company’s Code of Ethics Policy.

ITEM 1. FINANCIAL STATEMENTS

KNOW LABS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2019	September 30, 2018
ASSETS	(Unaudited)	(Audited)

CURRENT ASSETS:
Cash and cash equivalents	$2,688,707	$934,407
Accounts receivable, net of allowance of $60,000 and $60,000, respectively	81,548	320,538
Prepaid expenses	11,251	20,140
Inventories, net	63,937	203,582
Total current assets	2,845,443	1,478,667

EQUIPMENT, NET	146,225	169,333

OTHER ASSETS
Intangible assets	317,779	447,778
Other assets	13,767	7,170

TOTAL ASSETS	$3,323,214	$2,102,948

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES:
Accounts payable - trade	$833,586	$1,512,617
Accounts payable - related parties	2,546	12,019
Accrued expenses	60,281	72,140
Accrued expenses - related parties	721,391	657,551
Deferred revenue	-	55,959
Convertible notes payable	2,255,065	2,255,066
Notes payable - current portion of long term debt	-	145,186
Total current liabilities	3,872,869	4,710,538

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' DEFICIT

Preferred stock - $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding at 6/30/2019 and 9/30/2018, respectively	-	-
Series A Convertible Preferred stock - $0.001 par value, 23,334 shares authorized, 0 shares and 20,000 shares issued and outstanding at 6/30/2019 and 9/30/2018, respectively	-	11
Series C Convertible Preferred stock - $0.001 par value, 1,785,715 shares authorized, 1,785,715 shares issued and outstanding at 6/30/2019 and 9/30/2018, respectively	1,790	1,790
Series D Convertible Preferred stock - $0.001 par value, 1,016,014 shares authorized, 1,016,004 shares issued and outstanding at 6/30/2019 and 9/30/2018, respectively	1,015	1,015
Common stock - $0.001 par value, 100,000,000 shares authorized, 22,567,686 and 17,531,502 shares issued and outstanding at 6/30/2019 and 9/30/2018, respectively	22,568	17,532
Additional paid in capital	37,515,550	32,163,386
Accumulated deficit	(38,090,578)	(34,791,324)
Total stockholders' deficit	(549,655)	(2,607,590)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,323,214	$2,102,948

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS

	Three Months Ended,		Nine Months Ended,
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

REVENUE	$381,270	$1,107,216	$1,577,191	$3,432,301
COST OF SALES	275,819	909,957	1,202,944	2,760,551
GROSS PROFIT	105,451	197,259	374,247	671,750
RESEARCH AND DEVELOPMENT EXPENSES	441,541	125,789	832,555	366,809
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	797,939	803,857	3,165,720	1,796,319
OPERATING LOSS	(1,134,029)	(732,387)	(3,624,028)	(1,491,378)

OTHER INCOME (EXPENSE):
Interest expense	(4,631)	(8,696)	(21,507)	(1,095,880)
Other income	8,227	436	21,281	19,192
Gain on debt settlements	325,000	234,393	325,000	234,393
Total other income (expense)	328,596	226,133	324,774	(842,295)

(LOSS) BEFORE INCOME TAXES	(805,433)	(506,254)	(3,299,254)	(2,333,673)

Income taxes - current provision	-	-	-	-

NET (LOSS)	$(805,433)	$(506,254)	$(3,299,254)	$(2,333,673)

Basic and diluted loss per common share attributable to Know Labs,
Inc. and subsidiaries common shareholders-
Basic and diluted loss per share	$(0.04)	$(0.06)	$(0.17)	$(0.39)

Weighted average shares of common stock outstanding- basic and diluted	22,279,024	8,065,144	19,721,843	5,947,860

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended,
	June 30, 2019	June 30, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,299,254)	$(2,333,673)
Adjustments to reconcile net loss to net cash (used in) operating activities
Depreciation and amortization	156,931	43,984
Issuance of capital stock for services and expenses	348,900	348,881
Stock based compensation- warrants	406,722	-
Conversion of interest	-	64,233
Stock based compensation- stock option grants	359,053	7,337
Amortization of debt discount	-	475,174
Conversion of accrued liabilities- related parties to notes payable	-	491,802
Provision on loss on accounts receivable	67,792	-
Loss on sale of assets	32,777	-
Issuance of warrant for debt conversion	-	232,255
Issuance of common stock for conversion of liabilities	-	247,950
Non-cash gain on accounts payable	(320,000)	(234,393)
Changes in operating assets and liabilities:
Accounts receivable	170,861	262,860
Prepaid expenses	8,889	17,788
Inventory	139,645	55,175
Other assets	(6,597)	(2,100)
Accounts payable - trade and accrued expenses	(316,536)	(459,954)
Deferred revenue	(55,946)	(59,692)
NET CASH (USED IN) OPERATING ACTIVITIES	(2,306,763)	(842,373)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in research and development equipment	(79,934)	(25,319)
NET CASH (USED IN) BY INVESTING ACTIVITIES:	(79,934)	(25,319)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock for cash	4,242,515	-
(Repayments) from line of credit	(101,518)	(170,990)
Proceeds from convertible notes payable	-	530,000
Proceeds from issuance of common/ preferred stock, net of costs	-	1,710,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,140,997	2,069,010

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,754,300	1,201,318

CASH AND CASH EQUIVALENTS, beginning of period	934,407	103,181

CASH AND CASH EQUIVALENTS, end of period	$2,688,707	$1,304,499

Supplemental disclosures of cash flow information:
Interest paid	$21,999	$8,841
Taxes paid	$-	$-

Non-cash investing and financing activities:
	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

KNOW LABS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements have been prepared by Know Labs, Inc, formerly Visualant, Incorporated (“the Company”, “us,” “we,” or “our”) in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial reporting and rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. In the opinion of our management, all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the financial position, results of operations, and cash flows for the fiscal periods presented have been included.

These financial statements should be read in conjunction with the audited financial statements and related notes included in our Annual Report filed on Form 10-K for the year ended September 30, 2018, filed with the Securities and Exchange Commission (“SEC”) on December 21, 2018. The results of operations for the nine months ended June 30, 2019 are not necessarily indicative of the results expected for the full fiscal year, or for any other fiscal period.

1.
ORGANIZATION

Know Labs, Inc. (the “Company”) was incorporated under the laws of the State of Nevada in 1998. The Company has authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

The Company is focused on the development, marketing and sales of a proprietary technologies which are capable of uniquely authenticating or diagnosing almost any substance or material using electromagnetic energy to create, record and detect the unique “signature” of the substance. The Company’s call these our “ChromaID™” and “Bio-RFID™” technologies.

Historically, the Company focused on the development of our proprietary ChromaID technology. Using light from low-cost LEDs (light emitting diodes) the Company’s map the color of substances, fluids and materials and with our proprietary processes we can authenticate, identify and diagnose based upon the color that is present. The color is both visible to us as humans but also outside of the humanly visible color spectrum in the near infra-red and near ultra-violet and beyond. The Company’s ChromaID scanner sees what we like to call “Nature’s Color Fingerprint.” Everything in nature has a unique color identifier and with ChromaID the Company can see it, and identify, authenticate and diagnose based upon the color that is present. The Company’s ChromaID scanner is capable of uniquely identifying and authenticating almost any substance or liquid using light to create, record and detect its unique color signature. More recently, the Company has focused upon extensions and new inventions that are derived from and extend beyond our ChromaID technology. The Company’s call this technology Bio-RFID. The rapid advances made with our Bio-RFID technology in our laboratory have caused us to move quickly into the commercialization phase of our Company as we work to create revenue generating products for the marketplace. Today, the sole focus of the Company is on its Bio-RFID technology and its commercialization. The Company may continue to develop and enhance its ChromaID technology and extend its capacity as time and resources permit. The Company will also, as resources permit, pursue licensing opportunities with third parties who have ready applications for our ChromaID and Bio-RFID technologies.

In 2010, the Company acquired TransTech Systems, Inc. as an adjunct to our business. TransTech is a distributor of products for employee and personnel identification and authentication. TransTech has historically provided substantially all of the Company’s revenues. The financial results from our TransTech subsidiary have been diminishing as vendors of their products increasingly move to the Internet and direct sales to their customers. While it does provide the Company’s current revenues it is not central to our current focus as a Company. Moreover, the Company written down any goodwill associated with its historic acquisition. The Company continues to closely monitor this subsidiary and expects to wind down completely prior to the end of the Company’s current fiscal year.

The Company is in the process of commercializing its Bio-RFID technology. The Company plans its first commercial applications to be a wearable non-invasive Continuous Glucose Monitor. This product will require approval from the United States Food and Drug Administration prior to introduction to the market. In addition, it has a technology license agreement with Allied Inventors, formerly Xinova and Invention Development Management Company, a subsidiary of Intellectual Ventures.

The Company believes that its commercialization success is dependent upon its ability to significantly increase the number of customers that are purchasing and using its products. To date the Company has generated minimal revenue from sales of products derived from its ChromaID and Bio-RFID technology. The Company is currently not profitable. Even if the Company succeeds in introducing its technology and related products to its target markets, the Company may not be able to generate sufficient revenue to achieve or sustain profitability. Regulatory requirements may also inhibit the speed with which the Company’s products can enter the marketplace.

ChromaID was invented by scientists under contract with the Company. Bio-RFID was invented by individuals working for the Company. The Company actively pursues a robust intellectual property strategy and has been granted thirteen patents. The Company also has several patents pending. The Company possesses all right, title and interest to the issued patents. Nine additional issued and pending patents are licensed exclusively to the Company in perpetuity by the Company’s strategic partner, Allied Inventors.

2.
GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $3,299,254, $3,257,597 and $3,901,232 for the nine months ended June 30, 2019 and the years ended September 30, 2018 and 2017, respectively. Net cash used in operating activities was $2,306,763, $1,117,131 and $1,264,324 for the nine months ended June 30, 2019 and for the years ended September 30, 2018 and 2017, respectively.

The Company anticipates that it will record losses from operations for the foreseeable future. As of June 30, 2019, the Company’s accumulated deficit was $38,090,578.  The Company has limited capital resources, and operations to date have been funded with the proceeds from private equity and debt financings and loans from Ronald P. Erickson, the Company’s Chief Executive Officer, or entities with which he is affiliated. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by the Company’s independent registered public accounting firm relating to our financial statements for the year ended September 30, 2018 includes an explanatory paragraph expressing the substantial doubt about the Company’s ability to continue as a going concern.

The Company believe that its cash on hand will be sufficient to fund our operations until December 31, 2019. We need additional financing to implement our business plan and to service our ongoing operations and pay our current debts. There can be no assurance that we will be able to secure any needed funding, or that if such funding is available, the terms or conditions would be acceptable to us. If we are unable to obtain additional financing when it is needed, we will need to restructure our operations, and divest all or a portion of our business. We may seek additional capital through a combination of private and public equity offerings, debt financings and strategic collaborations. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to the Company’s then-existing stockholders and/or require such stockholders to waive certain rights and preferences. If such financing is not available on satisfactory terms, or is not available at all, the Company may be required to delay, scale back, eliminate the development of business opportunities or file for bankruptcy and our operations and financial condition may be materially adversely affected.

3.
SIGNIFICANT ACCOUNTING POLICIES: ADOPTION OF ACCOUNTING STANDARDS

Basis of Presentation – The accompanying unaudited consolidated financial statements include the accounts of the Company. Intercompany accounts and transactions have been eliminated. The preparation of these unaudited condensed consolidated financial statements were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries, TransTech Systems, Inc and RAAI Lighting, Inc. Inter-Company items and transactions have been eliminated in consolidation.

Cash and Cash Equivalents – The Company classifies highly liquid temporary investments with an original maturity of three months or less when purchased as cash equivalents. The Company maintains cash balances at various financial institutions. Balances at US banks are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk for cash on deposit.

Accounts Receivable and Allowance for Doubtful Accounts – Accounts receivable consist primarily of amounts due to the Company from normal business activities. The Company maintains an allowance for doubtful accounts to reflect the expected non-collection of accounts receivable based on past collection history and specific risks identified within the portfolio. If the financial condition of the customers were to deteriorate resulting in an impairment of their ability to make payments, or if payments from customers are significantly delayed, additional allowances might be required.

Inventories – Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale and are stated at the lower of cost or market on the first-in, first-out (“FIFO”) method.  Inventories are considered available for resale when drop shipped and invoiced directly to a customer from a vendor, or when physically received by TransTech at a warehouse location.  The Company records a provision for excess and obsolete inventory whenever an impairment has been identified. There is a $35,000 reserve for impaired inventory as of June 30, 2019 and September 30, 2018, respectively.

Equipment – Equipment consists of machinery, leasehold improvements, furniture and fixtures and software, which are stated at cost less accumulated depreciation and amortization. Depreciation is computed by the straight-line method over the estimated useful lives or lease period of the relevant asset, generally 2-10 years, except for leasehold improvements which are depreciated over 2-3 years.

Long-Lived Assets – The Company reviews its long-lived assets for impairment annually or when changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets under certain circumstances are reported at the lower of carrying amount or fair value. Assets to be disposed of and assets not expected to provide any future service potential to the Company are recorded at the lower of carrying amount or fair value (less the projected cost associated with selling the asset). To the extent carrying values exceed fair values, an impairment loss is recognized in operating results.

Intangible Assets – Intangible assets are capitalized and amortized on a straight-line basis over their estimated useful life, if the life is determinable. If the life is not determinable, amortization is not recorded. We regularly perform reviews to determine if facts and circumstances exist which indicate that the useful lives of our intangible assets are shorter than originally estimated or the carrying amount of these assets may not be recoverable. When an indication exists that the carrying amount of intangible assets may not be recoverable, we assess the recoverability of our assets by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining lives against their respective carrying amounts. Such impairment test is based on the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Impairment, if any, is based on the excess of the carrying amount over the estimated fair value of those assets.

Research, Development and Engineering Expenses – Research, development and engineering expenses consist of the cost of employees, consultants and contractors who design, engineer and develop new products and processes as well as materials, supplies and facilities used in producing prototypes.

The Company’s research and development efforts are primarily focused improving the core foundational ChromaID technology and developing new and unique applications for the technology. As part of this effort, the Company typically conduct testing to ensure that ChromaID application methods are compatible with the customer’s requirements, and that they can be implemented in a cost effective manner. The Company is also actively involved in identifying new application methods. Know Lab’s team has considerable experience working with the application of light-based technologies and their application to various industries. The Company believes that its continued development of new and enhanced technologies relating to our core business is essential to its future success. The Company spent $832,555, $570,514 and $79,405 during the nine months ended June 30, 2019 and the years ended September 30, 2018 and 2017, respectively, on research and development activities.

Fair Value Measurements and Financial Instruments – ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  This topic also establishes a fair value hierarchy, which requires classification based on observable and unobservable inputs when measuring fair value.  The fair value hierarchy distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).  The hierarchy consists of three levels:

Level 1 – Quoted prices in active markets for identical assets and liabilities;

Level 2 – Inputs other than level one inputs that are either directly or indirectly observable; and.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The recorded value of other financial assets and liabilities, which consist primarily of cash and cash equivalents, accounts receivable, other current assets, and accounts payable and accrued expenses approximate the fair value of the respective assets and liabilities as of June 30, 2019 and September 30, 2018 are based upon the short-term nature of the assets and liabilities.

Derivative Financial Instruments -The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated statements of operations. For stock-based derivative financial instruments, the Company uses a Black-Scholes-Merton option pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within twelve months of the balance sheet date.

Revenue Recognition – Know Lab and TransTech revenue are derived from products and services. Revenue is considered realized when the products or services have been provided to the customer, the work has been accepted by the customer and collectability is reasonably assured. Furthermore, if an actual measurement of revenue cannot be determined, the Company defers all revenue recognition until such time that an actual measurement can be determined. If during the course of a contract management determines that losses are expected to be incurred, such costs are charged to operations in the period such losses are determined. Revenues are deferred when cash has been received from the customer but the revenue has not been earned.

Stock Based Compensation – The Company has share-based compensation plans under which employees, consultants, suppliers and directors may be granted restricted stock, as well as options to purchase shares of Company common stock at the fair market value at the time of grant. Stock-based compensation cost is measured by the Company at the grant date, based on the fair value of the award, over the requisite service period. For options issued to employees, the Company recognizes stock compensation costs utilizing the fair value methodology over the related period of benefit.  Grants of stock options and stock to non-employees and other parties are accounted for in accordance with the ASC 505.

Convertible Securities – Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

Net Loss per Share – Under the provisions of ASC 260, “Earnings Per Share,” basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding for the periods presented. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that would then share in the income of the Company, subject to anti-dilution limitations.  As of June 30, 2019, there were options outstanding for the purchase of 2,437,668 common shares (excluding unearned stock option grants), warrants for the purchase of 17,797,090 common shares, and 4,894,071 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company has an unknown number of shares (9,020,264 common shares at the current price of $0.25 per share) are issuable upon conversion of convertible debentures of $2,255,065. All of which could potentially dilute future earnings per share.

As of June 30, 2018, there were options outstanding for the purchase of 534,736 common shares, warrants for the purchase of 15,586,424 common shares, 4,914,405 shares of the Company’s common stock issuable upon the conversion of Series A, Series C and Series D Convertible Preferred Stock. In addition, the Company has an unknown number of shares issuable upon conversion of convertible debentures of $2,390,066. All of which could potentially dilute future earnings per share.

Dividend Policy – The Company has never paid any cash dividends and intends, for the foreseeable future, to retain any future earnings for the development of our business. Our future dividend policy will be determined by the board of directors on the basis of various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to the Company’s consolidated financial statements.

4.  ACCOUNTS RECEIVABLE/CUSTOMER CONCENTRATION

Accounts receivable were $81,548 and $320,538, net of allowance, as of June 30, 2019 and September 30, 2018, respectively. The Company had one customer in excess of 10% (15.0%) of the Company’s consolidated revenues for the nine months ended June 30, 2019. The Company had five customers in excess of 10% (32.8%, 29.4%, 17.4%, 13.0% and 12.6%) with accounts receivable in excess of 10% as of June 30, 2019. The Company has a total allowance for bad debt in the amount of $60,000 as of June 30, 2019 and September 30, 2019. The decrease in accounts receivable related to lower sales and purchases at TransTech.

5.  INVENTORIES

Inventories were and $63,937 and $203,582 as of June 30, 2019 and September 30, 2018, respectively. Inventories consist primarily of printers and consumable supplies, including ribbons and cards, badge accessories, capture devices, and access control components held for resale. There was a $35,000 reserve for impaired inventory as of June 30, 2019 and September 30, 2018, respectively. The decrease in inventory related to lower sales at TransTech.

6. FIXED ASSETS

Fixed assets, net of accumulated depreciation, was $146,225 and $169,333 as of June 30, 2019 and September 30, 2018, respectively. Accumulated depreciation was $501,209 and $670,666 as of June 30, 2019 and September 30, 2018, respectively. Total depreciation expense was $70,265 and $43,982 for the nine months ended June 30, 2019 and 2018, respectively. All equipment is used for selling, general and administrative purposes and accordingly all depreciation is classified in selling, general and administrative expenses.

Property and equipment as of June 30, 2019 was comprised of the following:

	Estimated	June 30, 2019
	Useful Lives	Purchased	Capital Leases	Total
Machinery and equipment	2-10 years	$412,240	$42,681	$454,921
Leasehold improvements	2-3 years	3,612	-	3,612
Furniture and fixtures	2-3 years	58,051	95,020	153,071
Software and websites	3- 7 years	35,830	-	35,830
Less: accumulated depreciation		(363,508)	(137,701)	(501,209)
		$146,225	$-	$146,225

7.  INTANGIBLE ASSETS

Intangible assets as of June 30, 2019 and September 30, 2018 consisted of the following:

	Estimated	June 30,	September 30,
	Useful Lives	2019	2018

Technology	3 years	$520,000	$520,000
Less: accumulated amortization		(202,221)	(72,222)
Intangible assets, net		$317,779	$447,778

Total amortization expense was $129,999 and $0 for the nine months ended June 30, 2019 and 2018, respectively.

Merger with RAAI Lighting, Inc.

On April 10, 2018, the Company entered into an Agreement and Plan of Merger with 500 Union Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and RAAI Lighting, Inc., a Delaware corporation. Pursuant to the Merger Agreement, we have acquired all the outstanding shares of RAAI’s capital stock through a merger of Merger Sub with and into RAAI (the “Merger”), with RAAI surviving the Merger as a wholly owned subsidiary of the Company.

Under the terms of the Merger Agreement, each share of RAAI common stock issued and outstanding immediately before the Merger (1,000 shares) were cancelled and converted into the right to receive 2,000 shares of the Company’s common stock. As a result, the Company issued 2,000,000 shares of its common stock to Phillip A. Bosua, formerly the sole stockholder of RAAI. The consideration for the Merger was determined through arms-length bargaining by the Company and RAAI. The Merger was structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. As a result of the Merger, the Company received certain intellectual property, related to RAAI.

Merger with Know Labs, Inc.

On May 1, 2018, Know Labs, Inc., a Nevada corporation incorporated on April 3, 2018, and our wholly-owned subsidiary, merged with and into the Company pursuant to an Agreement and Plan of Merger dated May 1, 2018. In connection with the merger, our Articles of Incorporation were effectively amended to change our name to Know Labs, Inc. by and through the filing of Articles of Merger. This parent-subsidiary merger was approved by us, the parent, in accordance with Nevada Revised Statutes Section 92A.180. Stockholder approval was not required. This amendment was filed with the Nevada Secretary of State and became effective on May 1, 2018.

RAAI had no outstanding indebtedness or assets at the closing of the Merger. The 2,000,000 shares of the Company’s common stock issued for RAAI’s shares were recorded at the fair value at the date of the merger at $520,000 and the value assigned to the patent acquired with RAAI.

The fair value of the intellectual property associated with the assets acquired was $520,000 estimated by using a discounted cash flow approach based on future economic benefits. In summary, the estimate was based on a projected income approach and related discounted cash flows over five years, with applicable risk factors assigned to assumptions in the forecasted results.

8. ACCOUNTS PAYABLE

Accounts payable were $833,586 and $1,517,617 as of June 30, 2019 and September 30, 2018, respectively. Such liabilities consisted of amounts due to vendors for inventory purchases and technology development, external audit, legal and other expenses incurred by the Company. The Company had two vendors (14.1% and 10.4%) with accounts payable in excess of 10% of its accounts payable as of June 30, 2019. The Company does expect to have vendors with accounts payable balances of 10% of total accounts payable in the foreseeable future.

9.  DERIVATIVE INSTRUMENTS

In April 2008, the FASB issued a pronouncement that provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock for the purpose of evaluating the first criteria of the scope exception in the pronouncement on accounting for derivatives. This pronouncement was effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of these requirements can affect the accounting for warrants and many convertible instruments with provisions that protect holders from a decline in the stock price (or “down-round” provisions). For example, warrants or conversion features with such provisions are no longer recorded in equity. Down-round provisions reduce the exercise price of a warrant or convertible instrument if a company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price.

There was no derivative liability as of June 30, 2019 and September 30, 2018.

10. CONVERTIBLE NOTES PAYABLE

Convertible notes payable as of June 30, 2019 and September 30, 2018 consisted of the following:

Convertible Promissory Notes with Clayton A. Struve

As of June 30, 2019, the Company owes Clayton A. Struve $1,071,000 under convertible promissory or OID notes. The Company recorded accrued interest of $60,281 as of June 30, 2019. On May 8, 2019, the Company signed Amendment 2 to the convertible promissory or OID notes, extending the due dates to September 30, 2019.

Convertible Redeemable Promissory Notes with Ronald P. Erickson and J3E2A2Z

On March 16, 2018, the Company entered into a Note and Account Payable Conversion Agreement pursuant to which (a) all $664,233 currently owing under the J3E2A2Z Notes was converted to a Convertible Redeemable Promissory Note in the principal amount of $664,233, and (b) all $519,833 of the J3E2A2Z Account Payable was converted into a Convertible Redeemable Promissory Note in the principal amount of $519,833 together with a warrant to purchase up to 1,039,666 shares of common stock of the Company for a period of five years. The initial exercise price of the warrants described above is $0.50 per share, also subject to certain adjustments. The warrants were valued at $110,545. Because the note is immediately convertible, the warrants and beneficial conversion were expensed as interest. The Company recorded accrued interest of $56,261 as of June 30, 2019. On May 8, 2019, the Company signed Amendment 1 to the convertible redeemable promissory notes, extending the due dates to September 30, 2019 and increasing the interest rate to 6%.

11.
NOTES PAYABLE, CAPITALIZED LEASES AND LONG TERM DEBT

Notes payable, capitalized leases and long-term debt as of June 30, 2019 and September 30, 2018 consisted of the following:

	June 30,	September 30,
	2019	2018

Capital Source Business Finance Group	$-	$145,186
Total debt	-	145,186
Less current portion of long term debt	-	(145,186)
Long term debt	$-	$-

Capital Source Business Finance Group

On March 12, 2019, Capital Source cancelled the Loan and Security Agreement and Capital Source Credit Facility with TransTech. TransTech repaid the remaining $15,165 due on the Secured Credit Facility. On March 27, 2019, the Company received notice that the UCC Financing Statement filed by Capital Source to secure a parent Company guarantee was terminated and cancelled by the State of Nevada.

12. EQUITY

Authorized Capital Stock

The Company authorized 105,000,000 shares of capital stock, of which 100,000,000 are shares of voting common stock, par value $0.001 per share, and 5,000,000 are shares preferred stock, par value $0.001 per share.

As of June 30, 2019, the Company had 22,567,686 shares of common stock issued and outstanding, held by 115 stockholders of record. The number of stockholders, including beneficial owners holding shares through nominee names, is approximately 2,300. Each share of common stock entitles its holder to one vote on each matter submitted to the stockholders for a vote, and no cumulative voting for directors is permitted.  Stockholders do not have any preemptive rights to acquire additional securities issued by us.  As of June 30, 2019, there were options outstanding for the purchase of 2,437,668 common shares (excluding unearned stock option grants), warrants for the purchase of 17,797,090 common shares, and 4,894,071 shares of the Company’s common stock issuable upon the conversion of Series C and Series D Convertible Preferred Stock. In addition, the Company has an unknown number of shares (9,020,264 common shares at the current price of $0.25 per share) are issuable upon conversion of convertible debentures of $2,255,065. All of which could potentially dilute future earnings per share.

Voting Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of preferred stock with a par value of $0.001.

Series A Preferred Stock

On January 29, 2019, a holder of Series A Preferred Stock converted 20,000 shares into 80,000 shares of common stock. There are no Series A Preferred Stock outstanding as of June 30, 2019.

Series C and D Preferred Stock and Warrants

On August 5, 2016, the Company closed a Series C Preferred Stock and Warrant Purchase Agreement with Clayton A. Struve, an accredited investor for the purchase of $1,250,000 of preferred stock with a conversion price of $0.70 per share. The preferred stock has a yield of 8% and an ownership blocker of 4.99%. In addition, Mr. Struve received a five-year warrant to acquire 1,785,714 shares of common stock at $0.70 per share. On August 14, 2017, the price of the Series C Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments.

As of June 30, 2019, the Company has 3,108,356 of Series D Preferred Stock outstanding with Clayton A. Struve, an accredited investor, outstanding. On August 14, 2017, the price of the Series D Stock were adjusted to $0.25 per share pursuant to the documents governing such instruments.

Series F Preferred Stock

On August 1, 2018, the Company filed with the State of Nevada a Certificate of Designation establishing the Designations, Preferences, Limitations and Relative Rights of Series F Preferred Stock. The Designation authorized 500 shares of Series F Preferred Stock. The Series F Preferred Stock shall only be issued to the current Board of Directors on the date of the Designation’s filing and is not convertible into common stock. As set forth in the Designation, the Series F Preferred Stock has no rights to dividends or liquidation preference and carries rights to vote 100,000 shares of common stock per share of Series F upon a Trigger Event, as defined in the Designation. A Trigger Event includes certain unsolicited bids, tender offers, proxy contests, and significant share purchases, all as described in the Designation. Unless and until a Trigger Event, the Series F shall have no right to vote. The Series F Preferred Stock shall remain issued and outstanding until the date which is 731 days after the issuance of Series F Preferred Stock (“Explosion Date”), unless a Trigger Event occurs, in which case the Explosion Date shall be extended by 183 days.

Securities Subject to Price Adjustments

In the future, if we sell our common stock at a price below $0.25 per share, the exercise price of 1,785,715 outstanding shares of Series C Preferred Stock, 1,016,004 outstanding shares Series D Preferred Stock that adjust below $0.25 per share pursuant to the documents governing such instruments. In addition, the conversion price of a Convertible Note Payable of $2,255,066 (9,020,264 common shares at the current price of $0.25 per share) and the exercise price of additional outstanding warrants to purchase 16,125,645 shares of common stock would adjust below $0.25 per share pursuant to the documents governing such instruments.

Common Stock

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the company in accordance with the requirements of Regulation D and the Securities Act. All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities.

The following equity issuances occurred during the nine months ended June 30, 2019:

During the nine months ended June 30, 2019, the Company issued 468,659 shares of common stock and cancelled warrants to purchase 73,240 shares of common stock at $0.25 per share to three consultants and two investors related to the cashless exercise of warrants.

During the nine months ended June 30, 2019, the Company issued 145,000 shares of common stock for services provided by two consultants. The shares were valued at $246,900 or $1.703 per share.

On January 2, 2019, the Company issued 100,000 shares of common stock for services provided to Ronald P. Erickson. The shares were valued at $102,000 or $1.02 per share.

On January 29, 2019, a holder of Series A Preferred Stock converted 20,000 shares into 80,000 shares of common stock.

Private Placements

On May 28, 2019, the Company closed additional rounds of a private placement and received gross proceeds of $4,242,515 in exchange for issuing Subordinated Convertible Notes (the “Convertible Notes”) and Warrants (the “Warrants”) in a private placement to 54 accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents.

The Convertible Notes have a principal amount of $4,242,515 and bear annual interest of 8%. Both the principal amount of and the interest are payable on a payment-in-kind basis in shares of Common Stock of the Company (the “Common Stock”). They are due and payable (in Common Stock) on the earlier of (a) mandatory and automatic conversion of the Convertible Notes into a financing that yields gross proceeds of at least $10,000,000 (a “Qualified Financing”) or (b) on the one-year anniversary of the Convertible Notes (the “Maturity Date”). Investors will be required to convert their Convertible Notes into Common Stock in any Qualified Financing at a conversion price per share equal to the lower of (i) $1.00 per share or (ii) a 25% discount to the price per share paid by investors in the Qualified Financing. If the Convertible Notes have not been paid or converted prior to the Maturity Date, the outstanding principal amount of the Convertible Notes will be automatically converted into shares of Common Stock at the lesser of (a) $1.00 per share or (b) any adjusted price resulting from the application of a “most favored nations” provision, which requires the issuance of additional shares of Common Stock to investors if the Company issues certain securities at less than the then-current conversion price.

The Warrants were granted on a 1:0.5 basis (one-half Warrant for each full share of Common Stock into which the Convertible Notes are convertible). The Warrants have a five-year term and an exercise price equal to 120% of the per share conversion price of the Qualified Financing or other mandatory conversion.

The Convertible Notes are initially convertible into 4,242,515 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 2,121,258 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

In connection with the private placement, the placement agent for the Convertible Notes and the Warrants received a cash fee of $361,401 and warrants to purchase 542,102 shares of the Company’s common stock, all based on 8-10% of gross proceeds to the Company. The placement agent has also received a $25,000 advisory fee.

As part of the Purchase Agreement, the Company entered into a Registration Rights Agreement, which grants the investors “demand” and “piggyback” registration rights to register the shares of Common Stock issuable upon the conversion of the Convertible Notes and the exercise of the Warrants with the Securities and Exchange Commission for resale or other disposition. In addition, the Convertible Notes are subordinated to certain senior debt of the Company pursuant to a Subordination Agreement executed by the investors.

The Convertible Notes and Warrants were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

The Company may continue offering additional Convertible Notes and Warrants on substantially the same terms until June 30, 2019 (unless extended at the discretion of the Company) or until the Company has raised a maximum of $7 million in gross proceeds (or such other amount determined by the Company in its discretion).

Warrants to Purchase Common Stock

The following warrants were issued during the nine months ended June 30, 2019:

The Company issued 468,649 shares of common stock and cancelled warrants to purchase 61,018 shares of common stock at $0.25 per share to two consultants and two investors related to the cashless exercise of warrants.

The Company issued warrants to purchase 70,000 shares of common stock at $1.61 to $2.72 per share to three consultants. The warrants were valued at $30,325 or $1.989 per share. The warrants expire during the first quarter of 2024.

The Company increased warrants by 120,000 shares at $0.25 per shares related to the June 28, 2019 exercise of warrants by a holder of Series A Preferred Stock.

Private Placements

The Warrants issued for the private placements discussed above were granted on a 1:0.5 basis (one-half Warrant for each full share of Common Stock into which the Convertible Notes are convertible). The Warrants have a five-year term and an exercise price equal to 120% of the per share conversion price of the Qualified Financing or other mandatory conversion.

Warrants are initially exercisable for 2,121,258 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

In connection with the private placement, the placement agent for the Convertible Notes and the Warrants received warrants to 542,102 shares of the Company’s common stock, all based on 8-10% of gross proceeds to the Company.

A summary of the warrants outstanding as of June 30, 2019 were as follows:

	June 30, 2019
		Weighted
		Average
		Exercise
	Shares	Price
Outstanding at beginning of period	15,473,398	$0.326
Issued	2,853,359	1.179
Exercised	(468,649)	(0.250)
Forfeited	-	-
Expired	(61,018)	(3.501)
Outstanding at end of period	17,797,090	$0.454
Exerciseable at end of period	17,797,090

A summary of the status of the warrants outstanding as of June 30, 2019 is presented below:

	June 30, 2019
	Weighted	Weighted		Weighted
	Average	Average		Average
Number of	Remaining	Exercise	Shares	Exercise
Warrants	Life ( In Years)	Price	Exerciseable	Price
13,467,286	3.27	$0.250	13,467,286	$0.250
714,286	2.08	0.700	714,286	0.700
882,159	2.37	1.000	882,159	1.000
2,713,359	4.74	1.20-1.50	2,713,359	1.20-1.50
20,000	2.99	2.34-4.08	20,000	2.34-4.08
-	-	-	-	-
17,797,090	3.69	$0.454	17,797,090	$0.454

The significant weighted average assumptions relating to the valuation of the Company’s warrants for the nine months ended June 30, 2019 were as follows:

Assumptions

Dividend yield	0%
Expected life	1 yr
Expected volatility	125%
Risk free interest rate	2.0%

There were vested warrants of 16,573,772 as of June 30, 2019 with an aggregate intrinsic value of $15,949,833.

13.
STOCK OPTIONS

On March 21, 2013, an amendment to the Stock Option Plan was approved by the stockholders of the Company, increasing the number of shares reserved for issuance under the Plan to 93,333 shares. On April 10, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 93,333 to 1,200,000. On August 7, 2018, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 1,200,000 to 2,000,000 to common shares. On May 22, 2019, the Board approved an amendment to its 2011 Stock Incentive Plan increasing the number of shares of common stock reserved under the Incentive Plan from 2,000,000 to 3,000,000 to common shares.

Determining Fair Value under ASC 505

The Company records compensation expense associated with stock options and other equity-based compensation using the Black-Scholes-Merton option valuation model for estimating fair value of stock options granted under our plan. The Company amortizes the fair value of stock options on a ratable basis over the requisite service periods, which are generally the vesting periods. The expected life of awards granted represents the period of time that they are expected to be outstanding.  The Company estimates the volatility of our common stock based on the historical volatility of its own common stock over the most recent period corresponding with the estimated expected life of the award. The Company bases the risk-free interest rate used in the Black Scholes-Merton option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. The Company has not paid any cash dividends on our common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company uses an expected dividend yield of zero in the Black-Scholes-Merton option valuation model and adjusts share-based compensation for changes to the estimate of expected equity award forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate is recognized in the period the forfeiture estimate is changed.

Stock Option Activity

The Company had the following stock option transactions during the nine months ended June 30, 2019:

On October 31, 2018, the Board awarded stock option grants to two directors to acquire 50,000 shares each of the Company’s common stock. The grants were valued at $3.03 per share and expire on October 31, 2013. The grants vested immediately.
On October 31, 2018, the Board awarded Phillip A. Bosua a stock option grant to acquire 100,000 shares of the Company’s Common stock for each $1,000,000 raised by the Company in revenue generated in a planned Kickstarter campaign. In addition, Mr. Bosua was granted a stock option grant to acquire 1,000,000 shares of the Company’s common which vests upon approval of the Company’s blood glucose measurement technology by the U.S. Food and Drug Administration. The grants were valued at $3.03 per share and expire on October 31, 2023.

On October 31, 2018, the Board awarded Ronald P Erickson a stock option grant to acquire 1,000,000 shares of the Company’s common which vests upon the Company’s successful listing of its Common Stock on NASDAQ or the New York Stock Exchange (including the NYSE American Market). The grant was valued at $3.03 per share and expires on October 31, 2023.

On March 26, 2019, the Board awarded an employee a stock option grant to acquire 10,000 shares of the Company’s Common stock for each $1,000,000 raised by the Company in revenue generated in a planned Kickstarter campaign. In addition, the employee was granted a stock option grant to acquire 130,000 shares of the Company’s common which vests upon approval of the Company’s blood glucose measurement technology by the U.S. Food and Drug Administration. The grants were valued at $1.50 per share and expire on March 26, 2024.

On March 26, 2019, the Board awarded an employee a stock option grant to acquire 10,000 shares of the Company’s Common stock for each $1,000,000 raised by the Company in revenue generated in a planned Kickstarter campaign. In addition, the employee was granted a stock option grant to acquire 130,000 shares of the Company’s common which vests upon approval of the Company’s blood glucose measurement technology by the U.S. Food and Drug Administration. The grants were valued at $1.50 per share and expire on March 26, 2024.

During April 2019, the Board awarded stock option grants to two employees and a consultant to acquire 155,000 shares each of the Company’s common stock. The grants were valued at $1.56 per share and expire during April 2024. A grant for 5,000 vested immediately and grants totaling 150,000 vests quarterly over four years, with no vesting during the first two quarters.

On April 15, 2019, the Board awarded an employee a stock option grant to acquire 5,000 shares of the Company’s Common stock for each $1,000,000 raised by the Company in revenue generated in a planned Kickstarter campaign. In addition, the employee was granted a stock option grant to acquire 50,000 shares of the Company’s common which vests upon approval of the Company’s blood glucose measurement technology by the U.S. Food and Drug Administration. The grants were valued at $1.50 per share and expire on April 15, 2024.

The Company recently decided that it would not undertake a Kickstarter campaign. Options are expected to have alternative Company milestones.

There are currently 2,437,668 options to purchase common stock at an average exercise price of $1.744 per share outstanding as of June 30, 2019 under the 2011 Stock Incentive Plan. The Company recorded $359,051 and $7,334 of compensation expense, net of related tax effects, relative to stock options for the nine months ended June 30, 2019 and 2018 and in accordance with ASC 505. Net loss per share (basic and diluted) associated with this expense was approximately ($0.020) and ($0.000) per share, respectively. As of June 30, 2019, there is approximately $1,595,350, net of forfeitures, of total unrecognized costs related to employee granted stock options that are not vested. These costs are expected to be recognized over a period of approximately 4.46 years.

Stock option activity for the nine months ended June 30, 2019 was as follows:

		Weighted Average
	Options	Exercise Price	$
Outstanding as of September 30, 2018	2,182,668	$1.698	$3,706,519
Granted	255,000	2.136	544,750
Exercised	-	-	-
Forfeitures	-	-	-
Outstanding as of June 30, 2019	2,437,668	$1.744	$4,251,269

The following table summarizes information about stock options outstanding and exercisable as of June 30, 2019:

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number	Remaining Life	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	In Years	Exerciseable	Exerciseable	Exerciseable
0.25	530,000	4.36	$0.250	184,375	$0.25
1.28-1.90	1,305,000	4.50	1.31	359,375	1.31
3.03	100,000	4.46	3.03	100,000	3.03
4.08-4.20	500,000	4.48	4.13	125,000	4.13
13.500	1,334	0.38	13.50	1,334	13.50
15.000	1,334	-	15.00	-	15.00
	2,437,668	4.46	$1.744	770,084	$1.746

The significant weighted average assumptions relating to the valuation of the Company’s stock option grants for the nine months ended June 30, 2019 were as follows:

Assumptions

Dividend yield	0%
Expected life	3 yrs
Expected volatility	125%
Risk free interest rate	2.0%

There were stock option grants of 530,000 shares as of June 30, 2019 with an aggregate intrinsic value of $577,700.

14.
OTHER SIGNIFICANT TRANSACTIONS WITH RELATED PARTIES

Related Party Transactions with Ronald P. Erickson

See Notes 10 and 13 for related party transactions with Ronald P. Erickson.

Mr. Erickson and/or entities with which he is affiliated also have accrued compensation, travel and interest of approximately $478,861 as of June 30, 2019.

Related Party Transaction with Phillip A. Bosua

See Note 13 for related party transactions with Phillip A. Bosua.

Stock Option Grants to Directors

See Note 13 for related party transactions with Directors.

15.
COMMITMENTS, CONTINGENCIES AND LEGAL PROCEEDINGS

Legal Proceedings

The Company may from time to time become a party to various legal proceedings arising in the ordinary course of our business. The Company is currently not a party to any pending legal proceeding that is not ordinary routine litigation incidental to our business.

Properties and Operating Leases

The Company is obligated under the following non-cancelable operating leases for its various facilities and certain equipment.

Years Ended June 30,	Total
2020	$132,941
2021	169,297
2022	0
2023	-
2024	-
Beyond	-
Total	$302,238

Corporate Offices

On April 13, 2017, the Company leased its executive office located at 500 Union Street, Suite 810, Seattle, Washington, USA, 98101. The Company leases 943 square feet and the net monthly payment is $2,672. The monthly payment increases approximately 3% each year and the lease expires on May 31, 2022.

Lab Facilities and Executive Offices

On May 1, 2018, the Company leased its lab facilities and executive offices located at 304 Alaskan Way South, Suite 102, Seattle, Washington, USA, 98101. The Company leases 2,800 square feet and the net monthly payment is $4,000. The lease expired on April 30, 2019.

On February 1, 2019, the Company leased its lab facilities and executive offices located at 915 E Pine Street, Suite 212, Seattle, WA 98122. The Company leases 2,642 square feet and the net monthly payment is $8,256. The monthly payment increases approximately 3% on July 1, 2019 and annually thereafter. The lease expires on June 30, 2021 and can be extended.

TransTech Facilities

TransTech was located at 12142 NE Sky Lane, Suite 130, Aurora, OR 97002.TransTech terminated this lease effective May 31, 2019.

16.   SUBSEQUENT EVENTS

The Company evaluates subsequent events, for the purpose of adjustment or disclosure, up through the date the financial statements are available. Subsequent to June 30, 2019, there were the following material transactions that require disclosure:

The Company issued 41,007 shares of common stock and cancelled warrants to purchase 8,993 shares of common stock at $0.25 per share to an investor related to the cashless exercise of warrants.

On July 8, 2019, the Board awarded a stock option grant to a consultant to acquire 100,000 shares each of the Company’s common stock. The grant was valued at $1.40 per share and will expire on July 8, 2024. The grant vests quarterly over four years, with no vesting during the first two quarters.

On July 8, 2019, the Board awarded a stock option grant to a consultant to acquire 15,000 shares each of the Company’s common stock. The grant was valued at $1.40 per share and will expire on July 8, 2024. The grant vests on January 8, 2020.

On July 8, 2019, the Board awarded an employee a stock option grant to acquire 100,000 shares of the Company’s Common stock which vests upon approval of the Company’s blood glucose measurement technology by the U.S. Food and Drug Administration. The grant was valued at $1.40 per share and expires on July 8, 2024.

PROSPECTUS

KNOW LABS, INC.
500 Union Street, Suite 810
Seattle, WA 98101

4,242,515 shares of common stock issuable upon conversion of the Principal of the Notes;
339,401 shares of common stock issuable upon conversion of Interest on the Notes;
 2,121,258 shares of common stock issuable upon exercise of Investor Warrants;
542,102 shares of common stock issuable upon exercise of Placement Agent Warrants;
3,108,356 shares of common stock issuable upon conversion of Series D Preferred Stock; and
3,984,000 shares of common stock issuable upon exercise of Series F Warrants

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 2019, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

____________________, 2019

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses payable by us in connection with the issuance and distribution of the securities being registered other than underwriting discounts and commissions, if any are set forth below. Each item listed is estimated as follows:

Securities and Exchange Commission registration fee	$1,157
Accountant's fees and expenses	5,000
Legal fees and expenses	15,000
Blue Sky fees and expenses	5,000
Transfer agent's fees and expenses	1,000
Miscellaneous	7,843

Total expenses	$35,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes, or NRS, Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our articles of incorporation include an indemnification provision under which we have the power to indemnify our directors, officers, employees and other agents of the company to the fullest extent permitted by applicable law.

We have a directors’ and officers’ liability insurance policy in place pursuant to which its directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended and the Securities and Exchange Act of 1934, as amended.

The underwriting agreement we will enter into in connection with the offering of common stock and warrants being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

In the three years preceding the filing of this Registration Statement, we have issued the following securities that were not registered under the Securities Act.

All of the offerings and sales described below were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities, the offerings and sales were made to a limited number of persons, all of whom were accredited investors and transfer was restricted by the company in accordance with the requirements of Regulation D and the Securities Act. All issuances to accredited and non-accredited investors were structured to comply with the requirements of the safe harbor afforded by Rule 506 of Regulation D, including limiting the number of non-accredited investors to no more than 35 investors who have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of an investment in our securities. We have not employed any underwriters in connection with any of the below transactions, and the individuals and entities to whom we issued securities are not affiliated with us. Except as noted below, none of the holders of the securities have any contractual rights to have such securities registered with the Securities and Exchange Commission.

Year Ended September 30, 2017

On October 21, 2015, we entered into a Public Relations Agreement with Financial Genetics LLC for public relation services. On October 18, 2016, we entered into an Amendment to Public Relations Agreement with Financial Genetics LLC. Under the Agreements, Financial Genetics was issued 359,386 shares of our common stock during the year ended September 30, 2017. We expensed $271,309 during the year ended September 30, 2017.

On October 6, 2016, we entered into a Services Agreement with Redwood Investment Group LLC for financial services. Under the Agreement, Redwood was issued 200,000 shares of our common stock. We expensed $140,000 during the year ended September 30, 2017.

We entered into Convertible Promissory Notes totaling $710,000 with accredited investors during September 2015 to February 2016 to fund short-term working capital. The Notes accrued interest at a rate of 8% per annum and became due September 2016 to February 2017 and were convertible into common stock as part of our next financing. On November 30, 2016, we converted $695,000 of the /Convertible Promissory Notes and interest of $54,078 into 936,348 shares of comment stock. We also issued warrants to purchase 936,348 shares of our common stock. The five-year warrants are exercisable at $1.00 per share, subject to adjustment.

On December 22, 2016, a supplier converted accounts payable totaling $6,880 into 8,600 shares of common stock.

On the year ended September 30, 2017, we issued 795,000 shares of restricted common stock to two Named Executive Officers employees, two directors and six employees and consultants and for services during 2015-2017. The shares were issued in accordance with the 2011 Stock Incentive Plan and were valued at $0.17 per share, the market price of our common stock. We expensed $135,150 during the year ended September 30, 2017.

Year Ended September 30, 2018

We issued 779,676 shares of common stock to Names Executive Officers, directors, employees and consultants and for services during the year ended September 30, 2018. We expensed $273,068.

On April 10, 2018, we issued 2,000,000 shares of our common stock to Phillip A. Bosua under the terms of the Merger Agreement with RAAI common stock. The shares were valued at the fair market value of $520,000 or $0.26 per share.

On June 25, 2018, we closed a private placement and received gross proceeds of $1,750,000 ($1,710,000 as of June 30, 2018) in exchange for issuing 7,000,000 (6,840,000 as of June 30, 2018) shares of common stock and warrants to purchase 3,500,000 (3,420,000 as of June 30, 2018) shares of common stock in a private placement to accredited investors pursuant to a series of substantially identical subscription agreements. The initial exercise price of the warrants described above is $0.25 per share, subject to certain adjustments, and they expired five years after their issuance. The shares and the warrants described above were issued in transactions that were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

On June 25, 2018, we issued 500,000 shares of our common stock to Phillip A. Bosua under the terms of an Employment agreement dated April 10, 2018. The shares were valued at the fair market value of $165,000 or $0.33 per share.

We closed debt conversions and issued 1,600,000 shares of common stock in exchange for the conversion of $464,000, 230,000 shares in exchange for $48,300 in legal services and 605,000 shares in for $199.935 in preexisting debt owed by the Company to certain service providers, all of whom are accredited investors. These shares were issued in transactions that were not registered under the Act in reliance upon applicable exemptions from registration under Section 4(a)(2) of the Act and/or Rule 506 of SEC Regulation D under the Act.

During the year ended September 30, 2018, we issued 158,000 shares of our common stock related to warrant exercises that were valued at $80,128.

On September 23, 2018, we issued 3,334 shares of our common stock related to the conversion of Series A Preferred Stock for $834.

Subsequent to the Year Ended September 30, 2018

During the nine months ended June 30, 2019, we issued 468,659 shares of common stock and cancelled warrants to purchase 73,240 shares of common stock at $0.25 per share to three consultants and two investors related to the cashless exercise of warrants.

During the nine months ended June 30, 2019, we issued 145,000 shares of common stock for services provided by two consultants. The shares were valued at $246,900 or $1.703 per share.

On January 2, 2019, we issued 100,000 shares of common stock for services provided to Ronald P. Erickson. The shares were valued at $102,000 or $1.02 per share.

On January 29, 2019, a holder of Series A Preferred Stock converted 20,000 shares into 80,000 shares of common stock.

Private Placement

On May 28, 2019, the Company closed additional rounds of a private placement and received gross proceeds of $4,242,515 in exchange for issuing Subordinated Convertible Notes (the “Convertible Notes”) and Warrants (the “Warrants”) in a private placement to 54 accredited investors, pursuant to a series of substantially identical Securities Purchase Agreements, Common Stock Warrants, and related documents.

The Convertible Notes have a principal amount of $4,242,515 and bear annual interest of 8%. Both the principal amount of and the interest are payable on a payment-in-kind basis in shares of Common Stock of the Company (the “Common Stock”). They are due and payable (in Common Stock) on the earlier of (a) mandatory and automatic conversion of the Convertible Notes into a financing that yields gross proceeds of at least $10,000,000 (a “Qualified Financing”) or (b) on the one-year anniversary of the Convertible Notes (the “Maturity Date”). Investors will be required to convert their Convertible Notes into Common Stock in any Qualified Financing at a conversion price per share equal to the lower of (i) $1.00 per share or (ii) a 25% discount to the price per share paid by investors in the Qualified Financing. If the Convertible Notes have not been paid or converted prior to the Maturity Date, the outstanding principal amount of the Convertible Notes will be automatically converted into shares of Common Stock at the lesser of (a) $1.00 per share or (b) any adjusted price resulting from the application of a “most favored nations” provision, which requires the issuance of additional shares of Common Stock to investors if the Company issues certain securities at less than the then-current conversion price.

The Warrants were granted on a 1:0.5 basis (one-half Warrant for each full share of Common Stock into which the Convertible Notes are convertible). The Warrants have a five-year term and an exercise price equal to 120% of the per share conversion price of the Qualified Financing or other mandatory conversion.

The Convertible Notes are initially convertible into 4,242,515 shares of Common Stock, subject to certain adjustments, and the Warrants are initially exercisable for 2,121,258 shares of Common Stock at an exercise price of $1.20 per share of Common Stock, also subject to certain adjustments.

In connection with the private placement, the placement agent for the Convertible Notes and the Warrants received a cash fee of $361,401 and warrants to purchase 542,102 shares of the Company’s common stock, all based on 8-10% of gross proceeds to the Company. The placement agent has also received a $25,000 advisory fee.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits to the Registration Statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)         Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(5)        For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)        For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on November 1, 2019.

KNOW LABS, INC.

By:	/s/ Ronald P. Erickson
Ronald P. Erickson Chairman of the Board

By:	/s/ Ronald P. Erickson
Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Phillip A. Bosua	Chief Executive Officer and Director	November 1, 2019
Phillip A. Bosua	(Principal Executive Officer)

/s/ Ronald P. Erickson	Chairman of the Board and Interim Chief Financial Officer	November 1, 2019
Ronald P. Erickson	(Principal Financial/Accounting Officer)

/s/ Jon Pepper	Director	November 1, 2019
Jon Pepper

/s/ Ichiro Takesako	Director	November 1, 2019
Ichiro Takesako

/s/ William A. Owens	Director	November 1, 2019
William A. Owens

Exhibit Index

Exhibit No.	Description

3.1	Restatement of the Articles of Incorporation dated September 13, 2013 (incorporated by reference to the Company’s Current Report on Form 8-K/A2, filed September 17, 2013)

3.2	Amended and Restated Bylaws (incorporated by reference to the Company’s Form 8-K, filed August 17, 2012)

3.3	Certificate of Amendment to the Restatement of the Articles of Incorporation dated June 11, 2015 (incorporated by reference to the Company’s Current Report on Form 8-K, filed June 17, 2015)

3.4
Amended and Restated Certificate of Designations, Preferences and Rights of the Company’s Series A Convertible Preferred Stock dated July 21, 2015 (incorporated by reference to the Company’s Current Report on Form 8-K, filed July 29, 2015)

3.5
Correction to Amended and Restated Certificate of Designations, Preferences and Rights of its Series A Convertible Preferred Stock dated March 8, 2016 (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 15, 2016)

3.6	Amendment 2 of Series A Preferred Stock Terms dated February 19, 2016 (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 15, 2016)

3.7	Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 11, 2016)

3.8	Form of Series C Convertible Preferred Stock 2016 (incorporated by reference to the Company’s Registration Statement on Form S-1, filed September 1, 2016)

3.9
Certificate of Correction and Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (incorporated by reference to the Company’s Amended Current Report on Form 8-K/A, filed January 9, 2017)

3.10	Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed on February 10, 2017)

3.11
Amended and Restated Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 5, 2017)

3.12
Second Amended and Restated Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed July 19, 2018)

3.13	Articles of Merger (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 3, 2018)

3.14
Second Amended and Restated Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed July 20, 2018)

3.15	Certificate of Designation of Series F Preferred Stock (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 3, 2018)

4.1	2011 Stock Incentive Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A, filed January 11, 2013)

5.1	Opinion of Horowitz + Armstrong, A Professional Law Corporation (filed herewith)

10.1
Form of Preferred Stock and Warrant Purchase Agreement by and between Visualant, Incorporated and Clayton A. Struve (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 5, 2017

10.2
Form of Amended and Restated Registration Rights Agreement. by and between Visualant, Incorporated and Clayton A. Struve (incorporated by reference to the Companys Current Report on Form 8-K, filed May 5, 2017)

10.3
Form of Series F Warrant to Purchase Common Stock by and between Visualant, Incorporated and Clayton A. Struve (incorporated by reference to the Company’s Current Report on Form 8-K, filed  May 5, 2017)

10.4
Securities Purchase Agreement dated August 14, 2017 by and between Visualant, Incorporated and accredited investor (incorporated by reference to the Company’s Current Report on Form 8-K,  filed August 18, 2017

10.5
Senior Secured Convertible Redeemable Debenture dated December 12, 2017 by and between Visualant, Incorporated and accredited investor. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 22, 2017)

10.6
General Security Agreement dated December 12, 2017 by and between Visualant, Incorporated and accredited investor (incorporated by reference to the Company’s Current Report on Form 8-K, filed August 18, 2017)

10.7
Common Stock Purchase Warrant dated December 12, 2017 issued by Visualant, Incorporated to accredited investor. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 22, 2017)

10.8
Schedule A to Subordination Agreement dated December 12, 2017 by and between an entity affiliated with Ronald P. Erickson and accredited investor. (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 22, 2017)

10.9
Senior Secured Convertible Redeemable Debenture dated February 28, 2018 by and between Visualant, Incorporated and accredited investor. (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 7, 2018)

10.10
Common Stock Purchase Warrant dated February 28, 2018 issued by Visualant, Incorporated to accredited investor. (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 7, 2018)

10.11	Consulting and Services Agreement dated July 6, 2017 amongst Visualant, Incorporated, Blaze, Inc. and Phillip A. Bosua (incorporated by reference to the Company’s Form 10-K filed on December 29, 2017)

10.12
Note and Account Payable Conversion Agreement dated January 31, 2018 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 21, 2018)

10.13
Convertible Redeemable Promissory Note dated January 31, 2018 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 21, 2018)

10.14
Convertible Redeemable Promissory Note for Accounts Payable dated January 31, 2018 by and between Visualant, Incorporated and J3E2A2Z LP (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 21, 2018)

10.15
Common Stock Purchase Warrant dated January 31, 2018 by and between Visualant, Incorporated and Ronald P. Erickson (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 21, 2018)

10.16	Common Stock Purchase Warrant dated January 31, 2018 by and between Visualant, Incorporated and J3E2A2ZLP (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 21, 2018)

10.17	Employment Agreement dated April 10, 2018 by and between Visualant, Incorporated and Phillip A. Bosua. (incorporated by reference to the Company’s Annual Report on Form 10-K, filed December 21, 2018)

10.18
Amended Employment Agreement dated April 10, 2018 by and between Visualant, Incorporated and Ronald P. Erickson. (incorporated by reference to the Company’s Annual Report on Form 10-K, filed December 21, 2018)

10.19
Agreement and Plan of Merger, dated as of April 10, 2018, by and among Visualant, Incorporated, 500 Union Corporation, and RAAI Lighting, Inc. (incorporated by reference to the Company’s Annual Report on Form 10-K, filed December 21, 2018)

10.20	Certificate of Merger, dated as of April 10, 2018, by 500 Union Corporation (incorporated by reference to the Company’s Current Report on Form 8-K, filed April 17, 2018)

10.21
Fifth Modification of Loan and Security Agreement dated June 6, 2017 by and between TransTech Systems, Inc. and Capital Source Business Finance Group (incorporated by reference to the Company’s Current Report on Form 8-K, filed June 26, 2018)

10.22	Form of subscription agreement (incorporated by reference to the Company’s Current Report on Form 8-K, filed June 29, 2018)

10.23	Form of common stock purchase warrant (incorporated by reference to the Company’s Current Report on Form 8-K, filed June 29, 2018)

10.24
Amendment 1 dated November 16, 2018 to Senior Secured Convertible Redeemable Note dated September 30, 2016 by and between Know Labs, Inc. and Clayton A. Struve (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 16, 2018)

10.25
Amendment 1 dated November 16, 2018 to Senior Secured Convertible Redeemable Note dated August 14, 2017 by and between Know Labs, Inc. and Clayton A. Struve (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 16, 2018)

10.26
Amendment 1 dated November 16, 2018 to Senior Secured Convertible Redeemable Note dated December 12, 2017 by and between Know Labs, Inc. and Clayton A. Struve (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 16, 2018)

10.27
Sixth Modification of Loan and Security Agreement effective December 12, 2018 by and between TransTech Systems, Inc. and Capital Source Business Finance Group (incorporated by reference to the Company’s Current Report on Form 8-K, filed December 20, 2018)

10.28	Form of Securities Purchase Agreement (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 6, 2019

10.29	Form of Subscription Agreement (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 6, 2019)

10.30	Form of Subordinated Convertible Note (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 6, 2019)

10.31	Form of Common Stock Purchase Warrant (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 6, 2019)

10.32	Form of Subordination Agreement (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 6, 2019)

10.33	Form of Registration Rights Agreement (incorporated by reference to the Company’s Current Report on Form 8-K, filed March 6, 2019)

10.34
Amendment 2 dated April 30, 2019 to Senior Secured Convertible Redeemable Note dated September 30, 2016 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.35
Amendment 2 dated April 30, 2019 to Senior Secured Convertible Redeemable Note dated August 14, 2017 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.36
Amendment 2 dated April 30, 2019 to Senior Secured Convertible Redeemable Note dated  December 12, 2017 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.37
Amendment 1 dated April 30, 2019 to Senior Secured Convertible Redeemable Note dated February 28, 2018 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.38
Amendment 1 dated April 30, 2019 to Convertible Redeemable Promissory Note dated January 31, 2018 by and between Know Labs, Inc. and J3E2A2Z LP. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.39
Amendment 1 dated April 30, 2019 to Convertible Redeemable Promissory Note dated  January 31, 2018 by and between Know Labs, Inc. and J3E2A2Z LP. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.40	The Offering Engagement Agreement between Company and Boustead Securities, LLC dated November 6, 2018 (Filed previously)

10.41
Amendment 2 dated April 30, 2019 to Senior Secured Convertible Redeemable Note dated September 30, 2016 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.42
Amendment 2 dated April 30, 2019 to Senior Secured Convertible Redeemable Note dated August 14, 2017 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.43
Amendment 2 dated April 30, 2019 to Senior Secured Convertible Redeemable Note dated December 12, 2017 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.44
Amendment 1 dated April 30, 2019 to Senior Secured Convertible Redeemable Note dated February 28, 2018 by and between Know Labs, Inc. and Clayton A. Struve. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

10.45
Amendment 1 dated April 30, 2019 to Convertible Redeemable Promissory Note dated January 31, 2018 by and between Know Labs, Inc. and J3E2A2Z LP. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019

10.46
Amendment 1 dated April 30, 2019 to Convertible Redeemable Promissory Note dated January 31, 2018 by and between Know Labs, Inc. and J3E2A2Z LP. (incorporated by reference to the Company’s Current Report on Form 8-K, filed May 22, 2019)

14.1	Code of Ethics dated November 2018 (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 27, 2018)

21.1	Subsidiaries of the Registrant (filed previously)

23.1	Consent of SD Mayer & Associates, LLP, independent registered public accounting firm (filed previously)

23.2	Consent of Horwitz + Armstrong, A Professional Law Corporation (included in Exhibit 5.1) (filed herewith)

99.1	Audit Committee Charter dated November 2018 (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 27, 2018)

99.2	Compensation Committee Charter dated November 2018 (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 27, 2018)

99.3	Nominations and Corporate Governance Committee Charter dated November 2018 (incorporated by reference to the Company’s Current Report on Form 8-K, filed November 27, 2018)